UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                         November 23, 2009

National American University Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52919	83-0479936

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 S. Highway 16, Suite 200
Rapid City, SD	57701

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:                         (605) 721-5220

Camden Learning Corporation
500 East Pratt Street, Suite 1200
Baltimore, MD 21202

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On November 23, 2009, Camden Learning Corporation (“Camden”) and Dlorah, Inc., a South Dakota corporation (“Dlorah”) consummated the merger of Dlorah Subsidiary, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of Camden (“Merger Sub”), with and into Dlorah, with Dlorah surviving as a wholly-owned subsidiary of Camden (the ‘‘Transaction’’), pursuant to the terms of an Agreement and Plan of Reorganization, dated August 7, 2009, as amended and restated in its entirety as of August 11, 2009, and as further amended by that certain Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization, dated October 26, 2009, by and among Camden, Merger Sub and Dlorah (as amended, the “Merger Agreement”).  Camden, now known as National American University Holdings, Inc. (the “Company”), through its ownership and management of Dlorah, operates National American University, a for-profit university with multiple campuses in the United States, offering undergraduate and graduate programs, and also develops, leases and sells luxury condominiums, apartments and townhomes in Rapid City, South Dakota.

In connection with the approval of the Transaction, Camden’s stockholders adopted an amendment to Camden’s amended and restated certificate of incorporation (i) to change Camden’s corporate name to “National American University Holdings, Inc.”, (ii) to create a new class of Common Stock to be designated as Class A Common Stock, par value $0.0001 per share (the “Class A Stock”), (iii) to increase the authorized capital stock of Camden from 21,000,000 shares consisting of 20,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), to 51,100,000 shares, consisting of 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock and 1,000,000 shares of Preferred Stock, and (iv) to remove the provisions related to Camden’s status as a blank check company, including, among other things, the classification of the board of directors, and to make Camden’s corporate existence perpetual.  Furthermore, Camden’s stockholders adopted the 2009 Stock Option and Compensation Plan (the “Incentive Plan”) pursuant to which Camden reserved 1,300,000 shares of Common Stock for issuance pursuant to the Incentive Plan.

As consideration for the Transaction, the security holders of Dlorah received: (i) 100,000 shares of Class A Stock, (ii) 2,800,000 newly issued Common Stock purchase warrants, which may be exercised on a “cashless basis” at an exercise price of $5.50 per share, and (iii) 250,000 shares of restricted Common Stock, par value $0.0001 per share (“Restricted Common Stock”), which would not be tradable until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days.  The consideration for the Transaction had an approximate aggregate value of $142.7 million.

The holders of Class A Stock will be entitled to a quarterly accruing dividend equal to $0.11 per quarter (for a total of $0.44 per year) per share of the Common Stock into which such Class A Stock is convertible, paid when and if declared by the board of directors.  If a dividend is paid on the Class A Stock, there will also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.  The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock.

Pursuant to the terms of Camden’s amended and restated certificate of incorporation as in effect prior to the Transaction, public stockholders voting against the Transaction had the right to elect conversion of their shares of Common Stock into a pro rata portion of the trust fund established at the time of Camden’s initial public offering (“IPO”).  Holders of 1,877,418 shares of Common Stock elected to convert their Common Stock into their pro rata portion of the trust account, at a conversion price of $7.92 per share of Common Stock.  Cash in the amount of approximately $14,870,000 was paid to converting stockholders.

In connection with the Transaction, the Company and Dlorah entered into the following agreements:

Common Stock Purchase Warrants.  On November 23, 2009 (the “Closing Date”), in accordance with the terms of the Merger Agreement, the Company issued Common Stock Purchase Warrants (the “Warrants”) to each of former Dlorah stockholders, H. & E. Buckingham Limited Partnership and Robert D. Buckingham Living Trust, in the amount of 2,166,360 warrant shares and 633,640 warrant shares, respectively.  The Warrants provide for the holder to subscribe for and purchase from the Company up to 2,800,000 shares of Common Stock, at a purchase price equal to the exercise price set forth in the Warrants, at any time during a two year period beginning on the Closing Date.  The Warrants are filed as exhibits 4.2 and 4.3 to this Current Report on Form 8-K.

Restricted Stock Agreements.  On the Closing Date, in accordance with the terms of the Merger Agreement, the Company entered into Restricted Stock Agreements (the “Restricted Stock Agreements”) with each of H.& E. Buckingham Limited Partnership, Robert D. Buckingham Living Trust and Camden Learning, LLC, whereby each such stockholder and the Company agreed to certain restrictions with respect to the ownership and transferability of the Common Stock they received as consideration under the Transaction (the “Shares”).  Under the Restricted Stock Agreements, each stockholder will be prohibited from selling, assigning, transferring, pledging, encumbering or otherwise disposing of the Shares, and the Shares will be subject to forfeiture, until such time as the Common Stock shall have traded at or above $8.00 per share for any sixty (60) consecutive trading day period occurring prior to November 23, 2014 (the “Restriction”).  In the event such trading price threshold is achieved, the Restriction will lapse and the Shares will no longer be subject to forfeiture.  If such trading price threshold is not achieved, the Shares will automatically be forfeited on November 23, 2014.  The Restricted Stock Agreements are filed as exhibits 10.9, 10.10 and 10.11 to this Current Report on Form 8-K.

Registration Rights Agreement.  On the Closing Date, former stockholders of Dlorah, H. & E. Buckingham Limited Partnership and Robert D. Buckingham Living Trust, entered into a registration rights agreement with the Company (the “Registration Rights Agreement”), pursuant to which the former Dlorah stockholders may, at any time on or after the effective date of the Registrant Rights Agreement, make a written demand for registration of all or part of the registrable securities, as defined in the Registration Rights Agreement, under the Securities Act (“Demand Registration”).  Within ten days of the receipt of the Demand Registration request, the Company must notify all holders of registrable securities and such holders of registrable securities are entitled to have their registrable securities included in the Demand Registration.  The Registration Rights Agreement is filed as exhibit 10.7 to this Current Report on Form 8-K.

Camden entered into a registration rights agreement with certain of its founding stockholders, as of November 29, 2007 (the “Camden Registration Rights Agreement”), which provided the founding stockholders with certain rights relating to the registration of shares of Common Stock and warrant securities held by them.

Lock Up Agreements.  On the Closing Date, each of the former stockholders of Dlorah, H. & E. Buckingham Limited Partnership and Robert D. Buckingham Living Trust, executed a lock-up agreement with the Company (the “Lock-up Agreements”).  The Lock-up Agreements provide that such stockholders may not sell, pledge, lend, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any portion of the consideration received from the Transaction, or engage in any hedging transaction with respect to the Common Stock issued to such stockholders as part of the Transaction for the period beginning with the closing date of the Transaction and ending on the date that is one hundred eighty (180) days following the closing date of the Transaction.  The Lock-up Agreements are filed as exhibits 10.5 and 10.6 to this Current Report on Form 8-K.

Employment Agreements.  Prior to the closing of the Transaction, Dlorah entered into employment agreement amendments with each of Mr. Robert D. Buckingham, the Company’s newly appointed chairman of the board of directors, and Dr. Jerry L. Gallentine, the Company’s newly appointed president and a member of the board of directors.  Dlorah also entered into an employment agreement with Dr. Ronald L. Shape, the Company’s newly appointed chief executive officer and interim chief financial officer.

Mr. Buckingham’s employment agreement, as amended effective as of November 18, 2009 (the “Buckingham Employment Agreement”), has a term that will continue until his resignation or removal of his position as the chairman of the board of directors.  Under the Buckingham Employment Agreement, Mr. Buckingham is entitled to an annual base compensation of $250,000 per fiscal year, payable in twelve (12) equal monthly installments, which is subject to an annual cost of living adjustment.  In addition, the agreement provides for the payment to Mr. Buckingham of incentive compensation equal to seven percent of the net income of Dlorah for the fiscal year , as adjusted to remove certain expenses such as state and federal income taxes, dividends, director fees, damages from litigation and extraordinary items.  Notwithstanding these provisions, total compensation in any one fiscal year may not exceed the sum of One Million and 00/100 Dollars ($1,000,000.00).  Unless renewed or revised, the incentive compensation will expire as of December 31, 2011 and Mr. Buckingham’s annual salary will continue until his resignation or removal.  The Buckingham Employment Agreement provides for the continued payment of 12 months compensation in the event Mr. Buckingham terminates the Buckingham Employment Agreement, dies or becomes disabled.  The Buckingham Employment Agreement is filed as exhibit 10.14 to this Current Report on Form 8-K.

Dr. Gallentine’s employment agreement, amended effective as of November 18, 2009 (the “Gallentine Employment Agreement”), continues until April 14, 2010 and provides for an annual base compensation of $165,328.  Beginning April 15, 2010, Dr. Gallentine will be entitled to an annual base compensation of $150,000 per year and eligible for bonuses at the discretion of the Company’s board of directors.  In addition, the Gallentine Employment Agreement provides for Dr. Gallentine to participate in any equity-based incentive plan of Dlorah.  The Gallentine Employment Agreement provides for the continued payment of 12 months compensation in the event Dr. Gallentine dies and for the payment of 12 months compensation in the event Dlorah terminates Dr. Gallentine’s employment other than for cause.  The Gallentine Employment Agreement is filed as exhibit 10.13 to this Current Report on Form 8-K.

Dr. Shape’s employment agreement (the “Shape Employment Agreement”), which was effective as of November 18 2009, continues until termination of his employment pursuant to the terms of the Shape Employment Agreement.  The Shape Employment Agreement provides for an annual base compensation of $230,000, which is subject to an annual cost of living adjustment.   Dr. Shape is also entitled to receive merit pay for such fiscal year that he has been continuously employed by Dlorah and for each fiscal quarter that he remains continuously employed.  In the event Dr. Shape dies or becomes disabled, the Shape Employment Agreement provides for the continued payment of 12 months compensation plus a prorated share of compensation as determined for the year of disability or death.  The Shape Employment Agreement also provides for the payment of 24 months compensation in the event Dlorah terminates Dr. Shape’s employment other than for cause, payable monthly, or until he is employed by another employer, whichever occurs first.  The Shape Employment Agreement is filed as exhibit 10.15 to this Current Report on Form 8-K.

Amendment No. 1 to the Underwriting Agreement.  On October 26, 2009, Camden entered into an Amendment No. 1 to the Underwriting Agreement with Morgan Joseph & Co. to amend certain terms of its Underwriting Agreement, dated November 29, 2007 (the “Underwriting Agreement”).  The Amendment No. 1 to the Underwriting Agreement provides that Morgan Joseph would be entitled to a flat amount of $1,750,000 in deferred fees upon the consummation of a business combination.  The Amendment No. 1 to the Underwriting Agreement is filed as exhibit 1.2 to this Current Report on Form 8-K.

Amendment No. 1 to the Warrant Agreement.  On November 29, 2007, Camden entered into a warrant agreement (the “Warrant Agreement”) with Continental Stock Transfer and Trust Company which provided for, among other things, the form and provisions of Camden’s warrants and the manner in which the Camden warrants may be exercised.  Effective the Closing Date, the parties to the Warrant Agreement entered into an Amendment No. 1 to the Warrant Agreement, which required Camden to redeem all of the outstanding public warrants upon the consummation of the Transaction at a price of $0.50 per warrant.  The Amendment No. 1 the Warrant Agreement is filed as exhibit 10.2 to this Current Report on Form 8-K.

Amendment No. 1 to the Securities Escrow Agreement.  Pursuant to the Securities Escrow Agreement dated November 29, 2007, by and among Camden, Continental Stock Transfer & Trust Company and certain of the founding stockholders of Camden, Camden’s initial stockholders placed the shares they owned into an escrow account, and with limited exceptions, such shares would not be transferable and would not be released from escrow until one year after consummation of a business combination.  On November 12, 2009, Camden Learning, LLC, Camden’s sponsor, agreed to transfer restricted shares of Common Stock it acquired prior to Camden’s IPO to Camden’s stockholders holding 50,000 or more shares of Common Stock as of November 5, 2009 who vote in favor of the Transaction.  In connection with this agreement to transfer Camden’s sponsor’s restricted stock, on the Closing Date, Camden, Continental Stock Transfer & Trust Company, Morgan Joseph and Camden’s sponsor entered into an Amendment No. 1 to the Securities Escrow Agreement to release an aggregate of 838,772 shares owned by Camden’s sponsor and held in escrow to certain stockholders of the Company who held 50,000 or more shares of Common Stock as of November 5, 2009 and who voted in favor of the Transaction.  Such stockholders also executed joinder agreements, as of the Closing Date (“Joinder Agreements”), a form of which is attached to this Current Report on Form 8-K as Exhibit 10.18, to become parties to the Camden Registration Rights Agreement with respect to those shares that were released to them.  The Amendment No. 1 to the Securities Escrow Agreement and the form of Joinder Agreements are filed as exhibits 10.4 and 10.18, respectively, to this Current Report on Form 8-K.

Stock Purchase Agreements.  As previously disclosed in Camden’s Current Report on Form 8-K filed on November 18 and November 20, 2009, Camden entered into stock purchase agreements with its stockholders, Bulldog Investors and Credit Suisse Securities USA, on November 13, 2009 and November 19, 2009, respectively, to provide for Camden’s purchase of an aggregate of 1,030,167 shares of its Common Stock from Bulldog Investors (the “Bulldog SPA”) and Credit Suisse (the “Credit Suisse SPA”).  Pursuant to the Bulldog SPA and the Credit Suisse SPA, in exchange for the purchase of their shares, the stockholders agreed to give Camden’s management proxy to vote their shares in favor of each of the stockholder proposals set forth in Camden’s definitive proxy statement, dated November 10, 2009.  The Bulldog SPA and the Credit Suisse SPA are filed as exhibits 10.16 and 10.17, respectively, to this Current Report on Form 8-K.

The descriptions of the Warrants, the Restricted Stock Agreements, the Registration Rights Agreements, the Camden Registration Rights Agreement, the Lock-up Agreements, the Buckingham Employment Agreement, the Gallentine Employment Agreement, the Shape Employment Agreement, the Underwriting Agreement, the Amendment No. 1 to the Underwriting Agreement, the Warrant Agreement, the Amendment No. 1. to the Warrant Agreement, the Securities Escrow Agreement, the Amendment No. 1 to the Securities Escrow Agreement, the Bulldog SPA and the Credit Suisse SPA do not purport to be complete and are qualified in their entirety by reference to the full text of such documents which are filed as exhibits to this Current Report on Form 8-K.

Item 2.01.    Completion of Acquisition or Disposition of Assets

Completion of Merger

See “Item 1.01 Entry into a Material Definitive Agreement” above.

The items referenced below are to the items reference in Form 10.  The use of terms “the Company”, “we”, “us”, “our” or similar words below refer to the combined operations of National American University Holdings, Inc. and its subsidiary and divisions, including National American University, following the closing of the Transaction.

Item 1.  Business

Overview

National American University Holdings, Inc. was organized under the laws of the State of Delaware on April 10, 2007 as a blank check company to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international assets of an operating business in the education industry.  On November 23, 2009, the Company acquired Dlorah through the consummation of the Transaction among the Company, Merger Sub and Dlorah, pursuant to the terms of the Merger Agreement.

Through National American University (“NAU”), a regionally accredited, for-profit, multi-campus institution of higher learning, we provide associate’s, bachelor’s and master’s degree programs in core academic disciplines of accounting, applied management, business administration, health care, and information technology.  We also develop, lease and sell luxury condominiums, apartments and townhomes in Rapid City, South Dakota.

National American University Division

Our mission is to prepare students of diverse interests, cultures and abilities for careers in our core fields in a caring and supportive environment.  We build learning partnerships with students and with other institutions and organizations locally, nationally and internationally through our private system of campuses and education centers by offering courses in traditional, accelerated and distance learning formats.  As a comprehensive technical and professional institution of higher learning, we are committed to responding to the changing needs of students, employers, and their communities by providing undergraduate and graduate programs, as well as continuing education opportunities, to serve the evolving global society.  We offer conveniently scheduled courses that lead to a degree on a convenient schedule appealing to employed, nontraditional students.  Implementation of night classes and the quarter system, as well as the engagement of faculty who are professionals in their respective fields, allows us to attract transfer students, veterans and active duty military personnel.

We currently operate 14 campuses, two education centers and one extension site located in seven states throughout the United States, as well as a distance learning campus serving students both domestically and in other parts of the world.  We offer online courses to more than 4,000 students worldwide, and to over 4,500 additional students through its partner services, in addition to supporting nearly 6,000 students at its campus locations.  As of November 23, 2009, we had approximately 1,000 faculty and staff at our locations throughout the southern, western and midwestern United States.  We operate primarily out of our 50,000 square-foot facility in Rapid City, South Dakota, which houses our distance learning campus and central administration offices.

Our predecessor, Dlorah, was founded in 1963 in South Dakota under the name National School of Business offering specialized business training to college students.  During the late 1960s and early 1970s, the university progressed from a two-year business school to a four-year senior college of business and embarked on a very aggressive recruitment of qualified and successful graduates of one- and two-year programs from accredited business schools in the eastern United States.  Such programs allowed the students to continue their education and receive appropriate transfer credit for their previous academic successes.  At the time, the university was one of only ten similar institutions in the country, and it was the only one of its kind west of Ohio.

In 1974, the university, then known as National College, added its first campus in Sioux Falls, South Dakota followed by campuses in Denver and Colorado Springs, Colorado and Minneapolis and St. Paul, Minnesota later that year.  The university offered conveniently scheduled courses that would lead to a degree which appealed to employed, nontraditional students.

During the 1990s, the university expanded its locations, added an online campus and developed graduate degree programs.  It also enhanced its international presence in distance education through its partnerships with universities and colleges around the world.  As part of this educational venture, university faculty and instructional designers develop courses as a component of the university’s “Education Without Boundaries” program and distribute the courses over the Internet to the university’s international students.  Students from every part of the world benefit from our “Best of Both Worlds-IDPTM” format, which incorporates the university’s unique and progressive online instruction with the support and essential regional perspective provided by local institutions.

More recently, NAU experienced significant growth in enrollment, number of physical campuses, and net revenue and operating income.  NAU’s system-wide credit hour enrollment increased from 45,545.5 credit hours for the quarter ended May 31, 2008 to 59,095 credit hours for the quarter ended May 31, 2009, representing a quarterly growth rate of approximately 30 percent.  System wide total annual credit hour enrollment grew to 203,114 credit hours in fiscal year 2009 as compared to 169,670 and 167,366 in fiscal 2008 and 2007, respectively.  During the last ten years, NAU has more than doubled its system-wide enrollment from 98,058 credit hours in fiscal year 1999 to 203,114 credit hours in fiscal year 2009.  Total annual graduate studies credit hour enrollment was 6,444 in fiscal 2009, as compared to 4,558.5 and 3,636 in fiscal 2008 and 2007, respectively.

As measured by number of students enrolled, NAU’s enrollment for the fiscal years 2007, 2008 and 2009 was 4,867, 4,960 and 6,479 students, respectively, representing an average annual growth rate of approximately 16.27 percent.

In line with the increase in enrollment, the number of physical locations at which NAU’s programs or portions thereof are offered also increased.  The following new locations were added in the corresponding years indicated: Rio Rancho, New Mexico, in 1997; Brooklyn Center, Minnesota, in 2001; Overland Park, Kansas, in 2002; Zona Rosa, Kansas, in 2005; Watertown, South Dakota, in 2006; Austin, Texas, in 2007; and Wichita, Kansas, in 2008.  NAU also relocated to new facilities in the following locations: Albuquerque, New Mexico, and Colorado Springs, Colorado, in 1999; Roseville, Minnesota, in 2000; Independence, Missouri, in 2004; and Bloomington, Minnesota, in 2007.

We have two operating segments.  National American University, the university segment, is the larger of the two operating segments and generates approximately 90 percent of the Company’s revenue.  The other is the real estate segment.  For the year ended May 31, 2009, net revenue from the university segment was $60,910,000 as compared to $48,280,000 for the year ended May 31, 2008 and $43,543,000 for the year ended May 31, 2007, which represents an increase of 26.2 percent and 10.9 percent, from the year ended May 31, 2008 and May 31, 2007, respectively.  The operating income from the university segment for the year ended May 31, 2009 was $6,333,000 as compared to $1,341,000 for the year ended May 31, 2008 and a loss of $883,000 for the year ended May 31, 2007, which represents an increase of 372.3 percent and 251.9 percent from the years ended May 31, 2008 and May 31, 2007, respectively.  The value of the assets for the university segment for the year ended May 31, 2009 was $20,620,000 as compared to $19,737,000 for the year ended May 31, 2008 and $15,650,000 for the year ended May 31, 2007.

Revenues from the real estate segment for the year ended May 31, 2009 were $1,674,000 as compared to $1,177,000 for the year ended May 31, 2008 and $906,000 for the year ended May 31, 2007.  The real estate segment experienced operating losses of $929,000 for the year ended May 31, 2009, as compared to a loss of $1,306,000 for the year ended May 31, 2008 and a loss of $1,438,000 for the year ended May 31, 2007.  The value of assets for the real estate segment for the year ended May 31, 2009 was $8,245,000 as compared to $8,425,000 for the year ended May 31, 2008 and $4,787,000 for the year ended May 31, 2007.

NAU’s growth has been characterized by a consistent, planned increase in enrollment through the timely addition of educational sites, an expansive distance delivery operation, new program offerings, an action-oriented assessment program, the adoption and implementation of a performance-based curriculum development model and the overall maturation and development of faculty, staff, administration and governing board.  Other factors we believe have contributed to NAU’s growth include an increase in reputation and name recognition of the university, addition of new programs, and the current downturn in the economic environment, which has led many working professionals to return to school to seek additional training.  We plan to achieve our continued growth in a manner that reinforces our reputation for providing  academically rigorous, career-oriented educational programs that advance the careers of our students.

Since opening its first campus, NAU has operated under the following core values:

•    offer high quality instructional programs and services;

•    provide a caring and supportive learning environment; and

•    offer technical and professional career programs.

These core values have remained the foundation of the university as we expanded it from a single campus offering specialized business training to students residing in the surrounding region to a system of 17 locations and a distance learning operation offering technical and professional career programs to undergraduate and graduate students across the United States and around the world.  Our decisions and activities continue to be guided by the core values, which form the basis for our mission and purpose.  Understanding and support of the university’s mission are promoted through participation of students, faculty, staff, administrators and the board of governors in governance and administrative structures of the university.   Policies and procedures adopted and implemented within these structures assure that the university adheres to the core values and operates with integrity as we fulfill our mission.

Our commitment to these core values is evidenced in the daily interactions between our students, faculty, staff and administrators.  The last two biennial comprehensive institutional student surveys conducted in 2005 and 2007 found that the four items receiving the highest student satisfaction rating cumulatively across the university system were:

•    the caring and supportive attitude by faculty toward students;

•    the caring and supportive attitude by staff toward students;

•    the quality of instruction in the major coursework; and

•    the caring and supportive attitude by administration toward students.

Real Estate Division

In addition to NAU, we also operate a real estate division known as Fairway Hills Developments (“FWH”), which rents apartment units and develops and sells real estate in the Fairway Hills Planned Residential Development (“FWH PRD”) area of Rapid City, South Dakota.  FWH conducts business through various projects and associations, including FWH I, and II, Park West, Vista Park, Fairway Hills Park and Recreational Association, the Fairway Hills Party House, the Vista Park Homeowners’ Association and the Park West Homeowners’ Association.

Fairway Hills I and II

FWH I and FWH II are apartment buildings which consist of rental apartments.  FWH I consists of thirty-two (32) apartment units and FWH II consists of twenty (20) apartment units, of which approximately 92 percent are currently leased.

Park West

Park West consists of forty-eight (48) apartment units and is owned by a separate partnership which is fifty (50) percent owned by us and fifty (50) percent owned by members of the Buckingham family (the five children of Mr. Harold Buckingham, Chairman of our Board of Directors).  Park West apartment units are being converted to, and sold as, condominiums.  While the conversion of Park West building is not complete, as of November 2009, four (4) of the available units in Park West have been sold and one (1) more unit is under contract and is expected to close prior to December 1, 2009.  Prices for Park West condominium units start at $145,000.

Vista Park

In 2008, FWH began construction on a condominium development called Vista Park in the FWH PRD.  To date, FWH has completed its construction of a twenty-four (24) unit luxury condominium complex, which is known as Vista Park Phase I, and has sold four (4) of the available units.  Prices for Vista Park condominium units start at $149,000.  We currently have plans to build three (3) additional condominium complexes (Phases II, III and IV) in the Vista Park area of the FWH PRD, but construction of these additional phases will only begin following the sale of a substantial number of the currently available condominiums in Vista Park Phase I.  In total, and upon completion of all four (4) phases of development, the Vista Park condominium complexes would house ninety-six (96) condominium units.

Homeowners’ Associations

In connection with the development of Vista Park and the conversion of Park West apartments, FWH has created two new homeowners’ associations, the Vista Park Homeowner’s Association and the Park West Homeowner’s Association, to manage and sell the condominiums. Each of these associations are non-profit corporations.  As a result of our controlling ownership interest in these associations, however (due to the number of condominiums not yet sold), these entities are consolidated for financial reporting purposes.

The Fairway Hills Park and Recreational Association (“FWH PR”) is operated as a homeowner’s association covering substantially all of the FWH PRD.  Although this entity is a non-profit corporation, as a result of our controlling ownership interest in the association (due to ownership of unsold condominium properties), FWH PR is consolidated for financial reporting purposes.

The Fairway Hills Party House is a separate division of FWH and the Company has leased the Party House to FWH PR on a 99 year lease at a rate of $12.00 per month for each residential unit.

National American University Properties

In addition to the FWH properties, we own the facilities that comprise NAU’s physical campus near downtown Rapid City, South Dakota.  We lease the remainder of our campuses and education centers, and the distance learning and central administration offices located on south of downtown Rapid City, South Dakota.

Industry and Outlook

We believe the market for post-secondary education is substantial, growing and highly fragmented.  The U.S. Bureau of Labor Statistics has reported that as of 2008, approximately 61 million working adults in the United States did not have more than a high school education and approximately 33 million people had some college experience but no degree.  We believe the demand for post-secondary education will continue to increase during the next several years as a result of demographic, economic and social trends, including:

•    an increase in demand by employers for professional and skilled workers;

•    the significant and measurable income premium attributable to post-secondary education; and

•    budgetary constraints at traditional colleges and universities.

The adult education market is a significant and growing component of the post-secondary education market.  We believe the market for post-secondary adult education should continue to increase as working adults seek additional education to update and improve their skills.  We further believe many working adults will seek regionally accredited degree programs that provide flexibility to accommodate the schedules and time commitments associated with their professional, family and personal obligations.  We also believe continued expansion into international post-secondary education markets will supplement our university’s growth.

According to a 2008 survey by the Sloan Consortium, a trade group focused on online education, the number of students taking at least one online course during fall 2007 increased 12 percent over the prior year and fall 2007 online enrollments increased at a rate of 12.9 percent, compared to a 1.2 percent growth rate in total higher education student population.

Competition

The for-profit, post-secondary education industry is highly competitive and highly fragmented.  As of June 2009, there were more than 4,000 U.S. colleges and universities serving traditional and adult students.  Of these, there were several hundred not-for profit universities, public companies and smaller private companies that operate in the post-secondary education market in which NAU operates.

NAU competes with both for-profit and not-for-profit, career-oriented schools, as well as public and private two-year junior and community colleges.  Competition is generally based on location, program offerings, modality, the quality of instruction, placement rates, selectivity of admissions, recruiting and tuition rates.  We seek to compete against community colleges by offering more frequent start dates, more flexible hours, better instructional resources, more hands on training, shorter program length and greater assistance with job placement.  We also seek to compete against other career schools by focusing on offering high demand, career-oriented programs, providing individual attention to students, hiring experienced executive management teams with strong operating histories, and focusing on flexible degrees for working adults.  We believe we are able to compete effectively in the respective local markets because of the diversity of our program offerings, quality of instruction, the strength of our NAU brand, our reputation and our success in placing students with employers.

NAU also competes with other institutions that are eligible to receive Title IV program funding.  This includes four-year, not-for-profit public and private colleges and universities, community colleges and all for-profit institutions, whether they offer programs that are four years, two years or less.  NAU’s competition differs in each market depending on the curriculum offered.  For example, a school offering automotive, allied health and skilled trades programs will have a different group of competitors than a school offering allied health, business/IT and skilled trades.  Also, because schools can add new programs in a relatively short period of time, typically within six to twelve months, new competitors can emerge quickly.

Certain institutions have competitive advantages over NAU.  Not-for-profit and public institutions receive substantial government subsidies, and have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit schools.  Accordingly, non-profit institutions may have instructional and support resources that are superior to those in the for-profit sector.  In addition, some of NAU’s for-profit competitors have a more extended or dense network of schools and campuses, which enables them to recruit students more efficiently from a wider geographic area.  Furthermore, some of the competitors, including both traditional colleges and universities and other for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students.  We also expect to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously offered online education programs.

Competitive Strengths

The Company believes NAU has strengths which differentiate it from its competitors.  These include:

Commitment to high demand, career-oriented programs.  We are committed to offering quality, academically rigorous educational programs that today’s industries are demanding.  Our programs are designed to help our students achieve their career objectives in a competitive market.  Our programs are taught by qualified faculty, who often have practical experience in their respective fields, offering students their ‘‘real-world experience’’ perspective.  We require our online faculty to undergo training in the delivery of online programs before teaching their initial course and to participate as subject matter experts in the development of our online curricula.  We continually review and assess our programs and faculty to ensure our programs are current and up-to-date.  We understand that our programs need to continually evolve to meet the constantly changing demands of today’s industries.

Focus on individual attention to students.  We believe in providing individual attention to our students for the best possible educational experience.  We provide extensive student support services, including administrative, library, career and technology support, to help maximize the success of our students.  We provide personal guidance to all of our students from the admissions and financing stages, academic advising assistance throughout the students’ enrollment periods, and finally career placement services.  We also assist our students in preparing resumes, preparing for job interviews and locating post-graduation employment.

Focus on flexible degrees for working adults.  We have designed our program offerings and our online delivery platform with flexible scheduling to meet the needs of today’s working adults.  We offer on-site day, evening and weekend classes, as well as online degree programs.  For even greater scheduling flexibility, we offer a blended model of learning that incorporates on-campus classes with online classes.  We believe working adults are attracted to the convenience and flexibility of our programs because they can study and interact with faculty and classmates during times and places that suit their needs.  We also believe working adults represent an attractive student population because they are better able to finance their education, more readily recognize the benefits of a postsecondary degree, and have higher persistence and completion rates than traditional college-aged students.

Experienced executive management team with strong operating history. Our executive management team possesses extensive experience in the management and operation of postsecondary education institutions.  The Company’s president, Dr. Jerry Gallentine, has worked in the education industry for over 44 years.  Throughout his career, Dr. Gallentine has taught various courses as a professor and also served as a president of various higher learning institutions before guiding the growth and development of NAU since 1993.  Dr. Ronald Shape, the Company’s chief executive officer and interim chief financial officer, began his career in higher education in 1991 with NAU.  He began teaching courses at NAU in accounting, auditing and finance in 1995.  Dr. Shape subsequently became NAU’s chief fiscal officer in 2002, and has served in his current role since the Transaction closed.  Dr. Samuel Kerr is the Company’s provost, secretary and general counsel.  Dr. Kerr began his career in the education industry in 1983 as a high school English/Journalism instructor.  He also taught education courses for a local college.  After graduating from law school, he started his legal practice in 1992, serving in the capacities of special assistant attorney general for South Dakota State University, special assistant attorney general for South Dakota Department of Transportation, and outside legal counsel for NAU.

Business Development and Expansion

Since the opening of our Sioux Falls, South Dakota campus in 1974, we have made it a central part of our growth strategy to develop branch campuses and educational centers in vibrant and growing communities with expanding workforce development needs.  Over the past three decades, we have continued the gradual expansion of educational sites as macroeconomic conditions and internal capacities supported such expansion.  Since 1998, we have continued the gradual expansion of education sites in the west and midwest regions of the United States.  In fall 2006, we opened two new education centers offering blended online and on-campus degree programs in Wichita, Kansas and Watertown, South Dakota.  Although smaller than our traditional campus locations, these education centers, in collaboration with the distance learning campus, offer complete programs and services to the students.  We believe our significant experience and success in expanding and supporting new education sites has positioned NAU well for continued growth and expansion.

In addition to the expansion of education sites, our planned expansion of academic program offerings has also contributed to NAU’s growth.  In response to workforce and student demand, we have expanded NAU’s undergraduate healthcare-related programming, as well as its graduate programs in business and management.

Furthermore, we have developed a robust distance learning campus and student support system.  The distance learning campus serves students throughout the United States and other parts of the world, as well as providing additional course offerings, expanded, blended, degree-program options and support services for campus-based students throughout the university system.

Recognizing the impact of globalization on higher education now and into the future, we have worked diligently to reach out to international learners.  Throughout the late 1990s, NAU was very active in international collaborations with foreign colleges and universities.  Such collaborations have brought students from other countries to the university’s education sites in the United States to complete their studies.  Many academically capable and motivated students from developing countries desire to study in the United States but are not able to do so due to a myriad of factors, such as lack of adequate financial resources to fund study abroad, family and work obligations in their home countries and immigration restrictions.  We work with foreign colleges and universities to develop in-country solutions that meet the needs of these students.  The Best of Both Worlds — IDPTM strategic initiative was the result of this collaborative work.  Over 1,400 international students have graduated from the Best of Both Worlds — IDPTM programs over the past seven years.  NAU currently has affiliations with international institutions in Chile, Bolivia and Greece.  Additional international partnerships are being developed in the Czech Republic, Serbia, Brazil and China.  These affiliations represent a core component of our strategy to offer educational programs to students abroad.  NAU’s international academic affiliation agreements govern the terms of credit transfer, as well as a broad range of coordinated services undertaken by the parties.  The Higher Learning Commission’s international program best practices guidelines and best practices for electronically delivered degree programs have been incorporated into all affiliation agreements so that critical services to students are defined in each agreement.

We continue to position NAU to offer a variety of degree programs in multiple locations and delivery formats, both domestically and internationally.  On all levels, we consider changes in student demographics, demand for degree programs and employment outlook in its business development decision-making processes.  Long-range planning, feasibility studies, market research and a variety of other research projects involving changing job markets are among the methods we use as part of our planning process.  In that regard, we continue to position NAU as a successful, for-profit higher education institution by addressing societal and economic trends in the current markets and engaging in appropriate analysis and planning for the markets we seek to develop.

Going forward, we intend to pursue the following growth strategies for our NAU division:

Increase enrollment in existing programs.  We seek to increase enrollment in NAU’s core programs by identifying, enrolling and retaining students seeking careers in the disciplines offered.  We believe, due to the depth of NAU’s core programs, that the existing programs provide ample opportunity for NAU’s growth.

Expand online program and degree offerings.  We develop and offer new programs we believe have attractive demand characteristics.  We launched three new online programs in 2008, including a criminal justice program, and two new online programs in the first six months of 2009, including a healthcare coding program.  NAU’s new program offerings typically build on existing programs and incorporate additional specialized courses, which offers students the opportunity to pursue programs that address their specific educational objectives while allowing us to expand NAU’s program offerings with only modest incremental investment.  We also seek to add new programs in additional targeted disciplines, such as NAU’s recently launched programs in criminal justice and healthcare coding.

Further enhance brand recognition.  We continue to enhance our NAU brand recognition by pursuing online and offline marketing campaigns, establishing strategic branding relationships with recognized industry leaders, and developing complementary resources in our core disciplines that increase overall awareness of our offerings.  In our marketing efforts, we emphasize the academic rigor and career orientation of our programs.  We seek to promote our NAU brand by establishing relationships with industry leaders who have recognizable identities with potential students and further validate the quality and relevance of our program offerings.

Expand relationships with private sector and government employers. We seek additional relationships with health care systems, businesses, higher education institutions and other employers through which we can market our offerings to their employees.  As evidence of our success in these initiatives to date, in 2008, NAU taught courses at a number of businesses covering programs being pursued by their employees.  NAU also established a national account with CuNet, a company consisting of professionals with significant sales and marketing experience that seeks to develop strategic relationships on a regional, national, and international basis.  These relationships provide leads for the university’s programs, build recognition among employers in our core disciplines, and enable us to identify new programs and degrees that are in demand from students and employers.

Leverage infrastructure and drive earnings growth.  We have made significant investments in our people, processes and technology infrastructure.  We believe these investments have prepared us to deliver our academic programs to a much larger student population with only modest incremental investment.  NAU’s current infrastructure is capable of supporting a significantly larger number of admissions representatives, and we intend to expand this group in order to continue to drive enrollment growth.  We continue to expand our learning management system to better serve the demands of our growing student population and have also expanded our student and technology support capabilities to support a larger student base.  We have also invested in administrative and management personnel and systems to prepare for our anticipated growth.  We intend to leverage our historical investments as we seek to increase enrollment, which we believe will allow us to increase our operating margins over time.

Programs and Areas of Study

NAU offers the Master of Business Administration, Master of Management, Bachelor of Science, Associate of Applied Science, and Associate of Science degrees, with a variety of program options leading to each of these degrees.  Many of the degree programs offer the opportunity to focus on one or more emphasis areas.  NAU also offers diploma programs, consisting of a series of courses focused on a particular area of study, for students who seek to enhance their skills and knowledge in the areas of healthcare coding, Microsoft system administrator, Microsoft system engineer, network and server engineer, practical nursing, therapeutic massage and veterinary assisting.

We have adopted a performance-based curriculum development philosophy consistent with NAU’s historical focus on professional and technical career programs.  A standardized process for curriculum development facilitates the performance-based model built on learning cycles, active learning principles and constructivist learning theories.

In addition to the creation of a performance-based curricula, we began a parallel initiative to align this curricula with the creation of original instructional materials in lieu of textbooks.  We determined that original content would better aid students by providing more concise, relevant and current information delivered in a manner consistent with the technology orientation of NAU’s student population.  The scope of the initiative to develop curricula and original instructional support material spurred us to create a new department to oversee the creation of this material.

Our curriculum group employs instructional designers and also contracts with subject matter experts, authors, reviewers and editors to create curricula and related instructional materials from faculty-approved syllabi. Curricula and instructional materials, when appropriate, are developed by NAU’s faculty and program coordinators. After implementation of the instructional materials, students and faculty provide feedback through surveys, and adjustments are made as needed. Students are charged an instructional materials fee, in lieu of the more expensive fee for standard textbooks from publishers. We have invested significant human and financial resources in the implementation of this curricula development initiative with the primary objective of providing performance-based instructional materials to support faculty and students in the achievement of prescribed learning outcomes. We are committed to this ongoing and dynamic process, continued implementation of performance-based curricula and instruction across the university system.

Under the overall leadership of senior academic affairs personnel and the academic deans, as of November 23, 2009, NAU offered the following academic degree programs:

Graduate Studies	Master of Business Administration
Master of Management
Bachelor’s Degrees	Accounting
Applied Management
Athletic Training*
Business Administration:
• Emphasis Accounting*
• Emphasis Financial Management
• Emphasis Human Resource Management
• Emphasis Information Systems
• Emphasis International Business
• Emphasis Management
• Emphasis Marketing
• Emphasis Pre-Law*
• Emphasis Tourism Management
• Emphasis Hospitality Management
Criminal Justice
Health Care Management
Information Technology with Emphasis Internet Systems Development

Information Technology with Emphasis Management Information Systems
Information Technology with Emphasis Network Administration/Microsoft*
Information Technology with Emphasis Network Management/Microsoft
Applied Information Technology
Bachelor of Science in Nursing*
Online Registered Nurse to Bachelor of Science in Nursing
Organizational Leadership*
Paralegal Studies*
Associate Degrees	Accounting
Applied Information Technology
Applied Management
Business Administration
Criminal Justice
General Education Studies
Health Information Technology
Information Technology
Medical Administrative Assistant*
Medical Assisting*
Medical Staff Services Management
Nursing*
Associate of Science Nursing Mobility Program*
Paralegal Studies*
Pharmacy Technician*
Therapeutic Massage*
Veterinary Technology*
Diplomas	Healthcare Coding
Practical Nursing*
Therapeutic Massage*
Veterinary Assisting*
Information Technology

* Indicates programs offered on-campus only.

As an extension of our mission and historical foundations of offering business and business-related programming, we began offering our first campus-based Master of Business Administration (‘‘MBA’’) program at the Rapid City campus in 2000.  We expanded the MBA program through distance delivery upon Higher Learning Commission approval in 2001.  In 2004, NAU received Higher Learning Commission approval to offer the MBA program through its Best of Both Worlds-IDPTM program format in Malaysia, United Arab Emirates, India and Chile.  In 2006, NAU received Higher Learning Commission approval to begin offering the Master of Management (‘‘M.M.’’) degree to students abroad.  This growth is expected to continue through measured expansion of graduate programming.  The Higher Learning Commission has recently approved NAU to offer a Master of Science in Nursing degree program beginning in January 2010.  Our objective is to seek Higher Learning Commission approval to broaden our master’s degree programs and to begin a Doctor of Management degree program.

We have made a concerted effort to expand NAU’s programming in healthcare-related fields.  The development of an undergraduate health care management program and an M.M. with emphasis in health care administration were developed to meet the health care industry’s need for health care professionals with strong business and management skills.  NAU developed an Associate of Science in Nursing degree at its Zona Rosa, Kansas, Denver, Colorado and Overland Park, Kansas, campuses to respond to the growing nationwide shortage of qualified nurses.  We plan to offer additional Bachelor of Science in Nursing degrees at the Bloomington, Minnesota, Austin Texas, and Albuquerque New Mexico, campuses over the next several years.  An online Registered Nurse to Bachelor of Science in Nursing program is offered through the distance learning campus.  Additional allied health programs at the associate degree level are offered throughout the university system based on local demand and workforce needs.  With the expansion of undergraduate enrollment in healthcare-related programs and the emerging demand observed from NAU’s alumni and other constituencies, we plan to expand NAU’s healthcare-related graduate programming.  The burgeoning national need for master’s qualified nursing administrators and nursing faculty, along with our successful experience in the development and delivery of nursing programs at the associate and bachelor’s degree levels, has led us to focus our resources on the development of a Master of Science in Nursing degree that is currently pending Higher Learning Commission approval.

NAU has been actively offering courses via the Internet since 1996.  NAU was one of the first regionally accredited universities to be approved by the Higher Learning Commission to offer full degree programs under a Web-based methodology.  Over the past thirteen years, we have invested heavily in the creation and evolution of a sophisticated and reliable delivery system that employs technological applications.  We have successfully served students from across North and South America, Asia, Europe and Africa.  Students residing in each of the 50 states and the District of Columbia have also received Web-based instruction through the university’s distance learning program.  The distance learning campus has grown as an organizational structure, providing a scope of service consistent with the university’s other campuses.  Careful consideration was afforded to preserving the student-centered philosophy of the university while capitalizing on the technological advancements in distance delivery.  The organization of the virtual campus continues to evolve in response to increasing enrollment and the expanding sphere of quality services available to students.

It is our vision and goal to have NAU be recognized as a model for distance education in all areas including development, program delivery, evaluation and student support services.  Therefore, in addition to exceeding the guidelines for distance education as set forth by the Higher Learning Commission in its Best Practices to electronically offered degree and certificate programs, we adhere to established institutional program guidelines to further ensure that accreditation and regulatory standards are satisfied and that our underlying quality goals are incorporated and maintained throughout the program.

Affiliation Partnerships

Associate to Bachelor’s Degree Completion Program.

Also called the 2 + 2 degree completion program, we have developed strategic partnerships with various higher education institutions throughout the United States.  This program allows students with an associate’s degree to seamlessly transfer into bachelor’s degree programs offered at NAU.

This unique partnership allows students to leap into the next phase of their educational goals.  With NAU’s online delivery format, students are able to set their class schedule so daily activities will be uninterrupted while students complete their bachelor’s degree program.

Best of Both Worlds — Instructional Delivery PlatformTM

NAU’s Best of Both Worlds — Instructional Delivery PlatformTM provides students residing outside of the Unites States with an option to combine the curricula of a qualified home country institution with that offered by NAU.

Under this blended instructional option, the host university facilitators work very closely with NAU’s online faculty and staff providing students with additional resources.  Through this unique partnership, students are able to remain in their home country and attend a local college or university while studying to earn an American degree from an accredited university.

We also work closely with local businesses and corporations in the areas where campuses are located and offer a variety of courses and schedule formats to assist busy professionals.  For certain programs, NAU offers customized courses and schedules, and on-site classes.  For example, for the nursing programs, NAU offers clinical courses on-site at hospitals and other healthcare centers with which NAU has relationships, and allows these students to complete their clinical work on-site.

Partnerships

We collaborate with a number of local and national entities on shared educational goals.  Examples of these collaborations include military memoranda of understanding, governmental partnerships and educational alliances.  With respect to military agreements, memoranda of understanding exist between the university and Ellsworth Air Force Base and Kirtland Air Force Base whereby NAU can teach classes at these two military facilities which are open to military members, civilian and contract employees and military family members.  These arrangements also include our affiliation with the Serviceman’s Opportunity College in responding to the special needs of adult continuing education for people in the armed forces.  We have also collaborated with a number of governmental partnerships, including several Colorado region law enforcement organizations.

In addition, we also assist a number of U.S. higher education institutions in the development and delivery of online courses and programming, and currently provide ongoing support services for students from these institutions.  Over 140 associate faculty members and 60 full-time employees support expanding online student participation in distance learning programs and work with international and domestic affiliates.

Campuses

NAU’s main campus is located near the center of Rapid City, South Dakota.  The Rapid City campus facilities currently consist of seven buildings, which include 31 classrooms, one lecture hall/theater, four student computer labs and an approximately 22,000 volume physical library.  The Rapid City campus has a dormitory with food services that can hold up to 275 students.

Campus Locations as of November 23, 2009:

Colorado Locations:	5125 North Academy Boulevard
Colorado Springs, Colorado 80918

1325 South Colorado Boulevard, Suite 100
Denver, Colorado 80222

Kansas Locations:	10310 Mastin Street
Overland Park, Kansas 66212

7309 East 21st Street, Suite G-40
Wichita, Kansas 67206

Minnesota Locations:	7801 Metro Parkway, Suite 200
Bloomington, Minnesota 55425

6120 Earle Brown Drive, Suite 100
Brooklyn Center, Minnesota 55430

1550 West Highway 36
Roseville, Minnesota 55113

Missouri Locations:	3620 Arrowhead Avenue
Independence, Missouri 64057

7490 Northwest 87th Street
Kansas City, Missouri 64153

New Mexico Locations:	4775 Indian School Road, Northeast, Suite 200
Albuquerque, New Mexico 87110

1601 Rio Rancho Boulevard Southeast, Suite 200
Rio Rancho, New Mexico 87124

South Dakota Locations:	1000 Ellsworth Street, Suite 2400B
Ellsworth Air Force Base, South Dakota 57706

321 Kansas City Street
Rapid City, South Dakota 57701

2801 South Kiwanis Avenue, Suite 100
Sioux Falls, South Dakota 57105

925 29th Street Southeast
Watertown, South Dakota 57201

Texas Location:	13801 North Mo-Pac Expressway, Suite 300
Austin, Texas 78727

We believe our on-campus programs not only offer students, faculty and staff an opportunity to participate in a traditional college experience, but also provide the online students, faculty and staff with a sense of connection to the university.  Additionally, the on-campus faculty play an important role in integrating online faculty into the academic programs and ensuring the overall consistency and quality of the student learning experience.  We believe the mix of a growing online program, anchored by on-campus programs with a nearly 68-year history and heritage, differentiates the university from most other for-profit postsecondary education providers.

Faculty

NAU’s faculty includes full-time faculty who teach under a nine-month teaching contract, as well as adjunct campus based and online faculty who teach on a course-by-course basis for a specified fee.  As of November 2009, the university employed approximately 82 full-time and 349 part-time faculty members.  Approximately 67 percent of NAU’s current faculty members hold at least a master’s degree in their respective field and approximately 24 percent of NAU’s faculty members hold a doctoral degree.  NAU’s faculty members bring a wealth of technical and professional knowledge to their classrooms.

We have been making retention and recruitment of quality associate faculty a priority.  Approximately 20 percent of the associate faculty have been with the university for over six years.  To promote continuity within this vital teaching core, we have undertaken a number of initiatives to recruit and retain associate faculty.  First, while NAU has made strides in the improvement of associate faculty pay over the last four years, we recognize that additional improvements must be made in order to attract and retain a solid faculty core.  Second, a pilot program is currently underway within distance learning to address the university’s goal of establishing a competitive associate faculty compensation plan that is also tied to performance metrics.  With the growth of the university’s online learning platform came the development of expectations for online learning pedagogy.  Resonating from contemporary research on the best practices of online learning, an associate faculty evaluation model was developed and geared specifically to the unique demands, expectations and requirements of online faculty.  This pilot associate online faculty compensation plan was designed to integrate multiple aspects of appraisal to create a comprehensive analysis of faculty and staff performance.

Faculty and staff are encouraged to actively participate in a variety of academic and non-academic organizations.  Faculty members participate in a wide variety of professional associations and activities at the local, state and regional level. We encourage the faculty members to stay current on changes and trends within higher education, as well as their respective industries.  Participation in professional organizations by faculty and staff bring fresh and current information relevant to the university’s mission and programming to students and the workplace.

The faculty hiring process optimizes the selection of appropriate candidates for on-campus and online positions.  Campus academic deans initiate the recruitment process for full-time faculty.  The faculty position description, which includes education, experience requirements and faculty duties, details the knowledge and skills required in successful candidates.  Part-time faculty are recruited through advertising available positions and comparing education and experience to the associate faculty position description and our faculty qualifications guidelines.  Our published standards for faculty appointments are based on state regulations and regional and specialized accrediting standards, such as those published by state boards of nursing, the Higher Learning Commission, the International Assembly of Collegiate Business Education and the American Bar Association.  We recruit qualified faculty through postings on the university’s web site, as well as placement of advertisements in local media and publications.  We review official transcripts to validate academic qualifications and faculty vitae to verify academic preparation consistent with the university’s qualification guidelines, as well as engagement in relevant professional activities.

As NAU is a multi-campus institution, we recognize that most efforts to train, evaluate and recognize faculty must originate at the individual campus level.  The campus academic deans are responsible for local orientation and in-service programs for faculty, schedules for faculty appraisal, promotions and merit increase recommendations, as well as efforts (formal and informal) to retain faculty.  The system academics office and the campus academic deans establish and uphold the university’s policies and practices for faculty appraisal.  Ongoing and meaningful feedback on individual performance holds importance for the professional growth of the faculty and for the continued advancement of the university.

NAU’s human resources department also identifies employee training initiatives in an online format.  The department recognizes the benefits of current technology recently acquired by the university for employee development initiatives.  The addition of this software will allow the human resources department to explore and incorporate this new tool in many system-wide training opportunities for employees.  The human resources department will continue to focus on employee training and development initiatives throughout 2009.

Student Services/Learner Services

Encouraging students to complete their degree programs is critical to the success of NAU.  We invest great effort on developing and providing resources that simplify the student enrollment process, and acclimate students to our programs and online environment and support the student educational experience.  Many of the university’s support services, including academic, administrative and library services, are accessible online, allowing users to access these services at a time and in a manner convenient for them.

The student support services NAU provides include:

Academic services.  NAU provides students with a variety of services designed to support their academic studies.  NAU offers new student orientation, academic advising, technical support, research services, writing services and other tutoring to the university’s online and on-campus students.

Administrative services.  NAU provides students with the ability to access a variety of administrative services both telephonically and via the Internet.  For example, students can review class schedules, apply for financial aid, pay tuition and access their unofficial transcripts online.  The university’s financial service representatives provide personalized online and telephonic support to the students.

Library services.  NAU provides a mix of online and on-campus resources, services and instruction to support the educational and research endeavors of all students, faculty and staff, including physical and online libraries and online library resources available 24/7 through the student portal to help faculty and students with research, teaching and library resource instruction.

Career services.  For those students seeking to change careers or explore new career opportunities, NAU offers career services support, including resume review and evaluation, career planning workshops and access to career services information for advice and support.

Technology support services.  NAU provides online technical support approximately twelve hours per day during the week and various hours of support on weekends to help students remedy technology-related issues.  Online tutorials and ‘‘Frequently Asked Questions’’ for students who are new to online coursework are also provided.

In addition to the university faculty, as of November 23, 2009, NAU employed approximately 465 staff and administrative personnel in university services, academic advising and support, enrollment services, university administration, financial aid, information technology, human resources, corporate accounting, finance and other administrative functions. None of NAU’s employees is a party to any collective bargaining or similar agreement with the university.

Marketing, Recruitment and Retention

Marketing.  We engage in a range of marketing activities designed to position the university as a provider of academically rigorous, career-oriented educational programs, by building strong brand recognition, differentiating the university from other educational providers, raising awareness among prospective students, generating enrollment inquiries and stimulating student and alumni referrals.  NAU’s online target market includes working adults focused on program quality, convenience and career advancement goals.  NAU’s on-campus target market includes traditional college students, working adults seeking a high quality education in a traditional college setting, and working adults seeking to take classes on-site at their employer’s facility.  In marketing the university’s programs to prospective students, we emphasize the value of the educational experience and the academic rigor and career orientation of the programs.

Our dedicated marketing and enrollment personnel team lead the university’s efforts to attract new students.  Marketing efforts include updating and enhancing the university’s web site on a regular basis, implementing regular updates and changes to improve the web site, sending enrollment postcard mailings and creating marketing materials to support the new programs.  Regional enrollment management employees, working in collaboration with key personnel from central administration, help to oversee the admissions training and monitoring for all of the campuses.  This includes training for new employees, as well as ongoing training for current employees as needed.  Monitoring is done centrally, regionally and at the campus level.  Areas that are overseen include enrollment goal tracking, call activity, lead flow and conversion and student acquisition cost.

To generate student leads, our marketing and enrollment personnel employ an integrated marketing approach that utilizes a variety of sources to identify prospective students.  These lead generation sources include:

• Internet and affiliate advertising, which generates the majority of the leads and which includes purchasing leads from aggregators and engaging in targeted, direct email advertising campaigns and coordinated campaigns with various affiliates;

• search engine optimization techniques, through which we seek to obtain high placement in search engine results in response to key topic and word searches and drive traffic to the university’s Website;

• booths at school, health and other career fairs;

• radio and television advertising campaigns, which encourage potential students to contact the university;

• seminar and event marketing, in which the marketing and enrollment personnel host group events at various venues, including community colleges, corporations and hospitals;

• referrals from existing students, alumni and employees;

• a national accounts program that seeks to develop relationships with employers in the university’s core disciplines, including healthcare providers, school districts, emergency services providers and large corporations, that may be interested in providing dedicated and customized online and on-site educational opportunities to their employees, and to encourage senior executives to participate in executive training programs; and

• print and direct mail advertising campaigns, and other public relations and communications efforts, including student and alumni events.

Recruitment.  Once a prospective student has indicated an interest in enrolling in one of the programs, the university’s lead management system identifies and directs an admissions representative to initiate immediate communication.  The admissions representative serves as the primary, direct contact for the prospective student and the representative’s goal is to help that individual gain sufficient knowledge and understanding of the university’s programs so he or she can assess whether there is a good match between the university’s offerings and the prospective student’s goals.  NAU’s admissions representatives typically have prior education industry or sales experience.  Each representative undergoes a standardized three-week training program that involves both classroom and supervised fieldwork which provides the employee with training in financial aid, regulatory requirements, general sales skills, student information system and the university’s academic programs, history and heritage and mission.  As of November 2009, NAU employed over 110 admissions representatives at existing locations, which we expect to be sufficient to handle the university’s growth plans through 2009.

Retention. We utilize a system retention team whose purpose is to support students in advancing from matriculation through attainment of educational goals.  The retention team members monitor risk factors, such as the failure to buy books for a registered course, lack of attendance or failure to participate in online orientation exercises, which signal that a student may be at-risk for dropping out.  Upon identifying an at-risk student, the university can proactively interact with the student to resolve any issues and encourage the student to continue with his or her program of study.

Admissions

Prospective students are required to complete an application to enroll in NAU’s programs.  Upon the prospective student’s submission of an application, the admissions representative, together with student services personnel, works with the applicant to gain acceptance, arrange financial aid by financial services representatives, if needed, and register for courses and prepare for matriculation.

Applicants to the university’s graduate programs must generally have an undergraduate degree from an accredited institution of higher learning in the United States or from an international institution of higher learning recognized by the ministry of education or other appropriate government agency, and

• a minimum grade point average of 2.75 achieved for all undergraduate work; or

• a minimum grade point average of 2.9 achieved for the last one-half of the credits earned toward a bachelor’s degree; or

• a minimum grade point average of 3.0 in two or more graduate level courses taken at a regionally-accredited institution of higher learning or recognized foreign equivalent.

Undergraduate applicants generally must have graduated from a recognized high school (or the Department of Education accepted equivalent) or submit an official transcript from an accredited U.S. higher education institution indicating completion of a post-secondary education program of at least two years in length that is acceptable for full credit toward a bachelor’s degree, with a minimum cumulative grade point average of 2.0.

Enrollment

NAU has experienced consistent enrollment growth since 1998, growing at an average annual rate of approximately 9.39 percent based on the number of students enrolled.  At May 31, 2009, NAU had 6,479 students enrolled in its courses, of which 1,355, or 21 percent, were enrolled in the online campus, and 5,124 or 79 percent, were enrolled on-campus.  Of the online students, which were geographically distributed throughout the United States as well as worldwide, the average age was 33 years.  The on-campus students were predominantly comprised of students from the central United States, and the average age was 35 years.

The following is a summary of NAU’s student enrollment at May 31, 2009 and May 31, 2008 by degree type and by instructional delivery method:

	May 31, 2009		May 31, 2008
	# of Students	% of Total	# of Students	% of Total

Master’s	255	3.94	173	3.49%
Bachelor’s	6,224	96.06	4,787	96.51%
Total	6,479	100.00	4,960	100.00%

	May 31, 2009		May 31, 2008
	# of Students	% of Total	# of Students	% of Total
Online	1,355	20.91	1,150	23.19%
On-Campus	5,124	79.09	3,810	76.81%
Total	6,479	100.00	4,960	100.0%

Tuition and Fees

NAU’s tuition rates vary by campus.  Total tuition varies based upon the number of credit hours for each program, the degree level of the program, geographic location and the discipline of the course.

The minimum number of credit hours required for a master’s degree and overall cost for such a degree varies by program.  The MBA degree may be earned under a non-thesis or a thesis plan.  Under the non-thesis option, the student must satisfy 31.5 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses and 13.5 hours of electives.  Under the thesis option plan, the student must satisfy 31.5 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses, 4.5 hours of electives and 9 hours of thesis.

The M.M. degree provided by NAU consists of three requirements:  foundation courses, graduate core courses and elective courses.  The M.M. degree may be earned under a non-thesis or a thesis plan.  Under the non-thesis option, the student must satisfy 9 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses and 13.5 hours of electives.  Under the thesis option plan, the student must satisfy 9 hours of foundation requirements, and complete 40.5 hours of graduate-level core courses, 4.5 hours of electives and 9 hours of thesis.

NAU has a refund policy for tuition and fees based upon semester start dates.  If a student drops or withdraws from a course during the first week of classes, 100 percent of the charges for tuition and fees are refunded, while beyond the first week but during the first 60 percent of scheduled classes the percentage of tuition charges refunded is based on a daily proration based on a percent of the term completed.  If the last day of attendance is beyond 60 percent of the scheduled classes, tuition and fees are not refunded.  Fees charged include an application fee of $25 and specialty and program fees ranging from $45 to $100, depending on the program.  A $75 administrative fee is assessed against each prorated refund.  The return of Title IV funds and the tuition reduction is calculated based on the last day of attendance.  Refunds minus a $75 administrative fee are made within 45 days of when the withdrawal date is determined.  A prorated amount of Title IV funds must be returned to the financial aid programs for students not completing 60 percent of the period of enrollment if the student was a financial aid recipient.

Sources of Student Financing — Regulatory Environment

Students attending NAU typically finance their education through a combination of family contributions, individual resources, private loans and federal financial aid programs.  NAU’s domestic campuses participate in the federal programs of student financial aid typically referred to as the Title IV Programs, which are administered by the Department of Education.

The federal government provides a substantial part of its support for post-secondary education  through the Title IV programs, in the form of grants and loans to students who can use those funds at any institution that has been certified as eligible by the Department of Education.  Student financial aid funds are generally made available to students at prescribed intervals throughout their predetermined expected length of study.  Student financial aid under the Title IV programs is primarily awarded on the basis of a student’s financial need, which is generally defined as the difference between the cost of attending the institution and the amount the student and the student’s family can reasonably contribute to that cost.  All students receiving Title IV program funds must maintain satisfactory academic progress toward completion of their program of study.  In addition, each school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students.

NAU students receive loans and grants to fund their education under the following Title IV programs:  (1) the Federal Family Education Loan (“FFEL”) and Federal Direct Loan programs, and (2) the Federal Pell Grant, or Pell, program.  During the fiscal years ended May 31, 2009 and May 31, 2008 respectively, NAU derived approximately 71.6 percent and 67.7 percent of its revenues respectively (calculated on a cash basis in accordance with Department of Education standards) from tuition financed under the Title IV programs.

FFEL/Federal Direct Loan Programs.  Under the FFEL Program, banks and other lending institutions make loans to students.  The FFEL Program includes the Federal Stafford Loan Program, the Federal PLUS Program (which provides loans to graduate and professional studies students as well as parents of dependent undergraduate students) and the Federal Consolidation Loan Program.  If a student defaults on an FFEL loan, payment to the lender is guaranteed by a federally recognized guaranty agency, which is then reimbursed by the Department of Education.  Students who demonstrate financial need may qualify for a subsidized Stafford loan.  With a subsidized Stafford loan, the federal government pays the interest on the loan while the student is in school and during grace periods and any approved periods of deferment, until the student’s obligation to repay the loan begins.  Unsubsidized Stafford loans are not based on financial need and are available to students who do not qualify for a subsidized Stafford loan or, in some cases, in addition to a subsidized Stafford loan.  Under the Federal Direct Loan Program, the Department of Education rather than a private lender makes the loans to students.  The types of loans, the maximum annual loan amounts and other terms of the loans made under the Federal Direct Loan Program are similar to those for loans made under the FFEL Program.

Effective July 1, 2008, under the Federal Stafford Loan Program, an independent undergraduate student can borrow up to $9,500 for the first academic year, $10,500 for the second academic year and $12,500 for each of the third and fourth academic years.  A dependent undergraduate student can borrow up to $5,500 for the first academic year, $6,500 for the second academic year, and $7,500 for the third and fourth academic years.  Students classified as dependent students whose parents were denied a parent loan for undergraduate students, can obtain up to an additional $6,000 for each of the first and second academic years and an additional $7,000 for each of the third and fourth academic years.  Students enrolled in graduate programs can borrow up to $20,500 per academic year.

Pell. Under the Pell Program, the Department of Education makes grants to undergraduate students who demonstrate financial need. Effective July 1, 2009, annual awards range from $609 to $5,350 per year.  Under the August 2008 reauthorization of the Higher Education Act of 1965, as amended, students may receive Pell Grant funds up to 200 percent of their scheduled annual award per financial aid award year for attendance on a year-round basis, which means that the amount a student can receive in a given year will be more than the traditionally defined maximum annual amount.

NAU’s students also receive funding under other Title IV programs, including the Federal Perkins Loan Program, the Federal Supplemental Educational Opportunity Grant Program, the Federal Work-Study Program, the National Science and Mathematics Access to Retain Talent Grant Program and the Academic Competitiveness Grant Program.

Other financial aid programs.  In addition to the Title IV programs listed above, eligible students may participate in several other financial aid programs or receive support from other governmental sources.  These include veterans educational benefits administered by the U.S. Department of Veterans Affairs and state financial aid programs.

Private loans.  Some of the students also use private loan programs to help finance their education.  Students can apply to a number of different lenders for private loans at current market interest rates.  Private loans are intended to fund a portion of students’ cost of education not covered by the Title IV programs and other financial aid.

Other sources.  We derived the remainder of our net revenue from tuition that is self-funded or attributable to employer tuition reimbursements.

The National American University Foundation, a separate not-for-profit company, provides scholarships for student achievement at the university.  Foundation funds are generated through a combination of alumni and employee donations, as well as through the collection of NAU accounts receivable previously charged to bad debt.  Through the use of foundation funds, each university campus can grant Foundation Academic Excellence Awards and Foundation Alumni Academic Excellence Awards annually.  Scholarship recipients are selected on the basis of financial need, academic achievement, participation in institutional activities or community involvement/service.  Since 2007, more than $208,000 in academic scholarships have been awarded to university students through the foundation.

Accreditation and Program Approvals

We believe the quality of NAU’s academic programs is evidenced by the university and program specific accreditations and approvals NAU has obtained.  NAU obtained its initial accreditation from the Higher Learning Commission for the bachelor’s degree in 1985.  NAU has continued to grow and expand, leading it to seek accrediting commission approval for new geographic sites and new graduate degree programs in addition to the expansion of program delivery in international locations in cooperation with in-country institutions of higher learning.

In addition to institution-wide accreditation, there are numerous specialized accrediting commissions that accredit specific programs or schools within their jurisdiction, many of which are in healthcare and professional fields.  Accreditation of specific programs by one of these specialized accrediting commissions signifies that those programs have met the additional standards of those agencies.  In addition to being accredited by the Higher Learning Commission, NAU also has the following specialized accreditations:

• The Commission on Accreditation of Athletic Training Education (formerly the Commission on Accreditation of Allied Health Education Programs, Joint Review Committee on Education Programs in Athletic Training) accredits NAU’s athletic training education program (on probation, with status report due December 1, 2009).

• The Commission on Accreditation of Allied Health Education Programs, on the recommendation of the Curriculum Review Board of the American Association of Medical Assistants Endowment, accredits NAU’s medical assisting programs offered in Colorado Springs, Colorado, Denver, Colorado, Overland Park, Kansas, Bloomington, Minnesota, Roseville, Minnesota Albuquerque, New Mexico, and Sioux Falls, South Dakota.

• The Committee on Veterinary Technician Education and Activities of the American Veterinary Medical Association accredits NAU’s veterinary technology program.

• The International Assembly for Collegiate Business Education accredits NAU’s Master of Business Administration, Master of Management, Bachelor of Science in Applied Management, Bachelor of Science in Applied Management with an emphasis in Equine Management, Bachelor of Science in Accounting, Bachelor of Science in Business Administration, Bachelor of Science in Business Administration with an emphasis in Accounting, Financial Management, Hospitality Management, Human Resource Management, Information Systems, International Business, Management, Marketing, Pre-Law and Tourism Management, Associate of Applied Science in Applied Management, Associate of Applied Science in Business Administration and Associate of Applied Science in Accounting degree programs.

• The National League for Nursing Accrediting Commission accredits NAU’s Associate of Science in Nursing program for NAU’s location in Kansas City, Missouri, and has awarded candidate status for NAU’s Associate of Science in Nursing program for spring 2008 through fall 2009 for NAU’s locations in Denver, Colorado, and Overland Park, Kansas, and has awarded candidate status for NAU’s online Registered Nurse to Bachelor of Science in Nursing program for fall 2008 through spring 2010 for NAU’s location in Rapid City, South Dakota.

• The Standing Committee on Paralegals of the American Bar Association approves NAU’s paralegal studies program offered in Rapid City, South Dakota.

NAU is approved for veteran’s training and for administering various educational programs sponsored by state and federal agencies, such as the Bureau of Indian Affairs, Social Security Administration and various state rehabilitation services.  We believe NAU’s regional accreditation with the Higher Learning Commission and its specialized accreditations and approvals for core programs not only reflect the quality of, and standards we set for NAU’s programs, but also enhances the marketability and improves the attractiveness of NAU’s graduates.

Intellectual Property

We publish intellectual property policies in NAU’s faculty handbook and the employee handbook that outline the ownership of creative works and inventions produced by employees within the scope of their employment at the university, compliance with copyright law, the use of the university’s copyrighted materials and related conflicts of interest.  When the university hires content experts to develop curriculum, the university enters into agreements to confirm that all materials created under the scope of the agreement become the university’s exclusive intellectual property.  The agreement also includes provisions that require the curriculum developer to comply with all laws or regulations related to copyright and the use of copyrighted materials and not to engage in activities that would constitute copyright infringement.  Curriculum designers also receive a copy of the university-developed Copyright Fundamentals for NAU Online Course Developers for review prior to project initiation.

We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names and agreements with third parties to protect our proprietary rights.  Through its extensive development of electronic instructional materials, on-campus and on-line courseware and related processes, we continue to accumulate copyrighted material and knowledge that has provided the basis for improving quality of instruction, programs and services to NAU’s students.  These assets continue to be leveraged by providing these products and services to multiple external constituents as well.  Our strategic plan calls for continued and extensive investment in maintaining and expanding these assets.

We rely on trademark and service mark protections in the United States and other countries for NAU’s name and distinctive logos, along with various other trademarks and service marks related to specific offerings.  We own or have filed the following trademark applications and registrations.

	Country	Application
Mark	Number	Number	Registration

NATIONAL AMERICAN UNIVERSITY	Bolivia	108235	108235
NATIONAL AMERICAN UNIVERSITY	Canada	916679
THE ONLINE INSTITUTE FOR EXCELLENCE
AND SUCCESS	Canada	1105540	609544
TOIES	Canada	1105539	597503
NATIONAL AMERICAN UNIVERSITY	Chile	718156	771228
NATIONAL AMERICAN UNIVERSITY	European	08230294
	Community
NAU	European	08230336
	Community
NATIONAL AMERICAN UNIVERSITY	India	1353648	1353648
BEST OF BOTH WORLDS − IDP	US	75/774,888	2,454,023
NATIONAL AMERICAN UNIVERSITY	US	75/249,751	2,220,866
NAU	US	75/249,753	2,202,126
ONE DAY, ONE NIGHT, SATURDAY’S ALL
RIGHT, ONLINE’S JUST FINE, NIGHTTIME,
ANYTIME, GET YOUR DEGREE, SET
YOURSELF FREE, NATIONAL AMERICAN
UNIVERSITY	US	76/595,599	3,047,681
SUCCESSFUL COLLEGES	US	78,745,253	3,239,049
THE INSTITUTE OF EXCELLENCE AND
SUCCESS	US	78/745,249
THE ONLINE INSTITUTE FOR EXCELLENCE
AND SUCCESS	US	76/190,984	2,622,131
TOIES	US	76/190,985	2,622,132

We also own domain name rights to ‘‘national.edu,’’ as well as to the following domain names.

• NAUONLINE.EDU
• DISTANCENAU.COM
• DISTANCENAU.INFO
• DISTANCENAU.NET
• DISTANCENAU.ORG
• DISTANCENAU.US
• ITJUSTFITS.COM
• NATIONALAMERICANONLINE.COM
• NATIONALAMERICANONLINE.INFO
• NATIONALAMERICANONLINE.NET
• NATIONALAMERICANONLINE.ORG
• NATIONALAMERICANONLINE.US
• NATIONALAMERICANUNIVERSITY.INFO
• NATIONALAMERICANUNIVERSITY.MOBI
• NATIONALAMERICANUNIVERSITY.US
• NATIONALAMERICANUNIVERSITYONLINE.INFO
• NATIONALAMERICANUNIVERSITYONLINE.NET
• NATIONALAMERICANUNIVERSITYONLINE.ORG
• NATIONALAMERICANUNIVERSITYONLINE.US
• NAUDISTANCE.COM
• NAUDISTANCE.INFO

• NAUDISTANCE.NET
• NAUDISTANCE.ORG
• NAUDISTANCE.US
• NAUONLINE.INFO
• NAUONLINE.MOBI
• NAUONLINE.NET
• NAUONLINE.ORG
• NAUONLINE.US
• NAUPROGRAM.COM
• NAUPROGRAM.INFO
• ONEDAYONENIGHT.COM
• ONEDAYONENIGHT.INFO
• ONEDAYONENIGHT.NET
• ONEDAYONENIGHT.ORG
• WDT2NAU.COM

Environmental

NAU’s facilities and operations are subject to a variety of environmental laws and regulations governing, among other things, the use, storage and disposal of solid and hazardous substances and waste, and the clean-up of contamination at its facilities or off-site locations to which it sends or has sent waste for disposal.  NAU is also required to obtain permits for air emissions, and to meet operational and maintenance requirements.  In the event we do not maintain compliance with any of these laws and regulations, or are responsible for a spill or release of hazardous materials, we could incur significant costs for clean-up, damages, and fines or penalties.

Business Expansion and Development

We engage in an extensive planning and evaluation process to determine the manner in which we expand programs and services to NAU’s students.  We evaluate these developmental programs and initiatives with a long-term focus.  Long-range planning has included and may, in the future, include a calculated expansion of additional campuses and education centers, developing new forms of educational delivery systems and academic programs into current and new geographical regions in response to our management’s analyses of market and related trends.  New sites are only opened after extended analysis of regional markets and demand.

Our strategic plan includes a process whereby market evaluation is performed through outsourcing to outside experts as well as extensive internal analysis.  These market findings are subsequently evaluated and incorporated into the system strategic plan as part of the phased expansion of degree offerings and campus and education center locations.  Further, we incorporate an international perspective into our planning processes.  Other types of growth initiatives include developing internal programs to increase institutional effectiveness, expanding institutional assessment initiatives, developing processes to better serve online students and developing and maintaining a viable curriculum.  During the past two fiscal years, we spent approximately $8,045,000 on business expansion and development activities, including to support expansion of our distance learning operations, development of new education sites and expansion of academic program offerings.

Approach to Academic Quality

Some of the key elements we focus on to promote a high level of academic quality include:

Academically rigorous, career-oriented curricula.  We create academically rigorous curricula designed to enable all students to gain the foundational knowledge, professional competencies and demonstrable skills required to be successful in their chosen fields.  NAU’s performance-based curriculum is designed and delivered by our faculty who are committed to delivering a high quality, rigorous education.  We design our curricula to address specific career-oriented objectives we believe working adult students are seeking.

Qualified faculty.  We are committed to providing high-quality education.  Therefore, we seek to hire and contract with qualified faculty with relevant practical experience.  A substantial percentage of NAU’s current faculty members hold graduate degrees.  Many of NAU’s faculty members are able to integrate relevant, practical experiences from their professional careers into the courses they teach.  We invest in the professional development of NAU’s faculty members by providing training in campus and online teaching techniques, hosting events and discussion forums that foster sharing of best practices and continually assessing teaching effectiveness through administrative reviews and student evaluations.

Standardized course design.  We employ a standardized curriculum development process to ensure consistent active learning experiences in NAU’s courses.  We thereafter continuously review our programs in an effort to ensure they remain consistent, up-to-date and effective in producing the desired student learning outcomes.  We also regularly review student survey data to identify opportunities for course modifications and upgrades.

Effective learner services. We establish teams comprised of academic and administrative personnel who act as the primary support for our students, beginning at the application stage and continuing through graduation.  In recent years, we have also concentrated on improving the technology used to support student learning, including enhancing our online learning platform and further improving learner services.  As a result, many of our support services, including academic, administrative, library and career services, are accessible online, generally allowing users to access these services at a time and in a manner convenient to them.

Continual academic oversight.  The academic oversight and assessment functions for all of NAU’s programs are conducted through the provost’s office and other academic offices, who continuously evaluate the academic content, delivery method, faculty performance and desired student learning outcomes for each of the programs.  We continuously assess outcomes data to determine whether the students graduate with the knowledge, competencies and skills necessary to succeed in the workplace.  The provost also initiates and manages periodic examinations of NAU’s curricula to evaluate and verify program quality and workplace applicability.  Based on these processes and student feedback, we determine whether to modify or discontinue programs that do not meet our standards or market needs, or to create new programs.  The provost also oversees regular reviews of the university’s programs conducted by accrediting commissions.

Technology Systems

We remain focused on leveraging the use of technology to increase the effectiveness of our operations and ensuring that both students and employees are trained to use appropriate and relevant technologies and equipment.  This commitment translates not only into institutional expenditures that represent an important budgeting factor, but also appropriate orientation and training in the use of this technology.  In 2005, we migrated from an aging frame-relay WAN to an all-IP MPLS network with a standard LAN configuration.  We believe that this establishes a secure, reliable, scalable technology system that provides a high quality online educational environment and also gives the university the capability to substantially grow its online programs and enrollment.

In 2000, we implemented a student management system called CampusVueTM, a secure, windows-based application having multiple functions, including the support of daily operations and the collection of historical data.  The data housed within CampusVueTM is shared across all campuses.

Using Microsoft SharePoint® software as an operational framework, we created a secure intranet called MyNAU in 2006.  We believe MyNAU has improved organizational effectiveness by providing comprehensive content management with search capabilities that facilitates information sharing across the university’s system.  Moreover, the implementation of MyNAU also provided employees shared access to information needed for the university to run efficiently.

In July 2003, we purchased and implemented the Microsoft Dynamics GP® (formerly Great Plains) accounting software.  Microsoft Dynamics GP® is a business/accounting software program that has allowed the university to manage all of its accounting and human resources functions.  The program also collects and maintains historical data regarding the finances of the university and enables users to access historical data.  The software provides a broad range of flexible, customizable analytics, reporting and budgeting options to meet the university’s needs, from advanced analysis to the simplest reporting requests.

As part of a comprehensive IT upgrade, we purchased a software package in 2000 to assist in the management and support of the students’, faculty’s and staff’s interaction with technology.  HelpSTARTM addresses functions including problem management and workflow, knowledge management, asset management, data analysis and reporting.  HelpSTARTM’s logging, routing, scheduling and event-monitoring features ensure that technology issues are effectively tracked from creation to resolution.

WebCTTM is an Internet-based learning management system that allows the university to offer distance learning classes to students entirely over the Internet.  The features of this product include content organization and display, synchronous and asynchronous chat, private messaging, quizzing and assignment submission and student tracking and grading.  The system is used to present online courses to both international and domestic students.

As a supplement to the WebCTTM learning management system, we purchased secondary applications to support synchronous communications.  These systems are used primarily to allow faculty, staff and students to communicate in real-time as a required or optional component of an asynchronous WebCTTM course.  These applications are also used to communicate with international affiliate institutions.  The systems provide users with voice-over-IP and video capabilities for live discussions and lectures on course topics.  Additionally, the software allows users to share presentations, Web sites and other media as a part of live discussions.  These live sessions are recorded and may be played back at any time for learners who were not able to participate in the live session or for those who desire to review the materials at a later time.

We have also developed and deployed a Web-based system called TEAMS to meet the growing needs of online course delivery.  TEAMS closely integrates with the WebCTTM learning management system to deliver midpoint and end-of-course surveys to students, allows for automated loading of students into WebCTTM courses, provides automated storage and delivery of research papers, and aggregates critique results and faculty and staff participation information.  The system is designed to utilize the storage capability of a relational database to provide historical and real time information.

Recognizing the need to manage content used in the WebCTTM learning management system, we developed an internal system to input, organize, manage and display course materials.  This system is known as a learning object repository.  This software provides a word processor-style, Web-based, content entry and editing interface that allows content experts to directly create and edit course content.  Additionally, it organizes text, images, documents and multimedia resources in a relational database, allowing the university to more easily identify and re-task existing content for new projects and courses.  Finally, the system is integrated with the learning management system and is used to display and deliver content seamlessly through WebCTTM to students.

Legal Proceedings

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of its business.  We are not at this time a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition, or results of operation.

Compliance with Applicable Laws

We strive to comply with applicable local, state and federal laws and regulations under the oversight of our general counsel and the efforts of administrative staff who implement compliance policies and procedures, including the following activities:

Institutional Compliance Program.  Our comprehensive institutional compliance program integrates and coordinates all significant requirements with which the university must comply by law, regulation or other binding rule or agreement. Under the program, we have:

• Established and communicated institutional principles designed to deter wrongdoing and to promote honest and ethical conduct;

• Developed communication policies and procedures;

• Designated a university compliance officer;

• Created a university compliance committee made up of representatives of major internal departments and headed by the institutional compliance officer;

• Implemented a program to monitor compliance and, when gaps or violations occur, to develop responses to correct deficiencies in a timely manner; and

• Ensured the appropriate university department/governing body has identified appropriate disciplinary sanctions and has applied those sanctions when infractions occur.

Audits.  Audits are periodically conducted to assure compliance with applicable laws, including the following:

• Federal Title IV student financial assistance program compliance attestation examinations are conducted annually to determine compliance and to identify any needed correction of any deficiencies;

• An audit of 401(k) retirement plans is conducted annually to assure compliance with applicable laws and to assure the university is fulfilling its fiduciary duties; and

• Annual financial audit to ensure compliance with generally accepted accounting principles (GAAP).

Regulatory Matters

We are subject to extensive regulation by state education agencies, accrediting commissions and the United States federal government through the Department of Education under the Higher Education Act.  The regulations, standards and policies of these agencies cover the vast majority of NAU’s operations, including the educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, finances, results of operations and financial condition.

As an institution of higher education that grants degrees and certificates, NAU is required to be authorized by appropriate state education authorities.  In addition, in order to participate in the federal programs of student financial assistance for our students, NAU is required to be accredited by an accrediting commission recognized by the Department of Education.  Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting commission and the stated aims and purposes of the institution.  The Higher Education Act requires accrediting commissions recognized by the Department of Education to review and monitor many aspects of an institution’s operations and to take appropriate action if the institution fails to meet the accrediting commission’s standards.

NAU’s operations are also subject to regulation by the Department of Education due to its participation in federal student financial aid programs under Title IV of the Higher Education Act, referred to as the Title IV programs.  The Title IV programs include educational loans with below-market interest rates that are guaranteed by the federal government in the event of a student’s default on repaying the loan, educational loans provided directly by the federal government, and also grant programs for students with demonstrated financial need.  To participate in the Title IV programs, a school must receive and maintain authorization by the appropriate state education agency or agencies, be accredited by an accrediting commission recognized by the Department of Education, and be certified as an eligible institution by the Department of Education.

We plan and implement NAU’s business activities to comply with the standards of these regulatory agencies.  Our chief financial officer, chief administrative officer and general counsel also provide oversight designed to ensure that NAU meets the requirements of this regulatory environment.

State Education Licensure and Regulation

NAU is required by the Higher Education Act to be authorized by applicable state educational agencies in South Dakota and other states where it is located in order to participate in the Title IV programs.  In South Dakota, where NAU’s operations are headquartered, the state does not specifically regulate or authorize the degrees or educational programs of private, regionally accredited institutions of higher education.  If South Dakota were to enact legislation or regulations to regulate private, regionally accredited institutions of higher education, including NAU, the failure by us to obtain and maintain any required authorization to operate and offer educational programs in South Dakota would cause NAU to lose its eligibility to participate in the Title IV programs.

In addition to South Dakota, we operate NAU’s physical facilities offering educational programs in Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas.  In each of these states, we either maintain authorization or have received written confirmation that no express authorization is required from pertinent state educational agencies in order to offer our educational programs.  Where required under applicable law, these authorizations from state educational agencies are very important to us and the university.  To maintain requisite state authorizations, NAU is required to continuously meet standards relating to, among other things, educational programs, facilities, instructional and administrative staff, marketing and recruitment, financial operations, addition of new locations and educational programs and various operational and administrative procedures.  Failure to comply with applicable requirements of the state educational agencies in Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas could result in NAU losing its authorization to offer educational programs in those state(s).  In this event, the state educational agency could force us to cease operations in such state(s).  Even if the state educational agency does not require the university to cease operations on an immediate basis, the loss of authorization by the state educational agency in such state(s) would then cause our campuses in such state(s) to lose eligibility to participate in the Title IV programs, and such loss of Title IV program eligibility could force us to cease operations in such state(s).  Alternatively, the state educational licensing agencies could restrict our ability to offer certain degree programs.

NAU’s activities in certain other states constitute a presence requiring licensure or authorization under the requirements of the state education agency in those states, even though NAU does not have a physical facility in such states.  Therefore, in addition to South Dakota, Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas, each in which NAU does maintain physical facilities, we have obtained such approvals as we have determined to be necessary in connection with NAU’s activities in such states which we believe constitute a presence requiring licensure or authorization by the state educational agency.  We review the licensure requirements of other states when appropriate to determine whether NAU’s activities in those states constitute a presence or otherwise require licensure or authorization by the respective state education agencies.

NAU is subject to extensive regulations by the states in which it is authorized or licensed to operate.  State laws and regulations typically establish standards in areas such as instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations, and other operational matters, which can be different than and conflict with the requirements of the Department of Education and other applicable regulatory bodies.  State laws and regulations may limit NAU’s ability to offer educational programs and offer certain degrees.  Some states may also prescribe financial regulations that are different from those of the Department of Education and many require the posting of surety bonds.  If NAU fails to comply with state licensing requirements, it may lose its state licensure or authorizations.  If NAU loses state licensure in a state in which it has a physical location, it would also lose Title IV eligibility in that state.

In addition, several states have sought to assert jurisdiction over educational institutions offering online degree programs that have no physical location or other presence in the state but that have some activity in the state, such as enrolling or offering educational services to students who reside in the state, employing faculty who reside in the state or advertising to or recruiting prospective students in the state.  State regulatory requirements for online education vary among the states, are not well developed in many states, are imprecise or unclear in some states and can change frequently.  Because NAU enrolls students in all 50 states and the District of Columbia, it expects that other state regulatory authorities may request that we seek licensure or authorization in their states in the future.  New laws, regulations or interpretations related to doing business over the Internet could increase our cost of doing business and affect our ability to recruit students in particular states, which could, in turn, negatively affect enrollments and revenues and have a material adverse effect on our business.

We believe NAU is licensed or authorized in those jurisdictions where a license or authorization is currently required, and we do not believe that any of the states in which NAU is currently licensed or authorized, other than South Dakota, Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas, are individually material to our operations.  Although we believe that we will be able to comply with additional state licensing or authorization requirements that may arise or be asserted in the future, if we fail to comply with state licensing or authorization requirements for a state, or fail to obtain licenses or authorizations when required, NAU could lose its state licensure or authorization by that state, which could prohibit NAU from recruiting prospective students or offering services to current students in that state.  NAU could also be subject to other sanctions, including restrictions on activities in that state, fines, and penalties.  The loss of licensure or authorization in certain states could prohibit NAU from recruiting prospective students or offering services to current students in that state, which could significantly reduce NAU’s enrollments.

State Professional Licensure

Many states have specific licensure requirements that an individual must satisfy in order to be licensed as a professional in specified fields, including fields such as education and healthcare.  These requirements vary by state and by field.  A student’s success in obtaining licensure following graduation typically depends on several factors, including the background and qualifications of the individual graduate, as well as the following factors, among others:

• whether the institution and the program were approved by the state in which the graduate seeks licensure, or by a professional association;

• whether the program from which the student graduated meets all requirements for professional licensure in that state;

• whether the institution and the program are accredited and, if so, by what accrediting commissions; and

• whether the institution’s degrees are recognized by other states in which a student may seek to work.

Many states also require that graduates pass a state test or examination as a prerequisite to becoming certified in certain fields, such as teaching and nursing.  Many states also may require a criminal background clearance before granting certain professional licensures or certifications.  NAU’s catalog informs students that it is incumbent upon the student to verify whether a specific criminal background clearance is required in their field of study prior to beginning course work.

Accreditation

NAU has been institutionally accredited since 1979 by the Higher Learning Commission of the North Central Association of Colleges and Schools (the “Higher Learning Commission”), a regional accrediting commission recognized by the Department of Education.  NAU’s accreditation was reaffirmed in 2008 for the maximum term of 10 years as part of a regularly scheduled reaffirmation process.  Accreditation is a private, non-governmental process for evaluating the quality of educational institutions and their programs in areas including student performance, governance, integrity, educational quality, faculty, physical resources, administrative capability and resources and financial stability.  To be recognized by the Department of Education, accrediting commissions must adopt specific standards for their review of educational institutions, conduct peer-review evaluations of institutions and publicly designate those institutions that meet their criteria.  An accredited school is subject to periodic review by its accrediting commissions to determine whether it continues to meet the performance, integrity and quality required for accreditation.

There are six regional accrediting commissions recognized by the Department of Education, each with a specified geographic scope of coverage, which together cover the entire United States.  Most traditional, public and private non-profit, degree-granting colleges and universities are accredited by one of these six regional accrediting commissions.  The Higher Learning Commission, which accredits NAU, is the same regional accrediting commission that accredits other degree-granting public and private colleges and universities in the states of Arizona, Arkansas, Colorado, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Missouri, Nebraska, New Mexico, North Dakota, Ohio, Oklahoma, South Dakota, West Virginia, Wisconsin, and Wyoming.

Accreditation by the Higher Learning Commission is important to NAU for several reasons, including the fact that it enables NAU’s students to receive Title IV financial aid.  Other colleges and universities depend, in part, on an institution’s accreditation in evaluating transfers of credit and applications to graduate schools.  Employers rely on the accredited status of institutions when evaluating candidates’ credentials, and students and corporate and government sponsors under tuition reimbursement programs look to accreditation for assurance that an institution maintains quality educational standards.  If NAU fails to satisfy the standards of the Higher Learning Commission, it could lose its accreditation by that agency, which would cause it to lose its eligibility to participate in the Title IV programs.

The reauthorization of the Higher Education Act in 2008, and final regulations issued by the Department of Education, in October of 2009, which will be effective July 1, 2010, require accrediting commissions to monitor the growth of programs at institutions that are experiencing significant enrollment growth.  The Higher Learning Commission requires all affiliated institutions, including NAU, to complete an annual data report.  If the non-financial data, particularly enrollment information, and any other information submitted by the institution indicate problems, rapid change, or significant growth, the Higher Learning Commission staff may require that the institution address any concerns arising from the data report in the next self-study and visit process or may recommend additional monitoring.  In addition, the Department of Education has issued final regulations, which will take effect on July 1, 2010, that require the Higher Learning Commission to notify the Department of Education if an institution it accredits that offers distance learning programs, such as NAU, experiences an increase in its headcount enrollment of 50 percent or more in any fiscal year.  The Department of Education may consider that information in connection with its own regulatory oversight activities.

In addition to institution-wide accreditation, there are numerous specialized accrediting commissions that accredit specific programs or schools within their jurisdiction, many of which are in healthcare and professional fields.  Accreditation of specific programs by one of these specialized accrediting commissions signifies that those programs have met the additional standards of those agencies.  In addition to being accredited by the Higher Learning Commission, NAU also has the following specialized accreditations:

• The Commission on Accreditation of Athletic Training Education (formerly the Commission on Accreditation of Allied Health Education Programs, Joint Review Committee on Education Programs in Athletic Training) accredits NAU’s athletic training education program (on probation, with status report due December 1, 2009).

• The Commission on Accreditation of Allied Health Education Programs, on the recommendation of the Curriculum Review Board of the American Association of Medical Assistants Endowment, accredits NAU’s medical assisting programs offered in Colorado Springs, Colorado, Denver, Colorado, Overland Park, Kansas, Bloomington, Minnesota, Roseville, Minnesota, Albuquerque, New Mexico, and Sioux Falls, South Dakota.

• The Committee on Veterinary Technician Education and Activities of the American Veterinary Medical Association accredits NAU’s veterinary technology program.

• The International Assembly for Collegiate Business Education accredits NAU’s Master of Business Administration, Master of Management, Bachelor of Science in Applied Management, Bachelor of Science in Applied Management with an emphasis in Equine Management, Bachelor of Science in Accounting, Bachelor of Science in Business Administration, Bachelor of Science in Business Administration with an emphasis in Accounting, Financial Management, Hospitality Management, Human Resource Management, Information Systems, International Business, Management, Marketing, Pre-Law and Tourism Management, Associate of Applied Science in Applied Management, Associate of Applied Science in Business Administration and Associate of Applied Science in Accounting degree programs.

• The National League for Nursing Accrediting Commission accredits NAU’s Associate of Science in Nursing program for NAU’s location in Kansas City, Missouri, and has awarded candidate status for NAU’s Associate of Science in Nursing program for spring 2008 through fall 2009 for NAU’s locations in Denver, Colorado, and Overland Park, Kansas, and has awarded candidate status for NAU’s online Registered Nurse to Bachelor of Science in Nursing program for fall 2008 through spring 2010 for NAU’s location in Rapid City, South Dakota.

• The Standing Committee on Paralegals of the American Bar Association approves NAU’s paralegal studies program offered in Rapid City, South Dakota.

If NAU fails to satisfy the standards of any of these specialized accrediting commissions, NAU could lose the specialized accreditation for the affected programs, which could result in materially reduced student enrollments in those programs.

Regulation of Federal Student Financial Aid Programs

To be eligible to participate in the Title IV programs, an institution must comply with specific requirements contained in the Higher Education Act and the regulations issued thereunder by the United States Department of Education.  An institution must, among other things, be licensed or authorized to offer its educational programs by the state or states in which it is physically located (in NAU’s case, South Dakota, Colorado, Kansas, Minnesota, Missouri, New Mexico and Texas) and maintain institutional accreditation by an accrediting commission recognized by the Department of Education.

The substantial amount of federal funds disbursed to schools through the Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit educational institutions have caused Congress to require the Department of Education to exercise considerable regulatory oversight over for-profit educational institutions.  As a result, for-profit educational institutions, including NAU, are subject to extensive oversight and review.  Because the Department of Education periodically revises its regulations (as is currently underway in connection with the August 2008 reauthorization of the Higher Education Act described below) and changes its interpretations of existing laws and regulations, NAU cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.

Significant factors relating to the Title IV programs that could adversely affect NAU include the following:

Congressional action. Congress must reauthorize the Higher Education Act on a periodic basis, usually every five to six years, and the most recent reauthorization occurred in August 2008.  The reauthorized Higher Education Act reauthorized all of the Title IV programs in which NAU participates, but made numerous revisions to the requirements governing the Title IV programs, including provisions relating to the relationships between institutions and lenders that make student loans, student loan default rates and the formula for revenue that institutions are permitted to derive from the Title IV programs.  Prior to the reauthorization, the College Cost Reduction and Access Act, enacted in September 2007, significantly reduced subsidies to the Federal Family Education Loan (“FFEL”) lenders and guarantors as an offset to increases in other Title IV programs.  This, in turn, reduced the profitability of the FFEL program for many lenders and also resulted in significant changes to the terms of loans that providers of alternative loans (i.e., non-governmental loans) to students were willing to make.  Lenders have experienced difficulty in securing funding through the debt markets for FFEL program loans; however, since the May 2008 enactment of the Ensuring Continued Access to Student Loans Act, the Department of Education has provided liquidity support to FFEL lenders by purchasing loans and providing long term financing for FFEL loans.  This program was designed to continue access by students and parents to FFEL loans in the future.  Congress is presently considering legislation to eliminate the FFEL program and administer all Title IV loans through the Federal Direct Loan program.  NAU is not in a position to predict with certainty whether any of the pending legislation will be enacted.  Further, on September 21, 2009, the U.S. Government Accountability Office publicly released an August 2009 report to Congress recommending stronger oversight by the Department of Education of certain aspects of the Title IV programs.  This report has lead to Congressional hearings, and it is possible that it could lead to revisions to the Higher Education Act or changes to Department of Education regulations.  The elimination of certain Title IV programs, material changes in the requirements for participation in such programs or the substitution of materially different programs could increase NAU’s costs of compliance and could reduce the ability of some students to finance their education at NAU.

In addition, Congress must determine the funding levels for the Title IV programs on an annual basis through the budget and appropriations process.  A reduction in federal funding levels for the Title IV programs could reduce the ability of some students to finance their education.  The loss of or a significant reduction in Title IV program funds available to NAU’s students could reduce NAU’s enrollments and revenue and possibly have a material adverse effect on our business.

Eligibility and certification procedures. Each institution must apply periodically to the Department of Education for continued certification to participate in the Title IV programs.  Such recertification generally is required every six years, but may be required earlier, including when an institution undergoes a change in control.  An institution may also come under the Department of Education’s review when it expands its activities in certain ways, such as opening an additional location, adding a new educational program or modifying the academic credentials it offers.  The Department of Education may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards and in certain other circumstances, such as when an institution is certified for the first time or undergoes a change in control.  The basis for NAU’s provisional certification was its failure to meet the Department of Education’s standards of financial responsibility.  During the period of provisional certification, the institution must comply with any additional conditions included in the school’s program participation agreement with the Department of Education.  In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for recertification or approval to open a new location, add an educational program, acquire another school, or make any other significant change.  If the Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in the Title IV programs without advance notice or opportunity for the institution to challenge the action.  Students attending provisionally certified institutions remain eligible to receive Title IV program funds.

Since March 2008, NAU has been certified to participate in the Title IV programs on a provisional basis, with such certification extending through June 30, 2010. The Department of Education’s February 2008 recertification with provisional status required that NAU post a letter of credit in an amount representing 10% of the Title IV program funds received by NAU during its most recently completed fiscal year, receive Title IV program funds under the heightened cash monitoring payment method, and comply with certain other reporting requirements.  The Department has informed NAU that the letter of credit must be maintained following the Transaction, and that NAU will continue to receive Title IV program funds under the heightened cash monitoring payment method.

Administrative capability.  Department of Education regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in the Title IV programs.  To meet the administrative capability standards, an institution must, among other things:

• comply with all applicable Title IV program requirements;

• have an adequate number of qualified personnel to administer the Title IV programs;

• have acceptable standards for measuring the satisfactory academic progress of its students;

• not have student loan cohort default rates above specified levels;

•  have various procedures in place for awarding, disbursing and safeguarding Title IV program funds and for maintaining required records;

• administer the Title IV programs with adequate checks and balances in its system of internal controls;

• not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

• provide financial aid counseling to its students;

• refer to the Department of Education’s Office of Inspector General any credible information indicating that any student, parent, employee, third-party servicer or other agent of the institution has engaged in any fraud or other illegal conduct involving the Title IV programs;

• submit all required reports and financial statements in a timely manner; and

• not otherwise appear to lack administrative capability.

If an institution fails to satisfy any of these criteria, the Department of Education may:

• require the institution to repay Title IV funds its students previously received;

• transfer the institution from the advance method of payment of Title IV funds to heightened cash monitoring status or the reimbursement method of payment;

• place the institution on provisional certification status; or

• commence a proceeding to impose a fine or to limit, suspend or terminate the institution’s participation in the Title IV programs.

If NAU is found not to have satisfied the Department of Education’s administrative capability requirements, then the students could lose, or be limited in their access to, Title IV program funding.

Financial responsibility. The Higher Education Act and Department of Education regulations establish extensive standards of financial responsibility that institutions such as NAU must satisfy in order to participate in the Title IV programs.  The Department of Education evaluates institutions for compliance with these standards on an annual basis based on the institution’s annual audited financial statements as well as when the institution applies to the Department of Education to have its eligibility to participate in the Title IV programs recertified.  The most significant financial responsibility standard is the institution’s composite score, which is derived from a formula established by the Department of Education based on three financial ratios:

• equity ratio, which measures the institution’s capital resources, financial viability and ability to borrow;

• primary reserve ratio, which measures the institution’s ability to support current operations from expendable resources; and

• net income ratio, which measures the institution’s ability to operate at a profit or within its means.

The Department of Education assigns a strength factor to the results of each of these ratios on a scale from negative 1.0 to positive 3.0, with negative 1.0 reflecting financial weakness and positive 3.0 reflecting financial strength.  The Department of Education then assigns a weighting percentage to each ratio and adds the weighted scores for the three ratios together to produce a composite score for the institution.  The composite score must be at least 1.5 for the institution to be deemed financially responsible without the need for further Department of Education oversight.  In addition to having an acceptable composite score, an institution must, among other things, provide the administrative resources necessary to comply with Title IV program requirements, meet all of its financial obligations including required refunds to students and any Title IV liabilities and debts, be current in its debt payments and not receive an adverse, qualified or disclaimed opinion by its accountants in its audited financial statements.

If the Department of Education determines that an institution does not meet the financial responsibility standards due to a failure to meet the composite score or other factors, the institution should be able to establish financial responsibility on an alternative basis permitted by the Department of Education.  This alternative basis could include, in the Department’s discretion, posting a letter of credit, accepting provisional certification, complying with additional Department of Education monitoring requirements, agreeing to receive Title IV program funds under an arrangement other than the Department of Education’s standard advance funding arrangement, such as the reimbursement method of payment or heightened cash monitoring or complying with or accepting other limitations on the institution’s ability to increase the number of programs it offers or the number of students it enrolls.

Based on NAU’s composite score for its fiscal year ending May 31, 2007 and continuing for NAU’s fiscal year ending May 31, 2008, the Department of Education determined that NAU failed to meet the standards of financial responsibility.  The Department therefore has required NAU to participate in the Title IV programs under an alternative basis of financial responsibility requiring provisional certification, the posting of a letter of credit representing 10% of the Title IV program funds received by NAU during its most recently completed fiscal year, the receipt of Title IV program funds under the heightened cash monitoring payment method and compliance with certain other reporting requirements.  The Department has informed NAU that this letter of credit must be maintained following the Transaction and that NAU will continue to receive Title IV program funds under the heightened cash monitoring payment method.

The requirement to post or maintain a letter of credit or other sanctions imposed by the Department of Education has increased our cost of regulatory compliance and affected our cash flows.  If NAU is unable to meet the minimum composite score or comply with the other standards of financial responsibility, and could not post a required letter of credit or comply with the alternative bases for establishing financial responsibility, then NAU’s students could lose their access to Title IV program funding.

Return of Title IV funds for students who withdraw. When a student who has received Title IV funds withdraws from school, the institution must determine the amount of Title IV program funds the student has “earned.”  If the student withdraws during the first 60% of any period of enrollment or payment period, the amount of Title IV program funds that the student has earned is equal to a pro rata portion of the funds the student received or for which the student would otherwise be eligible.  If the student withdraws after the 60% threshold, then the student is deemed to have earned 100% of the Title IV program funds he or she received.  The institution must then return the unearned Title IV program funds to the appropriate lender or the Department of Education in a timely manner, which is generally no later than 45 days after the date the institution determined that the student withdrew.  If such payments are not timely made, the institution will be required to submit a letter of credit to the Department of Education equal to 25% of the Title IV funds that the institution should have returned for withdrawn students in its most recently completed fiscal year.  Under Department of Education regulations, late returns of Title IV program funds for 5% or more of the withdrawn students in the audit sample in the institution’s annual Title IV compliance audit for either of the institution’s two most recent fiscal years or in a Department of Education program review triggers this letter of credit requirement.  NAU did not exceed this 5% threshold in its annual Title IV compliance audit for either of its two most recent fiscal years.

The “90/10 Rule.”  A requirement of the Higher Education Act commonly referred to as the “90/10 Rule” provides that an institution loses its eligibility to participate in the Title IV programs, if, under a complex regulatory formula that requires cash basis accounting and other adjustments to the calculation of revenue, the institution derives more than 90% of its revenues for any fiscal year from Title IV program funds.  This rule applies only to for-profit postsecondary educational institutions, including NAU.  Prior to the August 2008 reauthorization of the Higher Education Act, an institution that violated the rule became ineligible to participate in the Title IV programs as of the first day of the fiscal year following the fiscal year in which it exceeded the 90% threshold, and it was unable to apply to regain its eligibility until the next fiscal year.  If an institution exceeded the 90% threshold for a fiscal year and it and its students had received Title IV funds for the next fiscal year, it was required to return those funds to the applicable lender or the Department of Education.  The August 2008 reauthorization of the Higher Education Act included significant revisions to the “90/10 Rule,” effective upon the date of the law’s enactment.  Under the revised law, an institution is subject to loss of eligibility to participate in the Title IV programs only if it exceeds the 90% threshold for two consecutive years, and an institution whose rate exceeds 90% for any single year will be placed on provisional certification.

Using the Department of Education’s formula under the “90/10 Rule,” for NAU’s 2007 and 2008 fiscal years, as promulgated prior to regulatory revisions implementing the August 2008 reauthorization of the Higher Education Act, NAU derived approximately 62.9 percent and 67.65 percent, respectively, of its revenues (calculated on a cash basis) from Title IV program funds.  For NAU’s 2009 fiscal year, NAU derived approximately 71.6 percent of its revenues (calculated on a cash basis) from Title IV program funds.  Recent changes in federal law that increased Title IV grant and loan limits, and any additional increases in the future, may result in an increase in the revenues NAU receives from the Title IV programs, which could make it more difficult for NAU to satisfy the “90/10 Rule.”  In addition, economic downturns that adversely affect students’ employment circumstances could also increase their reliance on Title IV programs.  However, such effects may be mitigated by other provisions of the recent Higher Education Act reauthorization that allow institutions, when calculating their compliance with this revenue test, to exclude from their Title IV revenues through June 30, 2011 the additional federal student loan amounts that became available July 1, 2008 under the Ensuring Continued Access to Student Loans Act, and to include more non-Title IV revenues, such as revenues from institutional loans under certain circumstances.

Student loan defaults.  Under the Higher Education Act, an educational institution may lose its eligibility to participate in some or all of the Title IV programs if defaults by its students on the repayment of loans received through either the FFEL or the Federal Direct Loan (“Direct Loan”) programs exceed certain levels.  For each federal fiscal year, the Department of Education calculates a rate of student defaults on such loans for each institution, known as a “cohort default rate”.  An institution’s cohort default rate for a federal fiscal year is calculated by determining the rate at which borrowers who became subject to their repayment obligation in that federal fiscal year defaulted by the end of the following federal fiscal year.

If the Department of Education notifies an institution that its cohort default rates for each of the three most recent federal fiscal years are 25% or greater, the institution’s participation in the FFEL and Direct Loan programs, and the Pell Grant program, ends 30 days after that notification, unless the institution appeals that determination in a timely manner on specified grounds and according to specified procedures.  In addition, an institution’s participation in the FFEL and Direct Loan programs ends 30 days after notification by the Department of Education that its most recent cohort default rate is greater than 40%, unless the institution timely appeals that determination on specified grounds and according to specified procedures.  An institution whose participation ends under either of these provisions may not participate in the relevant programs for the remainder of the fiscal year in which the institution receives the notification and for the next two fiscal years.

If an institution’s FFEL and Direct Loan cohort default rate equals or exceeds 25% in any single year, the institution may be placed on provisional certification status.  Provisional certification does not limit an institution’s access to Title IV program funds, but an institution on provisional status is subject to closer review by the Department of Education if it applies for recertification or approval to open a new location, add an educational program, acquire another school, or make any other significant change, and the Department of Education may revoke such institution’s certification without advance notice if it determines that the institution is not fulfilling material Title IV program requirements.  NAU is approved to participate in both the FFEL and Direct Loan programs; however, its students to date have not borrowed through the Direct Loan program.  If NAU’s students begin taking out loans under the Direct Loan program, those loans will be combined with NAU’s FFEL loans in calculating NAU’s annual student loan cohort default rate.  In such case, the potential sanctions discussed in this section would be based on the combined cohort default rate.  NAU’s official cohort default rates for the 2005, 2006, and 2007 federal fiscal years (the most recent federal fiscal years for which official cohort default rates have been issued by the Department of Education) were 7.5%, 7.3% and 8.2%, respectively.

The August 2008 reauthorization of the Higher Education Act included significant revisions to the requirements concerning FFEL and Direct Loan cohort default rates.  Under the revised law, the period for which students’ defaults on their loans are included in the calculation of an institution’s cohort default rate has been extended by one additional year, which is expected to increase the cohort default rates for most institutions.  That change will be effective with the calculation of institutions’ cohort default rates for federal fiscal year 2009, which are expected to be calculated and issued by the Department of Education in 2012.  The revised law also increased the threshold for ending an institution’s participation in the relevant Title IV programs from 25% to 30%, effective in 2012.

Incentive compensation rule.  An institution that participates in the Title IV programs may not provide any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity.  The Department of Education’s current regulations set forth 12 “safe harbors” which describe payments and arrangements that do not violate the incentive compensation rule.  The Department of Education’s regulations make clear that the safe harbors are not a complete list of permissible practices under this law.  One of these safe harbors permits adjustments to fixed salary for enrollment personnel provided that such adjustments are not made more than twice during any twelve month period, and that any adjustment is not based solely on the number of students recruited, admitted, enrolled or awarded financial aid.  While we believe that NAU’s compensation policies and practices have not been based on success in enrolling students in violation of applicable law, the Department of Education’s regulations and interpretations of the incentive compensation law do not establish clear criteria for compliance in all circumstances and, in a limited number of instances, NAU’s actions have not been within the scope of any specific safe harbor provided in the regulations.  In addition, such safe harbors do not address non-cash awards to enrollment personnel.  The restrictions of the incentive compensation rule also extend to any third-party companies that an educational institution contracts with for student recruitment, admissions or financial aid awarding services.  In May 2009, the Department of Education announced that it was initiating a rulemaking process focused on, among other things, reviewing its regulations on incentive compensation, including the “safe harbor” provisions.  We cannot predict with certainty whether such rulemaking will result in any changes to regulations, including the current “safe harbors.”  Any changes to the Department of Education’s regulations could require us to modify or suspend our current NAU’s compensation practices which could harm our ability to attract and retain qualified personnel and could increase our costs of compliance.

In recent years, several for-profit education companies have been faced with whistleblower lawsuits, known as “qui tam” cases, brought by current or former employees alleging that their institution’s compensation practices did not comply with the incentive compensation rule.  A qui tam case is a civil lawsuit brought by one or more individuals (a “relator”) on behalf of the federal government for an alleged submission to the government of a false claim for payment.  The relator, often a current or former employee, is entitled to a share of the government’s recovery in the case, including the possibility of treble damages.  A qui tam action is always filed under seal and remains under seal until the government decides whether to intervene in the case.  If the government intervenes, it takes over primary control of the litigation.  If the government declines to intervene in the case, the relator may nonetheless elect to continue to pursue the litigation at his or her own expense on behalf of the government.

Compliance reviews. NAU is subject to announced and unannounced compliance reviews and audits by various external agencies, including the Department of Education, its Office of Inspector General, state licensing agencies, agencies that guarantee FFEL loans, various state approving agencies for financial assistance to veterans and accrediting commissions.  As part of the Department of Education’s ongoing monitoring of institutions’ administration of the Title IV programs, the Higher Education Act also requires institutions to annually submit to the Department of Education a Title IV compliance audit conducted by an independent certified public accountant in accordance with applicable federal and Department of Education audit standards.  In addition, to enable the Department of Education to make a determination of an institution’s financial responsibility, each institution must annually submit audited financial statements prepared in accordance with Department of Education regulations.

Privacy of student records. The Family Educational Rights and Privacy Act of 1974, or FERPA, and the Department of Education’s FERPA regulations require educational institutions to protect the privacy of students’ educational records by limiting an institution’s disclosure of a student’s personally identifiable information without the student’s prior written consent.  FERPA also requires institutions to allow students to review and request changes to their educational records maintained by the institution, to notify students at least annually of this inspection right, and to maintain records in each student’s file listing requests for access to and disclosures of personally identifiable information and the interest of such party in that information.  If an institution fails to comply with FERPA, the Department of Education may require corrective actions by the institution or may terminate an institution’s receipt of further federal funds.  In addition, educational institutions are obligated to safeguard student information pursuant to the Gramm-Leach-Bliley Act, or GLBA, a federal law designed to protect consumers’ personal financial information held by financial institutions and other entities that provide financial services to consumers.  GLBA and the applicable GLBA regulations require an institution to, among other things, develop and maintain a comprehensive, written information security program designed to protect against the unauthorized disclosure of personally identifiable financial information of students, parents or other individuals with whom such institution has a customer relationship.  If an institution fails to comply with the applicable GLBA requirements, it may be required to take corrective actions, be subject to monitoring and oversight by the Federal Trade Commission, or FTC, and be subject to fines or penalties imposed by the FTC . For-profit educational institutions are also subject to the general deceptive practices jurisdiction of the FTC with respect to their collection, use and disclosure of student information.  The institution must also comply with the FTC Red Flags Rule, a section of the federal Fair Credit Reporting Act, that requires the establishment of guidelines and policies regarding identity theft related to student credit accounts.

Potential effect of regulatory violations. If NAU fails to comply with the regulatory standards governing the Title IV programs, the Department of Education could impose one or more sanctions, including transferring NAU to the reimbursement or cash monitoring method of payment, requiring NAU to repay Title IV program funds, requiring NAU to post a letter of credit in favor of the Department of Education as a condition for continued Title IV certification, taking emergency action against NAU, initiating proceedings to impose a fine or to limit, suspend or terminate NAU’s participation in the Title IV programs or referring the matter for civil or criminal prosecution.  Because NAU is provisionally certified to participate in the Title IV programs, the Department of Education may revoke the institution’s certification without advance notice or advance opportunity for the institution to challenge that action.  In addition, the agencies that guarantee FFEL loans for NAU’s students could initiate proceedings to limit, suspend, or terminate NAU’s eligibility to provide FFEL loans in the event of certain regulatory violations.  If such sanctions or proceedings were imposed against NAU and resulted in a substantial curtailment or termination of its participation in the Title IV programs, NAU’s enrollments, revenues, and results of operations would be materially and adversely affected.

In addition to the actions that may be brought against NAU as a result of its participation in the Title IV programs, NAU is also subject to complaints and lawsuits relating to regulatory compliance brought not only by its regulatory agencies, but also by other government agencies and third parties, such as present or former students or employees and other members of the public.

Uncertainties, increased oversight and regulation and changes in student loan environment.  Since 2007, student loan programs, including Title IV and private programs, have come under increased scrutiny by the Department of Education, Congress, state attorneys general and other parties.  Issues that have received extensive attention include allegations of conflicts of interest between some institutions and lenders that provide student loans, questionable incentives given by lenders to some schools and school employees, allegations of deceptive practices in the marketing of student loans and schools leading students to use certain lenders.  Several institutions and lenders have been cited for these problems and have paid several million dollars in the aggregate to settle those claims.  The practices of numerous other schools and lenders were or are being examined by government agencies at the federal and state level.  As a result of this scrutiny, Congress has passed new laws, the Department of Education and the Board of Governors of the Federal Reserve System have enacted or proposed stricter regulations and several states have adopted codes of conduct or enacted state laws that further regulate the conduct of lenders, schools, and school personnel.  These new laws and regulations, among other things, limit schools’ relationships with lenders, restrict the types of services that schools may receive from lenders, prohibit lenders from providing other types of funding to schools in exchange for Title IV loan volume, require schools and lenders to provide additional information to students concerning institutionally preferred lenders and significantly reduce the amount of federal payments to lenders who participate in the Title IV loan programs.  Adverse market conditions for consumer loans in general have affected the student lending marketplace.  In addition, Congress presently is considering legislation to significantly modify or eliminate the FFEL program in favor of the Direct Loan program.

The cumulative impact of these developments and conditions has caused some lenders to cease providing Title IV or private loans to students, including some lenders that have previously provided Title IV or private loans to NAU’s students.  Other lenders have reduced the benefits and increased the fees associated with the Title IV or private loans they do provide.  NAU and other schools have had to modify student loan practices in ways that result in higher administrative costs.  If the costs of their Title IV or private loans increase, some students may decide not to take out loans and not enroll in a postsecondary institution.  In May 2008, new federal legislation was enacted to attempt to ensure that all eligible students would be able to obtain Title IV loans in the future and that a sufficient number of lenders would continue to provide Title IV loans. Among other things, the legislation:

• authorized the Department of Education to purchase Title IV loans from lenders, thereby providing capital to the lenders to enable them to continue making Title IV loans to students; and

• permitted the Department of Education to designate institutions eligible to participate in a “lender of last resort program, under which federally recognized student loan guaranty agencies would be required to make Title IV loans to all otherwise eligible students at those institutions.

We cannot predict whether this legislation ultimately will be effective in ensuring students’ access to Title IV loan funding.  The environment surrounding access to and cost of student loans remains in a state of flux, with reviews of institutions and lenders still pending and with additional legislative and regulatory changes being actively considered at the federal and state levels.  The uncertainty surrounding these issues, and any resolution of these issues that increases loan costs or reduces students’ access to Title IV loans, may adversely affect NAU’s student enrollments.

Regulatory Standards that May Restrict Institutional Expansion or Other Changes

Many actions that we may wish to take in connection with expanding our operations or other changes are subject to review or approval by the applicable regulatory agencies.

Adding teaching locations, implementing new educational programs, and increasing enrollment. The requirements and standards of state education agencies, accrediting commissions, and the Department of Education limit our ability in certain instances to establish additional teaching locations, implement new educational programs, or increase enrollment in certain programs.  Many states require review and approval before institutions can add new locations or programs.   The state educational agencies, the Higher Learning Commission, and the specialized accrediting commissions that authorize or accredit NAU and its programs generally require institutions to notify them in advance of adding new locations or implementing new programs, and upon notification may undertake a review of the quality of the facility or the program and the financial, academic, and other qualifications of the institution.

With respect to the Department of Education, if an institution participating in the Title IV programs plans to add a new location or educational program, the institution must generally apply to the Department of Education to have the additional location or educational program designated as within the scope of the institution’s Title IV eligibility.  However, a degree-granting institution generally is not required to obtain the Department of Education’s approval of additional programs that lead to an associate, bachelor’s, professional, or graduate degree at the same degree level as programs previously approved by the Department of Education.  Similarly, an institution is not required to obtain advance approval for new programs that prepare students for gainful employment in the same or a related recognized occupation as an educational program that has previously been designated by the Department of Education as an eligible program at that institution if it meets certain minimum-length requirements.  However, as a condition for an institution to participate in the Title IV programs on a provisional basis, as in the case of NAU, the Department of Education can require prior approval of such programs or otherwise restrict the number of programs an institution may add or the extent to which an institution can modify existing educational programs.  If an institution that is required to obtain the Department of Education’s advance approval for the addition of a new program or new location fails to do so, the institution may be liable for repayment of the Title IV program funds received by the institution or students in connection with that program or enrolled at that location.

Provisional certification. Each institution must apply to the Department of Education for continued certification to participate in the Title IV programs at least every six years, or when it undergoes a change in control, and an institution may come under the Department of Education’s review when it expands its activities in certain ways, such as opening an additional location, adding an educational program, or modifying the academic credentials that it offers.

The Department of Education may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards.  In addition, if a company acquires a school from another entity, the acquired school will automatically be placed on provisional certification when the Department of Education approves the transaction.  During the period of provisional certification, the institution must comply with any additional conditions or restrictions included in its program participation agreement with the Department of Education.  Students attending provisionally certified institutions remain eligible to receive Title IV program funds, but if the Department of Education finds that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in the Title IV programs without advance notice or advance opportunity for the institution to challenge that action.  In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for recertification or approval to open a new location, add an educational program, acquire another school, or make any other significant change.

NAU is currently provisionally certified to participate in the Title IV programs through June 30, 2010.  The Department of Education’s February 2008 recertification with provisional status required that NAU post a letter of credit in an amount representing 10% of the Title IV program funds received by NAU during its most recently completed fiscal year, receive Title IV program funds under the heightened cash monitoring payment method, and comply with certain other reporting requirements.  The Department has informed NAU that the letter of credit must be maintained following the Transaction, and that NAU will continue to receive Title IV program funds under the heightened cash monitoring payment method.  NAU is likely to remain on provisional certification at least through the expiration date of its current Department of Education approval, which is June 30, 2010.  NAU’s status beyond that point depends on whether the Department of Education determines at that time that NAU is not fully satisfying all of the Department of Education eligibility and certification standards.

Acquiring other schools. While we have not acquired any other schools in the past, we may seek to do so in the future.  The Department of Education and virtually all state education agencies and accrediting commissions require a company to seek their approval if it wishes to acquire another school.  The level of review varies by individual state and accrediting commission, with some requiring approval of such an acquisition before it occurs while others only consider approval after the acquisition has occurred.  The approval of the applicable state education agencies and accrediting commissions is a necessary prerequisite to the Department of Education certifying the acquired school to participate in the Title IV programs.  The restrictions imposed by any of the applicable regulatory agencies could delay or prevent our acquisition of other schools in some circumstances.

Change in ownership resulting in a change in control.  Many states and accrediting commissions require institutions of higher education to report or obtain approval of certain changes in control and changes in other aspects of institutional organization or control.  The types of and thresholds for such reporting and approval vary among the states and accrediting commissions.  The Higher Learning Commission provides that an institution must obtain its approval in advance of a change in ownership in order for the institution to retain its accredited status.  In addition, in the event of a change in ownership, the Higher Learning Commission requires an onsite evaluation within six months in order to continue the institution’s accreditation.  Other specialized accrediting commissions also require an institution to obtain similar approval before or after the event that constitutes a change in control under their standards.

Many states include the transfer of a controlling interest of common stock in the definition of a change in control requiring approval, but their thresholds for determining a change in control vary widely.  A change in control under the definition of one state educational agency that regulates NAU might require NAU to obtain approval of the change in control in order to maintain authorization to operate in that state, and in some cases such states could require NAU to obtain advance approval of the change in control.

Under Department of Education regulations, an institution that undergoes a change in control loses its eligibility to participate in the Title IV programs and must apply to the Department of Education in order to reestablish such eligibility.  If an institution files the required application and follows other procedures, the Department of Education may temporarily certify the institution on a provisional basis following the change in control, so that the institution’s students retain access to Title IV program funds until the Department of Education completes its full review.  In addition, the Department of Education will extend such temporary provisional certification if the institution timely files other required materials, including the approval of the change in control by its state authorizing agency and accrediting commission and an audited balance sheet showing the financial condition of the institution or its parent corporation as of the date of the change in control.  If the institution fails to meet any of these application and other deadlines, its certification will expire and its students will not be eligible to receive Title IV program funds until the Department of Education completes its full review, which commonly takes several months and may take longer.  If the Department of Education approves the application after a change in control, it will certify the institution on a provisional basis for a period of up to approximately three years.

For corporations that are neither publicly traded nor closely held (such as Dlorah prior to the consummation of the Transaction), Department of Education regulations describe some transactions that constitute a change in control, including the transfer of a controlling interest in the voting stock of the corporation or its parent corporation.  For such a corporation, the Department of Education will generally find that a transaction results in a change in control if a person acquires ownership or control of 25% or more of the outstanding voting stock and control of the corporation, or a person who owns or controls 25% or more of the outstanding voting stock and controls the corporation ceases to own or control at least 25% of the outstanding voting stock or ceases to control the corporation.

Prior to the closing of the Transaction, NAU submitted a description of the proposed merger to the Department of Education, the Higher Learning Commission, each of the state educational agencies which currently licenses NAU’s operations or authorizes NAU to offer educational programs, and each of the programmatic accreditors, requesting that the Transaction not be deemed to trigger a change of ownership or control under each agencies’ respective standards, and to determine what is required if any such agency does consider the Transaction to constitute a change in control.  The Department of Education has determined that the Transaction will trigger a change of ownership or control requiring the Department of Education’s approval under pertinent regulations.  Dlorah submitted an application for preacquisition review of the Transaction to the Department of Education on October 6, 2009.  The Department’s response to Dlorah’s application for preacquisition review, dated October 27, 2009, requires NAU to maintain its current letter of credit equal to 10% of the Title IV program funds utilized in its more recently completely fiscal year and advised Dlorah that NAU would continue to receive Title IV program funds under the heightened cash monitoring payment method.  An institution is required to file a materially complete application within ten business days after a change in ownership or control for its students to retain access to Title IV program funds. The preacquisition review application process provides a preliminary review of the application which the Company intends to submit post-closing in order to obtain comfort that the Department of Education would consider the application materially complete.  If we timely file a materially complete application, the Department of Education may grant NAU temporary provisional certification to participate in the Title IV programs while its application for approval of the change of ownership or control is pending, which commonly lasts several months and may be longer.  The Department of Education may impose restrictions on its approval of an institution's application after a change of control.  Such restrictions, if any, are difficult to predict since the Department of Education may or may not identify them in its response to Dlorah’s application for preacquisition review.  The Higher Learning Commission also has deemed the Transaction to trigger a change of ownership or control under its standards, and Dlorah has filed the necessary information to obtain the necessary approval from the Higher Learning Commission.  The Higher Learning Commission approved the change of ownership or control by letter dated November 5, 2009, with several conditions, consistent with its change of ownership procedures and requirements.  These conditions include: (i) that NAU file a progress report by week six of each semester providing its enrollment information by degree program and by location; (ii) that NAU file a contingency report if there is any decision to offer a follow-up or secondary stock offering at least 90 days prior to such an offering so that the Higher Learning Commission may assess whether there may be a subsequent change of control under the Higher Learning Commission’s policies; (iii) that NAU undergo an evaluation within six months of the closing of the Transaction focused on ascertaining the appropriateness of the approval of the change of control and of the institution’s compliance with any commitments made in the change of control application as well as with the applicable accreditation criteria; and (iv) that a stipulation be added to the affiliation status of NAU limiting the programs at the Master’s level to existing programs and requiring NAU to seek the Higher Learning Commission’s approval for the addition of any new Master’s degrees.  With respect to the progress report condition, the Higher Learning Commission approval provided that, if the pattern of enrollment growth calls into question the capacity of the institution to provide quality teaching and learning, then the Higher Learning Commission may schedule a focused evaluation regarding this issue.  With respect to the conduct of the focused evaluation related to the Transaction, the Higher Learning Commission directed the team conducting that evaluation to review the pattern of governance exercised at NAU and succession planning to prepare the institution for the divestiture of the family shares.  In addition, the Higher Learning Commission approval indicated that it was reasonable to assume that the evaluation team conducting the focused evaluation might recommend a shortened time frame before the next comprehensive evaluation visit but not to exceed five years from the date of that focused visit.  The approval confirmed that the Higher Learning Commission will not consider requests for approval of any additional educational programs until after the successful completion of the focused evaluation conducted subsequent to the close of the Transaction.  Any failure by us to comply with the requirements of the Department of Education, the Higher Learning Commission or the state educational agencies from which NAU has a license or authorization, or a failure to obtain their approval of the change in control, could result in loss of authorization, accreditation or eligibility to participate in the Title IV programs and cause a significant decline in NAU’s student enrollments.

NAU also has notified other accrediting commissions and state agencies, as it deemed necessary, of the Transaction and the reasons why it believed the Transaction did not constitute a change in control under their respective standards, or to determine what is required if any such commission or agency does consider the Transaction to constitute a change in control.  If any of those agencies deem the Transaction to be a change in control, we would have to apply for and obtain approval from that agency according to its procedures or suspend offering the applicable programs or suspend our activities in that state until we receive the required approval.

A change in control also could occur as a result of future transactions in which NAU, as a subsidiary of a publicly traded corporation, is involved following the consummation of the Transaction.  Some corporate reorganizations and some changes in the board of directors are examples of such transactions.  In addition, Department of Education regulations provide that a change in control occurs for a publicly traded corporation if either: (i) there is an event that would obligate the corporation to file a Current Report on Form 8-K with the SEC disclosing a change in control, or (ii) the corporation has a stockholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest stockholder of the corporation, and that stockholder ceases to own at least 25% of such stock or ceases to be the largest stockholder.  These standards are subject to interpretation by the Department of Education.  A significant purchase or disposition of the voting stock of either NAU or the Company in the future, including a disposition of voting stock by Robert Buckingham, could be determined by the Department of Education to be a change in control under this standard.  The potential adverse effects of a change in control could influence future decisions by us, as NAU’s parent corporation, and our stockholders regarding the sale, purchase, transfer, issuance or redemption of stock.  In addition, the adverse regulatory effect of a change in control also could discourage bids for shares of the Company’s common stock and could have an adverse effect on the market price of the Company’s common stock.

Additional state regulation. Most state education agencies impose regulatory requirements on educational institutions operating within their boundaries.  Some states have sought to assert jurisdiction over out-of-state educational institutions offering online degree programs that have no physical location or other presence in the state but that have some activity in the state, such as enrolling or offering educational services to students who reside in the state, employing faculty who reside in the state, or advertising to or recruiting prospective students in the state.  State regulatory requirements for online education vary among the states, are not well developed in many states, are imprecise or unclear in some states, and can change frequently.  We have determined that NAU’s activities in certain states constitute a presence requiring licensure or authorization under the requirements of the state education agency in those states, and in other states we have obtained approvals as we have determined necessary in connection with our marketing and recruiting activities.  We review the licensure requirements of other states when appropriate to determine whether NAU’s activities in those states constitute a presence or otherwise require licensure or authorization by the respective state education agencies.  Because NAU enrolls students from all 50 states and the District of Columbia, we expect to have to seek licensure or authorization in additional states in the future.  If we fail to comply with state licensing or authorization requirements for any state, NAU may be subject to the loss of state licensure or authorization by that state, or be subject to other sanctions, including restrictions on NAU’s activities in that state, fines, and penalties.  The loss of licensure or authorization in a state could prohibit NAU from recruiting prospective students or offering services to current students in that state, which could significantly reduce enrollments.

Item 1A.  Risks Factors

Investing in the Company’s securities involves a high degree of risk.  You should carefully consider the following risk factors, together with all of the other information included in this report before you decide to purchase any shares of our Common Stock.  The risks and uncertainties described below are not the only risks and uncertainties facing the Company in the future.  Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect the Company’s business operations or stock price of the Company.  If any of the following risks or uncertainties occurs, the Company’s business, financial condition, operating results and future growth prospects could materially suffer.  In that event, the trading price of your securities could decline and you may lose all or part of your investment.

NAU has experienced losses and may not maintain profitability.

Although NAU has had profitable quarterly and annual periods, it has also experienced losses in the past and it is possible NAU will experience losses in the future.  In addition, we expect that NAU’s operating expenses and business development expenses will increase as it enrolls more students, opens new campuses and develops new programs.  As a result, there can be no assurance the Company will be able to generate sufficient revenues to maintain profitability.

If NAU or the Company fails to comply with extensive regulatory requirements, the Company could incur significant monetary liabilities, fines and penalties, including loss of access to federal student loans and grants for NAU’s students on which we are substantially dependent.

For its fiscal year ended May 31, 2009, NAU derived approximately 71.6% of its revenues (calculated on a cash basis) from Title IV programs administered by the U.S. Department of Education.  A significant percentage of NAU’s students rely on the availability of Title IV program funds to cover their cost of attending NAU.  To participate in the Title IV programs, a postsecondary institution must be authorized by the appropriate state education agency or agencies, be accredited by an accrediting commission recognized by the Department of Education, and be certified as an eligible institution by the Department of Education.  In addition, NAU’s operations and programs are regulated by other state education agencies and additional accrediting commissions.  As a result of these requirements, NAU and the Company are subject to extensive regulation by the education agencies of multiple states, the Higher Learning Commission of the North Central Association of Colleges and Schools (“the Higher Learning Commission”), which is NAU’s institutional accrediting commission, various specialized accrediting commissions, and the Department of Education.  These regulatory requirements cover the vast majority of NAU’s operations, including its educational programs, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations, and financial condition.  These regulatory requirements also affect NAU’s ability to open additional schools and locations, add new educational programs, change existing educational programs, and change its ownership structure.

The agencies and commissions that regulate NAU’s operations periodically revise their requirements and modify their interpretations of existing requirements.  Regulatory requirements are not always precise and clear, and regulatory agencies may sometimes disagree with the way we interpret or apply these requirements.  Any misinterpretation by us of regulatory requirements could adversely affect our business, financial condition, results of operations and cash flows.  If we fail to comply with any of these regulatory requirements, we could suffer financial penalties, limitations on our operations, loss of accreditation, termination of or limitations on NAU’s ability to grant degrees and certificates, or limitations on or termination of NAU’s eligibility to participate in the Title IV programs, each of which could materially adversely affect our business, financial condition and results of operations.  In addition, if we are charged with regulatory violations, NAU’s and our reputation could be damaged, which could have a negative impact on NAU’s enrollments and materially adversely affect our business, financial condition and results of operations.  We cannot predict with certainty how all of these regulatory requirements will be applied, or whether we will be able to comply with all of the applicable requirements in the future.

If NAU loses its eligibility to participate in the Title IV programs for any reason, we would experience a dramatic and adverse decline in revenue, financial condition, results of operations and future growth prospects.  Furthermore, we would be unable to continue NAU’s business as it currently is conducted which can be expected to have a material adverse effect on our ability to continue as a going concern.

Congress may revise the laws governing the Title IV programs or reduce funding for those programs, either of which could reduce NAU’s enrollment and revenue, and increase costs of operation.

Political and budgetary concerns significantly affect the Title IV programs.  The Higher Education Act of 1965, as amended (the “Higher Education Act”), which is a federal law that governs Title IV programs, must be periodically reauthorized by Congress, and was most recently reauthorized in August 2008.  The Department of Education has been working since December 2008 to develop the numerous revisions to the Title IV program regulations required by this reauthorization.  In October 2009, the Department of Education published final regulations relating to, among other things, the “90/10 Rule,” student eligibility, disclosure requirements, the relationships between schools and lenders of both private and Title IV loans, and the approval and oversight of accrediting agencies.  These regulations take effect on July 1, 2010.  The Department is also expected in the near future to propose additional new regulations relating to a broad array of issues.  The issues addressed in the regulations that have been adopted or are expected to be proposed by the Department of Education in the future, are broad and complex and concern a number of significant aspects of the Title IV programs.  In addition, Congress must determine funding levels for the Title IV programs on an annual basis, and can change the laws governing the Title IV programs at any time.  On September 21, 2009, the U.S. Government Accountability Office publicly released an August 2009 report to Congress recommending stronger oversight by the Department of Education of certain aspects of the Title IV programs.  This report has already led to Congressional hearings, and it is possible that it could lead to revisions to the Higher Education Act or changes to Department of Education regulations.  We cannot predict future revisions to the law or funding levels for the Title IV programs.  Because a significant percentage of NAU’s revenue is, and a significant portion of the Company’s revenue will be, derived from the Title IV programs, any action by Congress that significantly reduces Title IV program funding or the ability of NAU or its students to participate in the Title IV programs could have a material adverse effect on our financial condition, results of operations and cash flows.  Congressional action may also require us to modify our practices in ways that could increase administrative costs and reduce profit margin, which could have a material adverse effect on our financial condition, results of operations and cash flows.

If Congress significantly reduced the amount of available Title IV program funding, we would attempt to arrange for alternative sources of financial aid for NAU’s students, such as private sources.  We cannot provide assurance that one or more private organizations would be willing or able to provide sufficient loans to students attending one of NAU’s schools or programs, or that the interest rate and other terms of such loans would be as favorable as Title IV program loans or acceptable to NAU’s students or that such private sources would be adequate to replace the full amount of the reduction in Title IV program funding.  Therefore, even if some form of private financing sources become available, NAU’s enrollment could be materially adversely affected.  In addition, private organizations could require NAU and the Company to guarantee all or part of this assistance resulting in additional costs to us.  If NAU was to provide more direct financial assistance to its students, we would assume increased credit risks and incur additional costs, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

The August 2008 reauthorization of the Higher Education Act includes substantially increased reporting and other requirements which may impair NAU’s reputation and adversely affect NAU’s enrollments.  Our failure to comply with or accurately interpret the requirements of the Higher Education Act may subject NAU to penalties and other sanctions.

The most recent reauthorization of the Higher Education Act, in August 2008, contains numerous revisions to the requirements governing the Title IV programs.  Among other things, institutions participating in the Title IV programs are subject to extensive new reporting requirements.  Beginning July 1, 2011, the Department of Education will publish national lists disclosing various statistics including the top five percent in each of nine institutional categories with the highest college costs and largest percentage increases.  If NAU is highlighted negatively on one or more of these lists, NAU’s reputation may be impaired and enrollments may be adversely affected.  In addition, many of the law’s provisions will be further specified in regulations promulgated by the Department of Education.  The Department of Education’s regulatory process to implement the law’s new requirements is ongoing.  In the interim, there is uncertainty about how many of the new reporting requirements will be implemented and enforced.  Any failure by us to properly interpret these new requirements could subject NAU to limitation, suspension or termination of its eligibility to participate in Title IV programs, the imposition of conditions on its participation in the Title IV programs, monetary liabilities, fines and penalties or other sanctions imposed by the Department of Education, which could have a material adverse effect on our business, financial condition and results of operations.  The prospect of such sanctions may cause us to conservatively interpret the new requirements of the Title IV programs pending the issuance of interpretive guidance or implementing regulations by the Department of Education, which may limit our flexibility in operating our NAU business.

If any of the education regulatory agencies that regulate NAU do not approve or delay any required approvals of the Transaction, NAU’s ability to operate or participate in the Title IV programs may be impaired.

If NAU experiences a change in control under the standards of the Department of Education, the Higher Learning Commission, any applicable state educational licensing agency, or any specialized accrediting commission, it must notify or seek the approval of each such agency.  These agencies do not have uniform criteria for what constitutes a change in control.  Transactions or events that typically constitute a change in control include significant acquisitions or dispositions of the voting stock of an institution or its parent company, and significant changes in the composition of the board of directors of an institution or its parent company.  Some of these transactions or events may be beyond NAU’s control.  NAU’s failure to obtain, or a delay in receiving, approval of any change in control from the Department of Education, the Higher Learning Commission or its applicable state educational licensing agencies could impair its ability to operate or participate in the Title IV programs, which could have a material adverse effect on our business and financial condition.  Failure to obtain, or a delay in receiving, approval of any change in control from any state in which NAU is currently licensed or authorized, or from any of NAU’s specialized accrediting commissions, could require NAU to suspend its activities in that state or suspend offering the applicable programs until it receives the required approval, or could otherwise impair our operations.  The potential adverse effects of a change in control could influence future decisions by us and our stockholders regarding the sale, purchase, transfer, issuance, or redemption of our stock, which could discourage bids for your shares of Company stock and could have an adverse effect on the market price of your shares.

Prior to the closing of the Transaction, NAU submitted a description of the Transaction to the Department of Education and each of the state educational agencies which currently licenses NAU’s operations or authorizes NAU to offer educational programs, requesting in some instances that such agency not deem the Transaction to trigger a change of ownership or control under its respective standards, and to determine what is required if any such agency does consider the Transaction to constitute a change of ownership or control.  The Department of Education has determined that the Transaction will trigger a change of ownership or control requiring the Department of Education’s approval under pertinent regulations.  Dlorah submitted an application for preacquisition review of the Transaction to the Department of Education on October 6, 2009.  An institution is required to file a materially complete application within ten business days after a change in ownership or control for its students to retain access to Title IV program funds.  The preacquisition review application process provides a preliminary review of the application which we intend to submit post-closing in order to obtain comfort that the Department of Education would consider the application materially complete.  If we timely file a materially complete application, the Department of Education may grant NAU temporary provisional certification to participate in the Title IV programs while our application for approval of the change of ownership or control is pending, which commonly lasts several months and may be longer.  The Department of Education may impose restrictions on its approval of an institution's application after a change of control.  Such restrictions, if any, are difficult to predict since the Department of Education may or may not identify them in its response to NAU’s application for preacquisition review.  The Higher Learning Commission also has deemed the Transaction to trigger a change of ownership or control under its standards and NAU filed the necessary information to obtain the necessary approval from the Higher Learning Commission.  The Higher Learning Commission approved the change of ownership or control by letter dated November 5, 2009, with several conditions, consistent with its change of ownership procedures and requirements.  These conditions include:  (i) that NAU file a progress report by week six of each semester providing its enrollment information by degree program and by location; (ii) that NAU file a contingency report if there is any decision to offer a follow-up or secondary stock offering at least 90 days prior to such an offering so that the Higher Learning Commission may assess whether there may be a subsequent change of control under the Higher Learning Commission’s policies; (iii) that NAU undergo an evaluation within six months of the closing of the Transaction focused on ascertaining the appropriateness of the approval of the change of control and of the institution’s compliance with any commitments made in the change of control application as well as with the applicable accreditation criteria and (iv) that a stipulation be added to the affiliation status of NAU limiting the programs at the Master’s level to existing programs and requiring NAU to seek the Higher Learning Commission’s approval for the addition of any new Master’s degrees.  With respect to the progress report condition, the Higher Learning Commission approval provided that, if the pattern of enrollment growth calls into question the capacity of the institution to provide quality teaching and learning, then the Higher Learning Commission may schedule a focused evaluation regarding this issue.  With respect to the conduct of the focused evaluation related to the Transaction, the Higher Learning Commission directed the team conducting that evaluation to review the pattern of governance exercised at NAU and succession planning to prepare the institution for the divestiture of the family shares.  In addition, the Higher Learning Commission approval indicated that it was reasonable to assume that the evaluation team conducting the focused evaluation might recommend a shortened time frame before the next comprehensive evaluation visit but not to exceed five years from the date of that focused visit.  The approval confirmed that the Higher Learning Commission will not consider requests for approval of any additional educational programs until after the successful completion of the focused evaluation conducted subsequent to the close of the Transaction.  As part of any change of ownership or control, the Department of Education may impose growth restrictions on NAU for a period of time following the Transaction and may require NAU to post a letter of credit in the amount of 25% or more of the Title IV program funds utilized by NAU in its most recently completed fiscal year, which would be an increase from the existing letter of credit NAU has in place in favor of the Department of Education.  Based on Dlorah’s May 31, 2009 audited financial statements, the principal amount of such a letter of credit would be approximately $9,969,351.  We estimate that it could cost $150,000 to $200,000 to obtain such a letter of credit.  The Department’s response to NAU’s application for preacquisition review, dated October 27, 2009, required NAU to maintain its current letter of credit equal to 10% of the Title IV program funds utilized in its most recently completed fiscal year.  In addition, based on the Department’s response, NAU will continue to receive Title IV program funds under the heightened cash monitoring payment method.

Any failure by NAU to comply with the requirements of the Department of Education, the Higher Learning Commission or the state educational agencies from which it has a license or authorization, or a failure to obtain their approval of the change in control, could result in NAU’s loss of authorization, accreditation or eligibility to participate in the Title IV programs and cause a significant decline in NAU’s student enrollments, which would have a material adverse effect on our business and financial condition.

NAU also has notified other accrediting commissions and state agencies, as it believed necessary, of the Transaction and the reasons why it believed the Transaction did not constitute a change in control under their respective standards, or to determine what is required if any such commission or agency does consider the Transaction to constitute a change in control.  If any of those commissions or agencies deem the Transaction to be a change in control, we would have to apply for and obtain approval from such commission or agency according to its procedures or suspend offering the applicable programs or suspend NAU’s activities in that state until we receive the required approval.

We cannot offer new programs, expand our operations into certain states, or acquire additional schools if such actions are not timely approved by the applicable regulatory agencies, and NAU may have to repay Title IV funds disbursed to students enrolled in any such programs, schools, or states if we do not obtain prior approval.

Our expansion efforts include offering of new educational programs.  In addition, we may increase operations in additional states and seek to acquire existing schools from other companies.  If we are unable to obtain the necessary approvals for such new programs, operations, or acquisitions from the Department of Education, the Higher Learning Commission, or any applicable state educational licensing agency or accrediting commission, or if we are unable to obtain such approvals in a timely manner, our ability to consummate the planned actions and provide Title IV program funds to any affected NAU’s students would be impaired, which could have a material adverse effect on our expansion plans.  If we were to determine or have determined erroneously that any such action did not need approval or that we had obtained all required approvals, NAU could be liable for repayment of the Title IV program funds provided to students in that program or at that location.

Additionally, the Department of Education may impose growth restrictions on NAU for a period of time following, and as a result of, the Transaction.  In numerous other transactions involving postsecondary education companies, the Department of Education has, as a condition of approving a change of ownership or control, prohibited the affected institution from adding to the scope of its Title IV program participation any new locations or educational programs, or from modifying existing educational programs.  The Department’s response to NAU’s application for preacquisition review, dated October 27, 2009, did not indicate that the Department would impose growth restrictions, but the Department could decide to impose such restrictions post-closing.  Where such restrictions have been imposed, the Department of Education has indicated that they may be removed after the Department of Education has received and accepted audited financial statements and an annual Title IV compliance audit from the institution covering one complete fiscal year under the new ownership or control, and if the Department of Education determines that the institution satisfies the regulatory standards of administrative capability and financial responsibility.  If such restrictions were to be imposed, we can provide no assurance as to when the Department of Education would remove them.  The imposition or continuation of such restrictions could have a material adverse effect on our business, prospects, financial condition and results of operations.

If the Department of Education does not recertify NAU to continue participating in the Title IV programs, its students would lose their access to Title IV program funds, or NAU could be recertified but required to accept significant limitations as a condition of its continued participation in the Title IV programs.

Department of Education certification to participate in the Title IV programs lasts a maximum of six years, and institutions are thus required to seek recertification from the Department of Education on a regular basis in order to continue their participation in the Title IV programs.  An institution must also apply for recertification by the Department of Education if it undergoes a change in control, as defined by Department of Education regulations, and may be subject to similar review if it expands its operations or educational programs in certain ways.  NAU’s current certification was effective in March 2008 and expires June 30, 2010.  However, this certification terminated on the closing of the Transaction and NAU will have to be recertified.  NAU’s current certification was issued on a provisional basis and NAU was required to post an irrevocable letter of credit to receive certain Title IV program funds under the heightened cash monitoring system of payment (pursuant to which an institution is required to credit students with Title IV program funds prior to obtaining those funds from the Department of Education) rather than by advance payment (pursuant to which an institution receives Title IV funds from the Department of Education in advance of disbursement to students).  Generally, the recertification process includes a review by the Department of Education of the institution’s educational programs and locations, administrative capability, financial responsibility, and other oversight categories.  The Department of Education could limit, suspend or terminate an institution’s participation in the Title IV programs for violations of the Higher Education Act or Title IV regulations.  There can be no assurance that the Department of Education will recertify NAU after its current period of certification or as a result of its review of the Transaction as a change of ownership or that it will not impose restrictions with respect to any future recertification.  If the Department of Education does not renew or withdraws NAU’s certification to participate in the Title IV programs at any time, NAU’s students would no longer be able to receive Title IV program funds.  Similarly, the Department of Education could renew NAU’s certification, but restrict or delay its students’ receipt of Title IV funds, limit the number of students to whom it could disburse such funds, or impose other restrictions.  Any of these outcomes would have a material adverse effect on NAU’s enrollments and our business, financial condition, and results of operations.

NAU would lose its ability to participate in the Title IV programs if it fails to maintain its institutional accreditation, and its student enrollments could decline if it fails to maintain any of its accreditations or approvals.

An institution must be accredited by an accrediting commission recognized by the Department of Education in order to participate in the Title IV programs.  NAU has been granted institutional accreditation by the Higher Learning Commission, which is an accrediting commission recognized by the Department of Education.  To remain accredited, NAU must continuously meet accreditation standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources, and financial stability.  NAU was reaccredited by the Higher Learning Commission in 2008 for the maximum term of 10 years.  If NAU fails to satisfy any of the Higher Learning Commission’s standards, it could lose its accreditation by the Higher Learning Commission, which would cause it to lose eligibility to participate in the Title IV programs and could cause a significant decline in total student enrollments.  In addition, many of NAU’s individual educational programs are also accredited by specialized accrediting commissions or approved by specialized state agencies.  If NAU fails to satisfy the standards of any of those specialized accrediting commissions or state agencies, it could lose the specialized accreditation or approval for the affected programs, which could result in materially reduced student enrollments in those programs and have a material adverse effect on our financial condition and results of operations.

If NAU fails to maintain any of its state authorizations, it would lose its ability to operate in that state and for campuses in the state to participate in the Title IV programs.

NAU is authorized to operate and to grant degrees or diplomas by the applicable state educational licensing agency of each state where NAU maintains a physical campus.  Such authorization by state educational licensing agencies is required for NAU’s students to be eligible to receive funding under the Title IV programs.  To maintain such state authorizations, NAU must continuously meet standards relating to, among other things, educational programs, facilities, instructional and administrative staff, marketing and recruitment, financial operations, addition of new locations and educational programs, and various operational and administrative procedures.  If NAU fails to satisfy any of these standards, it could lose its authorization from the applicable state educational agency to offer educational programs and could be forced to cease operations in such state.  Such a loss of authorization would also cause NAU’s physical campus in the state to lose eligibility to participate in the Title IV programs.  Either event would have a material adverse effect on our financial condition and results of operations.

NAU also has been required to obtain authorization in certain other states where it does not maintain a physical campus because its activities in the state constitute a presence requiring licensure or authorization under the requirements of the applicable state education agency.  If NAU fails to comply with state licensing or authorization requirements for a state, or fails to obtain licenses or authorizations when required, it could lose its state licensure or authorization by that state or be subject to other sanctions, including restrictions on its activities in that state, fines, and penalties.  The loss of licensure or authorization in a state where NAU has no physical campus could prohibit NAU from recruiting prospective students or offering educational services to current students in that state, which could significantly reduce enrollments and revenues and materially adversely affect our financial condition and results of operations.  State laws and regulations are not always precise or clear, and state licensing agencies may sometimes disagree with the way NAU has interpreted or applied these requirements.  The increasing popularity and use of the Internet and other online services for the delivery of education has led and may lead to the adoption of new laws and regulatory practices by many states and new interpretations of existing laws and regulations by state educational agencies.  These new laws, regulations and interpretations may relate to issues such as the requirement that education institutions offering online programs be licensed in one or more jurisdictions where they have no physical location.  New laws, regulations or interpretations related to providing educational programs and services over the Internet could increase our cost of doing business and affect NAU’s ability to recruit students in particular states, which could, in turn, negatively affect enrollments and revenues and have a material adverse effect on our financial condition and results of operations.  Additionally, any misinterpretation by NAU of these regulatory requirements or adverse changes in regulations or interpretations thereof by state licensing agencies could have a material adverse effect on our financial condition and results of operations.

If NAU does not comply with the Department of Education’s “administrative capability” standards, it could suffer financial penalties, be required to accept other limitations in order to continue participating in the Title IV programs, or lose its eligibility to participate in the Title IV programs.

Department of Education regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in the Title IV programs.  These criteria require, among other things, that the institution:

• comply with all applicable Title IV program regulations;

• have capable and sufficient personnel to administer the federal student financial aid programs;

• not have student loan cohort default rates in excess of specified levels;

• have acceptable methods of defining and measuring the satisfactory academic progress of its students;

• have various procedures in place for safeguarding federal funds;

• not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

• provide financial aid counseling to its students;

• refer to the Department of Education’s Office of Inspector General any credible information indicating that any applicant, student, employee or agent of the institution has been engaged in any fraud or other illegal conduct involving Title IV programs;

• submit in a timely manner all reports and financial statements required by the Title IV regulations; and

• not otherwise appear to lack administrative capability.

If an institution fails to satisfy any of these criteria or comply with any other Department of Education regulations, the Department of Education may:

• require the repayment of Title IV program funds;

• transfer the institution from the “advance” system of payment of Title IV program funds to cash monitoring status or to the “reimbursement” system of payment;

• place the institution on provisional certification status; or

• commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in the Title IV programs.

If NAU were found not to have satisfied the Department of Education’s “administrative capability” requirements, it could be limited in its access to, or lose, Title IV program funding, which would significantly reduce its enrollments and revenues and materially and adversely affect our results of operations.

If NAU does not meet specific financial responsibility standards established by the Department of Education, it may be required to post a letter of credit or accept other limitations in order to continue participating in the Title IV programs, or it could lose its eligibility to participate in the Title IV programs.

To participate in the Title IV programs, an eligible institution must satisfy specific measures of financial responsibility prescribed by the Department of Education, or post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in the Title IV programs.  These financial responsibility tests are applied to each institution on an annual basis based on the institution’s audited financial statements, and may be applied at other times, such as if the institution undergoes a change in control.  The Department of Education may also apply such measures of financial responsibility to the operating company and ownership entities of an eligible institution and, if such measures are not satisfied by the operating company or ownership entities, require the institution to post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in the Title IV programs.  The operating restrictions that may be placed on an institution that does not meet the quantitative standards of financial responsibility include being transferred from the “advance payment” method of receiving Title IV program funds to either the “reimbursement” or the “heightened cash monitoring” system, which could result in a significant delay in the institution’s receipt of those funds.  Limitations on, or termination of, NAU’s participation in the Title IV programs as a result of its failure to demonstrate financial responsibility would limit its students’ access to Title IV program funds, which could significantly reduce enrollments and revenues and materially and adversely affect our results of operations and financial condition.

When NAU was recertified by the Department of Education to participate in the Title IV programs, effective in March 2008, the Department of Education reviewed NAU’s audited financial statements for the fiscal year ended May 31, 2007 and advised NAU that its composite score, which is a standard of financial responsibility derived from a formula established by the Department of Education, reflected financial weakness because such statements indicated NAU’s composite score for such fiscal year was 0.2.  As a result of this determination, the Department of Education required NAU to post a letter of credit equal to 10 percent of the Title IV program funds it received during its most recently completed fiscal year.  Based on NAU’s audited financial statements for the fiscal year ended May 31, 2008, which indicated NAU’s composite score for such fiscal year was 0.5, NAU was required to maintain the letter of credit and increase its amount to reflect increased receipt of Title IV program funds by NAU during the fiscal year.  In the October 27, 2009 letter, the Department of Education has informed NAU that this letter of credit must be maintained following the Transaction, and could be increased or accompanied by additional conditions on NAU’s participation in the Title IV programs, until such time as the Department of Education determines that NAU satisfies the applicable financial responsibility standards.  NAU’s audited financial statements for the fiscal year ended May 31, 2009 indicate that NAU’s composite score for such fiscal year was 1.6.  Under applicable regulations, NAU must submit such audited financial statements to the Department of Education no later than November 30, 2009.  The Department of Education will then determine whether NAU must continue to maintain or increase the currently posted letter of credit.  Any obligation to maintain or increase the currently posted letter of credit, or to post a letter of credit in the future, could increase our costs of regulatory compliance.  If NAU is unable to secure any required letter of credit, it would lose its eligibility to participate in the Title IV programs, which can be expected to have a material adverse effect on our prospects, financial condition, results of operations and viability as a going concern.

NAU may lose its eligibility to participate in the federal student financial aid programs if the percentage of NAU’s revenues derived from the Title IV programs is too high.

A provision of the Higher Education Act (“HEA”) commonly referred to as the “90/10 Rule,” as amended in August 2008, provides that a for-profit educational institution such as NAU, loses its eligibility to participate in the Title IV programs if, under a complex regulatory formula that requires cash basis accounting and other adjustments to the calculation of revenue, the institution derives more than 90% of its revenues from Title IV program funds for any two consecutive fiscal years.  An institution that derives more than 90% of its revenue (on a cash basis) from the Title IV programs for any single fiscal year will be placed on provisional certification for at least two fiscal years and may be subject to additional conditions or sanctions imposed by the Department of Education.  During the period of provisional certification, the institution must comply with any additional conditions included in the institution’s program participation agreement with the Department of Education.  In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for recertification or approval to open a new location, add an educational program, acquire another school or make any other significant change.  If the Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in the Title IV programs without advance notice or opportunity for the institution to challenge the action.  If NAU violates the 90/10 Rule, it will become ineligible to participate in the Title IV programs as of the first day of the fiscal year following the second consecutive fiscal year in which it exceeded the 90% threshold and will be unable to regain eligibility for two fiscal years thereafter.  Prior to the HEA amendment in August 2008, an institution was required to disclose in a footnote to its annual audited financial statements the percentage of its revenues derived from the Title IV program funds that the institution received during the fiscal year covered by such financial statements.  Under regulations that were published by the Department of Education in October 2009, a proprietary institution must continue to disclose in a footnote to its annual audited financial statements not only its 90/10 calculation, but also the amounts of the Federal and non-Federal revenues, by source, included in its 90/10 calculation.  The certified public accountant that prepares the institution’s audited financial statements will be required to review that information and test the institution’s calculation.  These regulations take effect on July 1, 2010, and also contain other modifications to the 90/10 Rule, including the means by which certain institutional loans may be considered in the calculation.  At this time, we cannot be certain whether and to what extent such regulations may affect NAU’s ability to remain eligible to participate in the Title IV programs or require us to incur additional costs in connection with NAU’s administration of the Title IV programs.  If NAU violates the 90/10 Rule, and continues to disburse Title IV program funds to students after the effective date of its loss of eligibility to participate in Title IV programs, it would be required to return those funds to the applicable lender or the Department of Education.

In May 2008, the United States Congress increased the annual loan limits on federal unsubsidized student loans by $2,000 for certain students, and also increased the aggregate loan limits (over the course of a student’s education) on total federal student loans for certain students.  This increase in student loan limits also increased the amount of Title IV program funds used by students to satisfy tuition, fees and other costs incurred, which will increase the proportion of NAU’s revenue from Title IV programs.  However, the August 2008 reauthorization of the Higher Education Act provides that such additional loan amounts authorized in May 2008 and disbursed to students between July 1, 2008 and July 1, 2011 may be considered, for the purposes of the 90/10 Rule, as revenue from sources other than Title IV programs, providing temporary relief from any adverse impact of additional Title IV loan funds on institutions’ 90/10 percentages.  Absent any extension of this temporary relief, NAU’s 90/10 percentages are expected to increase when the additional Title IV loan funds, authorized in May 2008 and disbursed to students between July 1, 2008 and July 1, 2011, must be considered in the 90/10 calculation in the same manner as other Title IV loan funds.  In addition, recent changes in federal law also increased Title IV grant limits.  Increases in Title IV grant and loan limits now or in the future may result in an increase in the revenues NAU receives from the Title IV programs.  Further, a significant number of states in which NAU operates have faced budget constraints which have caused or may cause them to reduce state appropriations in a number of areas, including with respect to the amount of financial assistance provided to postsecondary students, which could further increase NAU’s percentage of revenues derived from Title IV program funds.  Also, the employment circumstances of NAU’s students or their parents could also increase reliance on Title IV program funds.  We expect NAU’s ratio under the 90/10 Rule to continue to increase in the future.  If NAU becomes ineligible to participate in Title IV federal student financial aid programs as a result of noncompliance with the 90/10 Rule, it can be expected to have a material adverse effect on the Company’s prospects, financial condition, results of operations and viability as a going concern.

NAU may lose its eligibility to participate in the Title IV programs if its student loan default rates are too high.

An institution may lose its eligibility to participate in some or all of the Title IV programs if, for three consecutive years, 25% or more of its students who were required to begin repayment on their student loans in one year default on their payment by the end of the following year.  In addition, an institution may lose its eligibility to participate in some or all of the Title IV programs if the default rate of its students exceeds 40% for any single year.  The August 2008 reauthorization of the Higher Education Act extends by one year the period for which students’ defaults on their loans will be included in the calculation of an institution’s default rate, a change that is expected to increase most institutions’ default rates.  The new law also increases the threshold for an institution to lose its eligibility to participate in the relevant Title IV programs from 25% to 30%.  These changes to the law take effect for institutions’ cohort default rates for federal fiscal year 2009, which are expected to be calculated and issued by the Department of Education in 2012.  NAU’s cohort default rates have historically been significantly below these levels, including 8.2% for federal fiscal year 2007, 7.3% for federal fiscal year 2006 and 7.5% for federal fiscal year 2005, the last three years for which the Department of Education has issued official cohort default rates.  We cannot, however, provide any assurance that this will continue to be the case.  Any increase in interest rates or reliance on “self-pay” students, as well as declines in income or job losses for NAU students could contribute to higher default rates on student loans.  Exceeding the student loan default rate thresholds and losing eligibility to participate in the Title IV programs would have a material adverse effect on our business, prospects, financial condition, and results of operations.  Any future changes in the formula for calculating student loan default rates, economic conditions, or other factors that cause NAU’s default rates to increase, could place NAU in danger of losing its eligibility to participate in some or all of the Title IV programs.  If NAU loses its eligibility to participate in the Title IV programs because of high student loan cohort default rates, it would have a material adverse effect on the Company’s prospects, financial condition, results of operations and viability as a going concern.

NAU is subject to sanctions if it fails to correctly calculate and timely return Title IV program funds for students who withdraw before completing their educational program.

An institution participating in the Title IV programs must calculate the amount of unearned Title IV program funds that it has disbursed to students who withdraw from their educational programs before completing such programs and must return those unearned funds to the appropriate lender or the Department of Education in a timely manner, generally within 45 days of the date the institution determines that the student has withdrawn.  If the unearned funds are not properly calculated and timely returned for a sufficient percentage of students, NAU may have to post a letter of credit in favor of the Department of Education equal to 25% of the Title IV program funds that should have been returned for such students in the prior fiscal year, and NAU could be fined or otherwise sanctioned by the Department of Education.  NAU’s annual Title IV compliance audit for the fiscal year ended May 31, 2006 included a finding of material noncompliance with respect to timely returns of unearned funds, resulting in a requirement that NAU post an irrevocable letter of credit equal to 25% of the total amount of unearned Title IV program funds NAU was required to return during its most recently completed fiscal year.  Such letter of credit requirement was subsequently superseded by the letter of credit requirement imposed by the Department of Education when NAU failed to satisfy the applicable standards of financial responsibility for participation in the Title IV programs.  In the event NAU does not correctly calculate and timely return unearned Title IV program funds, NAU may have to post further letters of credit in favor of the Department of Education, may be liable for repayment of Title IV funds and related interest and may otherwise be subject to adverse actions by the Department of Education, including termination of NAU’s participation in the Title IV programs, any of which could increase our cost of regulatory compliance and have a material adverse effect on our business, financial condition and results of operations.

If a substantial number of NAU students cannot secure Title IV loans as a result of decreased lender participation in the Title IV programs, or if lenders increase the costs or reduce the benefits associated with the Title IV loans they provide, then we could be materially adversely affected.

The cumulative impact of recent regulatory and market developments and conditions has caused some lenders participating in the Federal Family Education Loan (“FFEL”) program to cease providing such Title IV loans to students.  Other lenders have reduced the benefits and increased the fees associated with the Title IV loans they provide.  NAU and other schools have had to modify student loan practices in ways that result in higher administrative costs.  If the cost of Title IV loans increases or availability decreases, some students may not be able to take out loans and may not enroll in a postsecondary institution.  In light of these concerns, federal legislation was enacted in May 2008 to attempt to ensure that all eligible students would be able to obtain Title IV loans in the future and that a sufficient number of lenders would continue to provide Title IV loans.  Among other things, the new legislation:

• authorized the Department of Education to purchase Title IV loans from lenders, thereby providing capital to the lenders to enable them to continue making Title IV loans to students; and

• permitted the Department of Education to designate institutions eligible to participate in a “lender of last resort” program, under which federally recognized student loan guaranty agencies would be required to make Title IV loans to all otherwise eligible students at those institutions.

We cannot predict if this legislation ultimately will be effective in ensuring students’ continued access to Title IV loans.  Additionally, the authorization granted to the Department of Education to purchase Title IV loans from lenders will expire on June 30, 2010 unless extended by new federal legislation.  If a substantial number of lenders cease to participate in the Title IV loan programs, increase the costs of student access to such programs, or reduce the benefits available under such programs, NAU’s students may not have access to such loans, which could cause NAU’s enrollments to decline, which would have a material adverse effect on us.  The environment surrounding access to and cost of student loans remains in a state of flux, with reviews of many institutions and lenders still pending and with additional legislative and regulatory changes being actively considered at the federal and state levels, including pending legislation to significantly modify or eliminate the FFEL program (in which private lenders originate Title IV loans) in favor of the Direct Loan program (in which the Department of Education originates Title IV loans).  Although NAU is approved by the Department of Education to participate in the Direct Loan program, any of the foregoing could have an adverse effect on NAU’s prospects, student enrollment and retention rate and, consequently, our results of operations and financial condition.

A substantial decrease in private student financing options or a significant increase in financing costs for its students, could have a material adverse effect on us.

Some of NAU’s eligible students have used private (i.e., non-Title IV) loan programs to fund a portion of their education costs not covered by Title IV program funds and state financial aid sources.  Recent adverse market conditions for consumer and federally guaranteed student loans (including lenders’ increasing difficulties in reselling or syndicating student loan portfolios) have resulted, and could continue to result, in providers of private loans reducing the availability of or increasing the costs associated with providing private loans to postsecondary students.  In particular, loans to students with low credit scores who would not otherwise be eligible for credit-based private loans have become increasingly difficult to obtain.  Prospective students may find that these increased financing costs make borrowing prohibitively expensive and abandon or delay enrollment in postsecondary education programs.  Additionally, a significant number of states in which NAU operates have faced budget constraints which have caused or may cause them to reduce state appropriations for student financial assistance.  We cannot predict how significant any such future reductions in financial assistance may be or how long any such reductions will persist.  If any of these scenarios were to occur, NAU students’ ability to finance their education could be adversely affected and NAU’s student population could decrease, which could have a material adverse effect on NAU’s business and prospects, and, consequently, our financial condition and results of operations.

An increase in interest rates could adversely affect NAU’s ability to attract and retain students.

For the fiscal years ended May 31, 2009 and 2008, NAU derived cash receipts equal to approximately 71.6% and 67.7%, respectively, of its net revenue from tuition financed under the Title IV programs, which include student loans with interest rates subsidized by the federal government.  Additionally, some NAU students finance their education through private loans that are not subsidized.  If NAU students’ employment circumstances are adversely affected by regional or national economic downturns, they may be more heavily dependent on student loans.  Interest rates have reached relatively low levels in recent years, creating a favorable borrowing environment for students.  However, in the event interest rates increase or Congress decreases the amount available for Title IV funding, NAU’s students may have to pay higher interest rates on their loans.  Any future increase in interest rates will result in a corresponding increase in educational costs to NAU’s existing and prospective students, which could result in a significant reduction in NAU’s student population and revenues.  Higher interest rates could also contribute to higher default rates with respect to our students’ repayment of their education loans.  Higher default rates may in turn adversely impact NAU’s eligibility to participate in some or all of the Title IV programs, which could result in a material adverse effect on NAU’s enrollments, revenues and future growth prospects and, consequently, our results of operations and financial condition.

NAU is subject to sanctions if it pays impermissible commissions, bonuses or other incentive payments to individuals involved in certain recruiting, admission or financial aid activities.

A school participating in the Title IV programs may not provide, or contract with a third party that provides, any commission, bonus, or other incentive payment based on success in enrolling students or securing financial aid to any person involved in student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds.  The Department of Education’s current regulations set forth 12 “safe harbors” which describe payments and arrangements that do not violate the incentive compensation rule.  The Department of Education’s regulations make clear that the safe harbors are not a complete list of permissible practices under this law.  One of these safe harbors permits adjustments to fixed salary for enrollment personnel provided that such adjustments are not made more than twice during any twelve month period, and that any adjustment is not based solely on the number of students recruited, admitted, enrolled, or awarded financial aid.  While we believes that NAU’s compensation policies and practices have not been based on success in enrolling students in violation of applicable law, the Department of Education’s regulations and interpretations of the incentive compensation law do not establish clear criteria for compliance in all circumstances and, in a limited number of instances, NAU’s actions have not been within the scope of any specific safe harbor provided in the compensation regulations.  Such safe harbors also do not address non-cash awards to enrollment personnel.  In addition, in recent years, several for-profit education companies have been faced with whistleblower lawsuits, known as  “qui tam”  cases, by current or former employees alleging violations of this prohibition.  If the Department of Education were to determine that NAU violated this requirement of the Title IV programs, or NAU were to be found liable in a  qui tam  action alleging a violation of this law, or if any third parties NAU has engaged were to violate this law, NAU could be fined or sanctioned by the Department of Education, or subjected to other monetary liability or penalties that could be substantial, including the possibility of treble damages under a  qui tam  action, any of which could harm its reputation, impose significant costs and have a material adverse effect on NAU’s business and prospects, and, consequently, our financial condition and results of operations.

In May 2009, the Department of Education announced that it was initiating a process to revise some of its regulations focused on, among other things, its regulations on incentive compensation, including the “safe harbors” provisions.  A rulemaking panel convened in November 2009 and will meet again in December 2009 and January 2010 to develop changes to such regulations.  We cannot predict with certainty whether such rulemaking will result in any changes to those regulations, including the current “safe harbors.”  Any changes to the Department of Education’s regulations could require NAU to modify or suspend its current compensation practices which could increase our costs of compliance.

If NAU cannot maintain student enrollments, its results of operations may be adversely affected.

Our strategy for NAU’s growth and profitability depends, in part, upon the retention of NAU’s students.  While NAU provides certain services to its students (e.g., tutoring) in an effort to aid in retaining students and lower attrition rates, many of NAU’s students face financial, personal, or family constraints that require them to withdraw within a term or at the end of a given term.  Additionally, some students may decide to continue their education at a different institution.  If for any reason, NAU is unable to attract qualified new students, or is unable to effectively predict and manage student attrition, overall enrollment levels are likely to decline.  If NAU cannot attract and retain its current students, its business and prospects, and, consequently, our financial condition and results of operations, may be adversely affected.

NAU’s financial performance depends on its ability to continue to develop awareness among, and attract and retain new students.

Building awareness of NAU and the programs it offers is critical to NAU’s ability to attract prospective students.  If NAU is unable to successfully market and advertise its educational programs, its ability to attract and enroll students could be adversely affected, and, consequently, NAU’s ability to increase revenue or maintain profitability could be impaired.  It is also critical to NAU’s success that NAU convert prospective students to enrolled students in a cost-effective manner and that these enrolled students remain active in NAU’s programs.  Some of the factors that could prevent NAU from successfully enrolling and retaining students include:

• the reduced availability of, or higher interest rates and other costs associated with, Title IV loan funds or other sources of financial aid;

• the emergence of more successful competitors;

• factors related to NAU’s marketing, including the costs and effectiveness of Internet advertising and broad-based branding campaigns and recruiting efforts;

• performance problems with NAU’s online systems;

• failure to maintain institutional and specialized accreditations;

• failure to obtain and maintain required state authorizations;

• the requirements of the education agencies that regulate NAU which restrict the initiation of new locations, new programs and modification of existing programs;

• the requirements of the education agencies that regulate NAU which restrict the ways schools can compensate their recruitment personnel;

• increased regulation of online education, including in states in which NAU does not have a physical presence;

• restrictions that may be imposed on graduates of online programs that seek certification or licensure in certain states;

• student dissatisfaction with NAU’s services and programs;

• adverse publicity regarding NAU, its competitors, or online or for-profit education generally;

• price reductions by competitors that NAU is unwilling or unable to match;

• a decline in the acceptance of online education;

• an adverse economic or other development that affects job prospects in NAU’s core disciplines;

• a decrease in the perceived or actual economic benefits that students derive from NAU’s programs; and

• litigation or regulatory investigations that may damage NAU’s reputation.

If, for any reason or reasons, including those presented above, NAU is unable to maintain and increase its awareness of NAU among prospective students, recruit students and convert prospective students into actual students of NAU, its business and prospects, and, consequently, our financial condition and results of operations, may be materially and adversely affected.

NAU operates in a highly competitive industry, and competitors with greater resources could harm its business, decrease market share and put downward pressure on NAU’s tuition rates.

The postsecondary education market is highly fragmented and competitive.  NAU competes for students with traditional public and private two-year and four-year colleges and universities, other for-profit schools, including those that offer online learning programs, and alternatives to higher education, such as employment and military service.  Many public and private schools, colleges, and universities, including most major colleges and universities, offer online programs.  We expect to experience additional competition for NAU in the future as more colleges, universities, and for-profit schools offer an increasing number of online programs.  Public institutions receive substantial government subsidies, and public and private non-profit institutions have access to government and foundation grants, tax-deductible contributions, and other financial resources generally not available to for-profit schools.  Accordingly, public and private nonprofit institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices.  Some of NAU’s competitors in both the public and private sectors also have substantially greater financial and other resources than NAU.  NAU may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect its business and prospects, and, consequently, our financial condition and results of operations.  These competitive factors could cause NAU’s enrollments, revenues, and profitability to significantly decrease.

NAU may not be able to sustain its growth rate or profitability.

NAU’s ability to sustain its current rate of growth or profitability depends on a number of factors, including its ability to obtain and maintain regulatory approvals, its ability to maintain operating margins, its ability to recruit and retain high quality academic faculty and administrative personnel and other competitive factors.  Over the past three years, a majority of NAU’s growth has resulted from an increase in students enrolling in its associate’s degree programs; however, we believe that future growth of NAU will be based upon an expansion of its current programs, the addition of new programs, an increase in its physical and online presence, affiliation agreements and increasing enrollments.  If NAU is not able to sustain or improve its growth rate, the Company’s business, financial condition and results of operations could be adversely affected.  Additionally, the growth and expansion of NAU’s domestic and international operations may place a significant strain on its resources and increase demands on its management information and reporting systems, financial management controls, and personnel.  Any failure to effectively manage or maintain growth could adversely affect the business, financial condition and results of operations of the Company.

If the proportion of students who are enrolled in NAU’s associate’s degree programs continues to increase, NAU may experience increased costs and reduced margins.

In recent years, the proportion of NAU’s enrollment composed of associate’s degree students has increased.  NAU has experienced certain effects from this shift, such as an increase in its student loan cohort default rate.  If this shift towards associate’s degree programs continues, NAU may experience additional consequences, such as higher cost per start, lower retention rates, higher student services costs, an increase in the percentage of NAU’s revenue derived from the Title IV programs under the 90/10 Rule, more limited ability to implement tuition price increases and other effects that may adversely affect the Company’s operating results and future growth prospects.

If NAU’s graduates are unable to obtain professional licenses or certifications in their chosen field of study, NAU may face declining enrollments and revenues or student litigation against it.

Certain of NAU’s students, particularly in the healthcare programs, require or desire professional licenses or certifications after graduation in order to obtain employment in their chosen fields.  Their success in obtaining such licensure depends on several factors, including the individual merits of the student, whether the institution and the program were approved by the state or by a professional association, whether the program from which the student graduated meets all state requirements and whether the institution is accredited.  In the event that one or more states refuses to recognize NAU’s graduates for professional licensure in the future based on factors relating to NAU or its programs, the potential growth of NAU’s programs would be negatively impacted, which could have a material adverse effect on our results of operations.  In addition, we, including NAU, could be exposed to litigation that would force us to incur legal and other expenses that could have a material adverse effect on NAU’s reputation and our results of operations and financial condition.

Government and regulatory agencies and third parties may conduct compliance reviews, bring claims or initiate litigation against NAU and the Company.

Because NAU operates in a highly regulated industry, NAU and the Company are subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies and third parties, including claims brought by third parties on behalf of the federal government.  If the results of these reviews or proceedings are unfavorable to us, or if we are unable to defend successfully against lawsuits or claims, we may be required to pay money damages or be subject to fines, limitations, loss of eligibility for Title IV funding, injunctions or other penalties.  Even if we adequately address issues raised by an agency review or successfully defend a lawsuit or claim, we may have to divert significant financial and management resources from our ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims.  Claims and lawsuits brought against us or NAU may damage NAU’s reputation, even if such claims and lawsuits are without merit.

NAU’s reputation and the value of the Company’s stock after the Transaction may be negatively affected by the actions of other postsecondary educational institutions.

In recent years, regulatory proceedings and litigation have been commenced against various postsecondary educational institutions relating to, among other things, deceptive trade practices, false claims against the government, and non-compliance with Department of Education requirements, state education laws, and state consumer protection laws.  These proceedings have been brought by students, the Department of Education, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, and state governmental agencies, among others.  These allegations have attracted adverse media coverage and have been the subject of legislative hearings and regulatory actions at both the federal and state levels, focusing not only on the individual schools but in some cases on the larger for-profit postsecondary education sector as a whole.  Adverse media coverage regarding other for-profit education companies or other educational institutions could damage NAU’s reputation, result in lower enrollments, revenues and results of operations, and have a negative impact on the value of the Company’s stock.  Such coverage could also result in increased scrutiny and regulation by the Department of Education, Congress, accrediting commissions, state legislatures, state attorneys general, state education agencies or other governmental authorities of all educational institutions, including NAU.

NAU’s expansion into new markets outside the United States will subject it to risks inherent in international operations.

As part of our growth strategy, we intend to continue to establish markets for NAU outside the United States.  Furthermore, NAU currently has affiliations with international institutions in Chile, Bolivia and Greece and NAU is in the process of developing additional partnerships in the Czech Republic, Serbia, Brazil and China.  NAU’s operations in each of the relevant foreign jurisdictions may subject NAU to additional educational and other regulations of foreign jurisdictions, which may differ materially from the regulations applicable to its U.S. operations.  Additionally, neither the Company’s nor NAU’s management has significant experience in operating a business at the international level.  As a result, the Company may be unsuccessful in carrying out our plans for international expansion in a timely fashion, if at all, obtaining the necessary licensing, permits or market saturation, or in successfully navigating other challenges posed by operating an international business.  Such international expansion is expected to require a significant amount of start up costs, as well.  If we fail to execute this strategy, our growth may be limited.

If NAU does not maintain existing, and develop additional relationships with employers, its future growth may be impaired.

Currently, NAU has relationships with certain employers to provide their employees with an opportunity to enroll in classes and obtain degrees through NAU while maintaining their employment.  These relationships are an important part of our strategy as these employers provide NAU with a steady source of potential working adult students for particular programs and also serve to increase NAU’s reputation among employers.  If NAU is unable to develop new relationships or maintain its existing relationships, this source of potential students may be impaired and enrollments and revenue may decrease, any of which could materially and adversely affect the business, prospects, financial condition and results of operations of the Company.

If students fail to pay their outstanding balances, NAU’s business may be harmed.

From time to time, students may carry balances on portions of their education expense not covered by financial aid programs.  These balances are unsecured and not guaranteed.  Furthermore, disruptive economic events could adversely affect the ability or willingness of NAU’s former students to repay student loans, which may increase NAU’s student loan cohort default rate and require the devotion of increased time, attention and resources to manage these defaults.  As a result, losses related to unpaid student balances in excess of the amounts NAU has reserved for bad debts, or the failure of students to repay their debt obligations, could have a material adverse effect on the Company’s financial condition, risk-profile and results of operations.

NAU, with its online and distance learning programs, operates in a highly competitive market with rapid technological changes and it may not compete successfully.

Online education is a highly fragmented and competitive market subject to rapid technological change.  Competitors vary in size and organization from traditional colleges and universities, many of which offer some form of online education programs, to for-profit schools and software companies providing online education and training software.  We expect the online education and training market to be subject to rapid changes in delivery, interaction and other future innovation and advancement.  The success of NAU will depend, in part, on its ability to adapt to changing technologies in online and distance learning and offer an attractive online/distance education option while maintaining competitive pricing.  Furthermore, the expansion of NAU’s online programs and the development of new programs may not be accepted by the online education market.  In addition, a general decline in Internet use for any reason, including due to security or privacy concerns, the cost of Internet service or changes in government regulation of Internet use, may result in less demand for online educational services, in which case NAU may not be able to recruit and retain students and grow its online programs as planned.  Accordingly, if NAU is unable to keep pace with changes in technology or maintain technological relevance, the Company’s prospects, financial condition and results of operations may be harmed.

Government regulations relating to the Internet could increase NAU’s cost of doing business and affect its ability to grow.

The increasing popularity and use of the Internet and other online services has led and may lead to the adoption of new laws and regulatory practices in the United States or foreign countries and to new interpretations of existing laws and regulations.  These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location.  As the proportion of NAU’s students who take online or distance-learning courses increases, new laws, regulations or interpretations related to doing business over the Internet could increase our costs of compliance or doing business and materially and adversely affect NAU’s ability to offer online/distance learning courses as well as adversely affect our business, financial condition and results of operations.

NAU’s financial performance depends, in part, on its ability to keep pace with changing market needs.

Increasingly, prospective employers of students who graduate from NAU schools demand that their new employees possess appropriate technological skills and interpersonal skills, such as communication, critical thinking and teamwork.  These skills evolve rapidly in a changing economic and technological environment.  Accordingly, it is important for NAU’s programs to evolve in response to those economic and technological changes.  The expansion of existing programs and the development of new programs may not be accepted by current or prospective students or the employers of NAU graduates.  Even if NAU schools are able to develop acceptable new programs, NAU schools may not be able to begin offering those new programs as quickly as required by prospective employers or as quickly as its competitors offer similar programs.  In addition, NAU may be unable to obtain specialized accreditations or licensures that may make certain programs desirable to students.  To offer a new academic program, NAU may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect its growth plans.  In addition, to be eligible for Title IV programs, a new academic program may need to be approved by the Department of Education, the Higher Learning Commission and state educational agencies.  If NAU is unable to adequately respond to changes in market requirements due to regulatory or financial constraints, unusually rapid technological changes, or other factors, its ability to attract and retain students could be impaired, the rates at which NAU’s graduates obtain jobs involving their fields of study could suffer, and NAU’s reputation (among students, prospective students and employers) and our financial condition and results of operations could be adversely affected.

Establishing new academic programs or modifying existing programs requires NAU to invest in management and business development, incur marketing expenses and reallocate other resources.  NAU may have limited experience with any courses in “new” areas and may need to modify its systems, strategy and delivery platform or enter into arrangements with other educational institutions to provide such programs effectively and profitably.  If NAU is unable to offer new courses and programs in a cost-effective manner, or is otherwise unable to effectively manage the operations of newly established academic programs, the Company’s business, financial condition and results of operations could be adversely affected.

Capacity constraints of NAU’s computer networks and changes to the acceptance and regulation of online programs could have a material adverse effect on student retention and growth.

If NAU is successful in increasing student enrollments, additional resources in the forms of human, intellectual and financial capital, as well as information technology resources will be necessary.  NAU has invested and continues to invest significant resources in information technology when such technology systems and tools become impaired or obsolete.  In an attempt to utilize recent technology, NAU could install new information technology systems without accurately assessing its costs or benefits or experience delayed or ineffective implementation of new information technology systems.  Similarly, NAU could fail to respond in a timely or sufficiently competitive way to future technological developments in its industry.  As a result, this growth may place a significant strain on the operational resources, including the computer networks and information technology infrastructure of NAU and its partners, thereby restricting NAU’s ability to enroll and retain students and grow its online programs and affecting the Company’s growth potential.

System disruptions and security threats to NAU’s computer networks could have a material adverse effect on its ability to attract and retain students.

The performance and reliability of NAU’s computer network infrastructure is critical to NAU’s reputation and ability to attract and retain students.  Any computer system error or failure, or a sudden and significant increase in traffic on NAU’s computer networks, including those that host its online programs, may cause network outages and may damage NAU’s reputation and disrupt its online and on-ground operations.

Additionally, NAU faces a number of threats to its computer systems, including unauthorized access, computer hackers, computer viruses and other security problems and system disruptions.  NAU has devoted and will continue to devote significant resources to the security of its computer systems, but they are still vulnerable to security threats, including those listed above.  A user or hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations.  As a result, we expend significant resources to protect against the threat of these system disruptions and security breaches and may have to spend more to alleviate problems caused by these disruptions and breaches, which could have a material adverse effect on NAU’s reputation, ability to retain and store data, and our results of operations.

A failure of NAU’s information systems to properly store, process and report relevant data may reduce management’s effectiveness, interfere with regulatory compliance and increase operating expenses.

NAU is heavily dependent on the integrity of its data management systems.  If these systems do not effectively collect, store, process and report relevant data for the operation of its business, whether due to equipment malfunction or constraints, software deficiencies, or human error, NAU’s ability to effectively plan, forecast and execute its business plan and comply with applicable laws and regulations, including the HEA and the regulations thereunder, will be impaired.  Any such impairment of NAU’s information systems could materially and adversely affect NAU’s reputation and its ability to provide student services or accurately budget or forecast operating activity, thereby affecting the Company’s financial condition and results of operations.

The personal information that NAU collects may be vulnerable to breach, theft or loss, which could subject it to liability or adversely affect its reputation and operations.

Possession and use of personal information in NAU operations subjects it to risks and costs that could harm NAU’s business and reputation.  NAU collects, uses and retains large amounts of personal information regarding its students and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers.  NAU also collects and maintains personal information of its employees in the ordinary course of business.  Some of this personal information is held and managed by certain of NAU’s vendors.  Although NAU uses security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy.  In addition, errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy.  Possession and use of personal information in NAU’s operations also subjects it to legislative and regulatory burdens that could require us to implement certain policies and procedures, such as the procedures we adopted to comply with the Red Flags Rule that was promulgated by the Federal Trade Commission, or FTC, under the federal Fair Credit Reporting Act and that requires the establishment of guidelines and policies regarding identity theft related to student credit accounts, and could require us to make certain notifications of data breaches and restrict NAU’s use of personal information.  A violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us.  As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.  While we believe we take appropriate precautions and safety measures, there can be no assurances that a breach, loss or theft of any such personal information will not occur.  Any breach, theft or loss of such personal information could have a material adverse effect on NAU’s reputation, our financial condition and growth prospects, and result in liability under state and federal privacy statutes and legal actions by state attorneys general and private litigants.

NAU may incur liability for the unauthorized duplication or distribution of class materials posted online for class discussions.

In some instances, NAU faculty members or students may post various articles or other third-party content on class discussion boards.  NAU may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions.  Third parties may raise claims against NAU for the unauthorized duplication of this material.  Any such claims could subject NAU to costly litigation and impose a significant strain on financial resources and management personnel regardless of whether the claims have merit.  NAU’s general liability insurance may not cover potential claims of this type adequately or at all, and NAU may be required to alter the content of its courses or pay monetary damages, which could have a material adverse affect on the Company’s business, financial condition, results of operations and cash flows.

NAU relies on exclusive proprietary rights and intellectual property that may not be adequately protected under current laws.

Our success depends, in part, on our ability to protect our proprietary rights and intellectual property.  We rely on a combination of copyrights, trademarks, trade secrets, domain names and contractual agreements to protect our proprietary rights.  We rely on trademark protection in both the United States and certain foreign jurisdictions to protect our rights to various marks, as well as distinctive logos and other marks associated with it.  We also rely on agreements under which we obtain intellectual property or license rights to own or use content developed by faculty members, content experts and other third-parties.  We cannot assure you these measures are adequate, that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights in the United States or any foreign jurisdictions, or that third parties will not terminate license rights or infringe upon or otherwise violate our proprietary rights.  Despite our efforts to protect these rights, unauthorized third parties may attempt to use, duplicate or copy the proprietary aspects of NAU’s student recruitment and educational delivery methods, curricula, online resource material and other content.  Our management’s attention may be diverted by these attempts and we may need to use funds in litigation to protect our proprietary rights against any infringement or violation, which could have a material adverse affect on the Company’s business, financial condition and results of operations.

We may be involved in disputes from time to time relating to our intellectual property and the intellectual property of third parties.

We may become parties to disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes.  Third parties may allege that we have not obtained sufficient rights in the content of a course or other intellectual property.  Third parties may also raise claims against us alleging infringement or violation of the intellectual property of that third party.  Some third party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid violating those intellectual property rights.  Any such intellectual property claim could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether such claim has merit.  Our general liability and cyber liability insurance, if any, may not cover potential claims of this type adequately or at all, and we may be required to alter the content of NAU’s courses or pay monetary damages or license fees to third parties, which could have a material adverse affect on the Company’s financial condition and results of operations.

Future financing arrangements may be dilutive to current investors and may increase restrictions on the Company.

We may need to raise additional funds in the future to grow our business internally, invest in new businesses, expand through acquisitions, enhance our current services or respond to changes in target markets.  If additional capital is raised through the sale of equity or equity derivative securities, the issuance of these securities could result in dilution to our existing stockholders.  If additional funds are raised through the issuance of debt securities, the terms of that debt could impose additional restrictions on our operations.  Furthermore, additional financing may be unavailable on acceptable terms, if at all.  As a result, future financing arrangements may have a material adverse effect on the price of the Company’s securities, as well as on the Company’s growth prospects and financial condition.

We may not be able to retain key personnel or hire and retain the personnel we need to sustain and grow our business.

Our success depends largely on the skills, efforts and motivations of our executive officers, who have significant experience with NAU’s business and within the education industry.  Due to the nature of the education industry, we face significant competition in attracting and retaining personnel who possess the skills necessary to sustain and grow our business.  The loss of the services of any of key personnel, or failure to attract and retain other qualified and experienced personnel on acceptable terms could impair our ability to sustain and grow our business.

Our business may be affected by changing economic conditions.

The U.S. economy and the economies of other key industrialized countries currently are characterized by recessionary characteristics, including reduced economic activity, increased unemployment and substantial uncertainty about the financial markets.  In addition, homeowners in the U.S. have experienced an unprecedented reduction in wealth due to the decline in residential real estate values across much of the country.  Generally, the reduction in wealth, unavailability of credit and unwillingness of employers to sponsor non-traditional educational opportunities for their employees could have a material adverse effect on the Company’s growth prospects and results of operations.

The economic downturn may affect the real estate business and assets of the Company.

The downturn in the U.S. economy in general, and the real estate industry specifically, has negatively affected the Company’s real estate division, known as the Fairway Hills division, which develops, leases and sells private residential properties in Rapid City, South Dakota.  The Fairway Hills division is in the process of building and marketing two condominium developments.  The projects are being funded by a construction line of credit totaling $3,816,000.  Borrowings at May 31, 2009 and 2008 totaled $3,305,409 and $3,414,000, respectively.  To date only a small number of units have been sold.  Fairway Hills plans to build additional condominium buildings and units only upon the achievement of the sale of a substantial number of the currently available condominiums.  Unless the U.S. economy and the real estate market improve, we may be forced to sell the units at a loss or continue leasing them, which could adversely affect our financial condition, results of operations and cash flows and our ability to pay back the line of credit.

We may be exposed to potential risks relating to internal controls over financial reporting and our ability to have those controls attested to by our independent registered public accounting firm.

As a public company, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting.  In addition, the independent registered public accounting firm auditing the Company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as well as the operating effectiveness of the Company’s internal controls.  Neither the Company nor Dlorah has ever been subject to these requirements and we will be required to evaluate our internal control systems in order to allow our management to report on, and the Company’s independent registered public accounting firm to attest to, our internal controls, as a required part of our Annual Report on Form 10-K beginning with the fiscal year ending May 31, 2011.

As a result, we may be required to expend significant resources to develop the necessary documentation and testing procedures required by Section 404, and there is a risk that we will not comply with all of the requirements imposed thereby.  Accordingly, there can be no assurance that we will receive the required attestation from the independent registered public accounting firm.  In the event we identify material weaknesses in internal controls that cannot be remediated in a timely manner or we are unable to receive an attestation from the independent registered public accounting firm with respect to our internal controls, investors and others with whom we do business with may lose confidence in the reliability of the financial statements of the Company and our ability to obtain equity or debt financing could suffer.

Terrorist attacks and other acts of violence or war, natural disasters or breaches of security could have an adverse effect on NAU’s operations.

Terrorist attacks and other acts of violence or war, hurricanes, earthquakes, floods, tornados and other natural disasters or breaches of security at NAU’s physical campuses could disrupt NAU’s operations.  Terrorist attacks and other acts of violence or war, natural disasters or breaches of security that directly impact its physical facilities, online offerings or ability to recruit and retain students and employees could adversely affect NAU’s ability to deliver its programs to its students and, thereby, adversely affect NAU’s results of operations.  Furthermore, terrorist attacks and other acts of violence or war, natural disasters or breaches of security could adversely affect the economy and demographics of the affected region, which could cause significant declines in the number of students who attend NAU schools in that region and could have a material adverse effect on the reputation, financial condition, results of operations and viability of the Company.

Provisions in our charter documents and Delaware law may inhibit a takeover of us, which could limit the price potential investors might be willing to pay in the future for our common stock and could entrench management.

Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests.  Our Board of Directors has the ability to designate the terms of and issue new series of preferred stock which could be issued to create different or greater voting rights which may affect an acquiror’s ability to gain control of the Company.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control.  Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Concentration of ownership of the Company may have the effect of delaying or preventing a change in control.

Immediately after the consummation of the Transaction, Robert Buckingham, our chairman of the board of directors, beneficial owned approximately 77.05% of the issued and outstanding Common Stock. Mr. Buckingham will have the ability to significantly influence the outcome of corporate actions requiring stockholder approval.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Common Stock.

Future sales of the Company’s shares may cause the market price of its securities to drop significantly, even if its business is doing well.

Neither Camden Learning, LLC nor our majority stockholders will be able to sell the shares of Restricted Common Stock they received in connection with the Transaction until the Common Stock trades at or above $8.00 per share for 60 consecutive trading days.  The founders of Camden will not be able to sell any of their founders’ shares until the first anniversary of the consummation of the Transaction, subject to certain exceptions.  In addition, certain of our stockholders, including Camden’s initial stockholders and our majority stockholders or their permitted transferees, are entitled to demand that the Company register the resale of their Common Stock at any time generally commencing nine months after consummation of the Transaction.  The presence of these additional securities trading in the public market may have an adverse effect on the market price of the Common Stock.  The sale by any of the foregoing could cause the market price of the Company’s securities to decline.

The exercise of Warrants issued as Transaction Consideration may have an effect on the value of your investment and control of the Company.

In connection with the Transaction, the Company issued warrants to purchase up to 2,800,000 shares of Common Stock to the former stockholders of Dlorah.  The shares of Common Stock underlying these warrants will have an exercise price of $5.50 per share and expiration date two years from the date of issuance.  Regardless of whether these warrants are exercised in full or in part, any exercise thereof will have a dilutive impact on the Common Stock and an adverse effect on your percentage ownership of the Company.  Furthermore, the additional Common Stock issuable upon the exercise of these warrants may affect the control and direction of the Company.

The Company may be unable to cause its securities to be listed on the NASDAQ Stock Market which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The Company intends to continue to be listed on the OTC Bulletin Board until such time it satisfies the relevant listing requirements, including the requirement to have a specified minimum number of shareholders, to have its Common Stock listed on the NASDAQ Global Market or the NASDAQ Capital Market.  However, there can be no assurance we will ever be able to meet NASDAQ’s initial listing requirements, in which case our securities may continue to be listed on the OTC Bulletin Board indefinitely.

If we are unable to cause our securities to be listed on NASDAQ, the Company could face significant material adverse consequences, including:

• a limited availability of market quotations for its securities;

• a determination that the Common Stock is a “penny stock” which will require brokers trading it to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Common Stock;

• a limited amount of news and analyst coverage; and

• a decreased ability to issue additional securities or obtain additional financing in the future.

Our stock price will be subject to market factors, and your investment in our securities could decline in value.

Active trading market in our securities may not develop or be adequately maintained.  In addition, the overall market for securities in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies.  These fluctuations have been extremely volatile and are often unrelated or disproportionate to the operating performance of these companies.  These broad market fluctuations could result in extreme fluctuations in the price of our securities, which could cause a decline in the value of your securities.

Item 2.  Financial Information

 Forward-Looking Statement and Information

This item may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management.  The use of words such as “believe,” “anticipates,” “intends, “plans,” “estimates,” “should,” “likely,” or similar expressions, indicates a forward-looking statement.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.  Stockholders are cautioned not to put undue reliance on any forward-looking statements.  We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions, which are not statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, changes in technology, economic conditions, competition and pricing, and government regulations.  We caution that assumptions, expectations, projections, intentions, or beliefs about the future events may, and often do, vary from actual results and the differences can be material.  Key factors which could cause actual results to vary from those the Company expects include those set forth under Item 1A “Risk Factors”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information relates solely to the operations of Dlorah, Inc.

Dlorah Inc. has two operating segments.  The largest operating segment and the one which generates approximately 97% of the gross revenue is National American University.  The other is a real estate segment.

National American University (“NAU”) is a regionally accredited, for-profit, multi-campus higher-learning institution offering diploma, associate, bachelor’s and master’s degree programs in core academic disciplines of accounting, applied management, business administration, health care, and information technology, among others.  Courses are offered through physical campuses as well as via the Internet.  Operations include 17 locations in seven states located in the Central United States, with the distance learning operations and central administration offices located in Rapid City, South Dakota.

The university supports nearly 6,000 students at its physical campus locations, offers online courseware to more than 4,000 students worldwide, and offers courseware through partner services to approximately 4,500 additional students.  In total, the university serves approximately 11,000 students per academic term with more than 7,500 students being supported throughout its campus locations, with more than 55 percent of those students enrolled in at least one online course.

The real estate segment operates apartment facilities, condominiums, and other real estate holdings in Rapid City, South Dakota.  The operations of the real estate division are less significant to the overall operations of Dlorah.  As such, the following discussions are focused mainly on the operations of the university.

Key Financial Results Metrics

Revenue.  Approximately 91% of Dlorah’s revenue is generated from NAU’S academic income, which consists of tuition and fees assessed at the start of each term.  Tuition revenue is recognized on a daily basis over the length of the term.  The remainder of Dlorah’s revenue comes from NAU’s auxiliary revenue and the real estate segment’s rental income and condominium sales.  Tuition revenue is reported net of adjustments for refunds and scholarships.  Upon withdrawal, students are refunded tuition based on the uncompleted portion of the term.  Auxiliary revenue from other sources such as from the university’s food service, bookstore, dormitory and motel operations, are recognized when earned.

Factors affecting net revenue include:  (i) the number of students who are enrolled and who remain enrolled in courses throughout the term; (ii) the number of credit hours per student; (iii) the student’s degree and program mix; (iv) changes in tuition rates; (v) the number of affiliates that NAU is working with as well as the number of students at the affiliate; and (vi) the amount of scholarships for which students qualify.

Unearned tuition is recorded for academic services to be provided in future periods.  Similarly, a tuition receivable is recorded for the portion of the tuition which has not been paid.  Tuition receivable at the end of any calendar quarter largely represents student tuition due for the prior academic quarter.  Based upon past experience and judgment, an allowance for doubtful accounts has been established to recognize those receivables which are anticipated not to be paid.  Any uncollected account more than six months past due on students who have left NAU is charged against the allowance.  Bad debt expense as a percentage of revenues for years ended May 31, 2009, 2008, and 2007 was 2.6%, 2.7% and 2.6% respectively.

Enrollments for a particular reporting period are defined as the number of students registered in a course on the last day of the reporting period.  Enrollments are a function of the number of continuing students registered and the number of new enrollments registered during the specified period.  Enrollment numbers are offset by inactive students, graduations and withdrawals occurring during the period.  Inactive students for a particular period are students who are not registered in a class and, therefore, are not generating net revenue for that period.

The principal factors affecting NAU’s enrollments and net revenue are the number and breadth of the programs being offered; the effectiveness of marketing, recruiting and retention efforts; the quality of the academic programs and student services; the convenience and flexibility of the online delivery platform; the availability and amount of federal and other funding sources for student financial assistance; and general economic conditions.

The following chart is a summary of student enrollment credit hours at May 31, 2009, 2008 and 2007 by degree type and by instructional delivery method:

	May 31, 2009 (Spring ’09 Qtr)		May 31, 2008 (Spring ’08 Qtr)		May 31, 2007 (Spring ’07 Qtr)
	Credit Hours	%	Credit Hours	%	Credit Hours	%
Graduate	1,750.5	3.1%	1,210.5	2.7%	1,120.5	2.5%
Undergraduate	57,344.5	96.9%	44,335.0	97.3%	44,328.5	97.5%
Total	59,095.0	100.0%	45,545.5	100.0%	45,449.0	100.0%
Online	25,471.5	40.6%	17,696.5	38.9%	16,641.0	36.6%
On-campus	33,623.5	59.4%	27,849.0	61.1%	28,808.0	63.4%
Total	59,095.0	100.0%	45,545.5	100.0%	45,449.0	100.0%

NAU experienced almost 30% growth in enrollment during fiscal year 2009.  This was a significant increase over the Company's recent historic growth experience, which has shown an annual average rate of growth of approximately 9.39% since 1998.  This unique growth can be attributed to three factors: (i) investment in the expansion and development of physical locations, (ii) investment in the expansion of current academic programs and development of new academic programs, and (iii) the effects of the economy.  Since 2005, NAU has invested approximately $20 million into the expansion and development of physical locations and academic programming.  With respect to the economy, NAU believes it has realized a significant increase in enrollments due to the desires of its target market to utilize education as a means of job attainment, job advancement, or job security during the economic downturn.

NAU plans to continue to expand, consistent with applicable regulatory requirements, by opening additional physical locations and by continuing to expand and develop its academic programming.  With these efforts, NAU anticipates its historic enrollment trends will continue, even though it is not likely to replicate its fiscal year 2009 growth rate.  The degree to which these enrollment trends will continue is directly correlated with the number of additional physical locations which are opened, the number of programs which are developed, and the number of programs expanded to other locations.  If NAU is not able to open new physical locations or develop or expand academic programming, whether as a result of regulatory limitations or other factors, then its growth rate will likely level off.  Also, to the extent the economic environment has stimulated enrollment growth, NAU's ability to maintain or increase that portion of its growth will depend on how economic factors are perceived by NAU's target market in relation to the advantages of pursuing higher education.

Expenses.  Expenses consist of cost of educational services, selling, general and administrative, auxiliary expenses, the cost of condominium sales, the gain on legal settlement, and the loss on disposition of property and equipment.  Cost of educational services expenses contains expenditures attributable to the educational activity of the university.  This expense category includes salaries and benefits of faculty and academic administrators, costs of educational supplies, faculty reference and/or support material, and related academic costs.  Selling, general and administrative expenses include the salaries of the learner services positions (and other expenses related to support of students), salaries and benefits of admissions staff, marketing expenditures, salaries of other support and leadership services (including finance, human resources, compliance and other corporate functions), as well as depreciation, rent for campus facilities, bad debt expenses, and other related costs associated with student support functions.  Auxiliary expenses include expenses for the cost of goods sold, including costs associated with books, clothing, food, and textbook shrinkage.  The cost of the condominium sales is the expense related to the condominiums that sold during the reporting period.  On occasion Dlorah protects its interest(s) in certain operations through legal proceedings.  Consequently, depending on the outcome of those proceedings, the institution may record a gain on legal settlement as shown on the income statement.  The loss on disposition of property and equipment expense records the cost of discontinued assets that are no longer in use by Dlorah.

Factors affecting comparability

Set forth below are selected factors believed to have had, or which can be expected to have, a significant effect on the comparability of NAU’s recent or future results of operations:

Introduction of new programs and specializations.  Additional degree programs and specializations are planned for development over the next several years.  When introducing new programs and specializations, NAU invests in curriculum development, support infrastructure and marketing.  Revenues associated with these development(s) are dependent upon enrollments, which are initially lower during the periods of introduction.  During this period of introduction and development, the rate of growth in revenues and operating income has been, and may be, adversely affected, in part, due to these factors.  Historically, as the new programs and specializations develop, increases in enrollment are anticipated, cost-effective delivery of instructional and support services are gained, and more efficient marketing and promotional processes are realized.

Public company expenses.  Upon consummation of the merger with Camden, Dlorah will become a public company.  As a result, Dlorah will need to comply with laws, regulations and requirements that are not applicable to a private company, including certain provisions of the Sarbanes-Oxley Act of 2002, related SEC regulations, and listing requirements (such as those of Nasdaq).

Compliance with the requirements of being a public company will require an increase in general and administrative expenses to pay employees, legal counsel and accountants to assist in, among other things, external reporting, developing and monitoring a more comprehensive compliance oversight, enhancing board of governance functionality, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, and preparing and distributing periodic public reports in compliance with obligations under the federal securities laws.  In addition, it is anticipated that there will be additional costs with the auditing firm due to quarterly reviews and additional auditing work required in a public arena.  It is also anticipated that being a public company will make it more expensive to obtain director and officer liability insurance.  It is estimated that the additional costs of being a public company will be between $1.0 million and $2.0 million annually.

Critical Accounting Policies and Estimates

The discussion of the company’s financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures.  On an ongoing basis, management evaluates its estimates and judgments, including those discussed below.  These estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The results of Dlorah’s analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions, and the impact of such differences may be material to the financial statements.  Dlorah believes the following critical accounting policies involve more significant judgments and estimates than that used in the preparation of its financial statements:

Revenue recognition.  Tuition revenue represented approximately 90.9%, 89.4% and 89.6% for the years ended May 31, 2009, 2008, and 2007, respectively.  Tuition is recognized on a daily basis over the length of the respective term.  Academic income also includes certain fees and charges assessed at the start of each term.  Deferred revenue and student deposits in any period represent the excess of tuition, fees, and other student payments received as compared to amounts recognized as revenue on the statement of operations and are reflected as current liabilities on the balance sheet.

Allowance for doubtful accounts.  An allowance for doubtful accounts is maintained for estimated losses resulting from the inability, failure or refusal of the students to make required payments.  The adequacy of the allowance for doubtful accounts is determined based on an analysis of aging of the accounts receivable and with regard to historical bad debt experience.  Accounts receivable balances are generally written off when deemed uncollectible at the time the account is returned by an outside collection agency.  However, accounts that are 180 days old are fully reserved and management continues collection efforts until it is determined that the possibility of collection is unlikely.  Bad debt expense is recorded as a selling, general and administrative expense.  As of May 31, 2009, 2008 and 2007, the allowance for doubtful accounts was approximately $115,000, $35,000 and $30,000, respectively.  During the years ended May 31, 2009, 2008, and 2007, bad debt expense was $1,638,000, $1,357,000 and $1,136,000, respectively.  The bad debt expense was 2.6%, 2.7%, and 2.6% of total revenue for the years ended May 31, 2009, 2008, and 2007.

Regulation of Federal Student Financial Aid Programs

For the fiscal years ended May 31, 2009, 2008, and 2007, NAU derived cash receipts equal to approximately 71.6%, 67.7% and 62.9%, respectively, of the net revenue from tuition provided by federal student financial aid programs authorized by Title IV of the Higher Education Act.

During the years ended May 31, 2009, 2008, and 2007, student loan programs, including the Title IV programs, have come under increased scrutiny by the Department of Education, Congress, state attorneys general and other parties.  The added scrutiny includes lending practices related to such programs and potential conflicts of interest between educational institutions and their lenders.  As a result, Congress has passed new laws, the Department of Education has enacted stricter regulations, and several states have adopted codes of conduct or enacted state laws that further regulate the conduct of lenders, schools, and school personnel.  The effect of such actions may result in increased costs of managing the Title IV programs and other student loan programs, although such impact is unable to be calculated or determined at this time.

In addition, the recent disruptions in the credit markets and adverse market conditions for consumer loans in general have affected the student lending marketplace.  These disruptions have caused some lenders to cease providing Title IV loans to students and caused others to reduce the benefits and increase the fees for the Title IV loans they provide.  Some of the lenders NAU regularly engages with have announced decisions to stop participating in the Title IV loan market.  However, we believe, to date there have been no material disruptions in the availability of Title IV loans to the university’s students.  The university is approved by the Department of Education to participate in the Federal Direct Loan Program, under which the Department of Education rather than a private lender makes the loans to students, and we are prepared for our students to begin receiving loans under that program if it is determined that such lending is necessary to continue providing students access to Title IV loans.  The conditions in the market, including the effect of recent legislation aimed at broadening access to Title IV loans, are continuing to evolve and the ultimate impact of such market conditions on NAU’s business, if any, cannot be determined or predicted at this time.

Results of Operations — Dlorah

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Q1 Ended August 31, 2009 In percentages	Q1 Ended August 31, 2008 In percentages
Net revenue	100.0%	100.0%
Operating expenses
Cost of Educational Services	19.7	22.5
Selling, General, and Administrative	64.8	77.5
Auxiliary Expense	2.5	3.0
Cost of Condominium Sales	0	1.5
Gain on legal settlement	0	0
Loss on disposition of prop and equip	0	0
Total operating expenses	87.0	104.4
Operating income (loss)	13.0	(4.4)
Interest expense	(0.9)	(1.9)
Interest income	0.5	0.6
Other Income	0.1	0.2
Income (loss) before income taxes	12.8	(4.5)
Income tax (expense) benefit	(5.5)	1.9
Non-Controlling Interest	0.1	(0.5)
Net income (loss)	7.3	(3.1)

For the three months ended August 31, 2009, Dlorah generated $17,264,000 in revenue, an increase of 42.5% compared to the same period in 2008, as a result of enrollment growth and a minor tuition increase.  Income from operations was $2,252,000 for the three months ended August 31, 2009, an increase of 539.4% compared to the same period in 2008.  Net income was $1,246,000 in the three months ended August 31, 2009, an increase of 456.9%, compared to the same period in 2008.

Three Months Ended August 31, 2009 Compared to Three Months Ended August 31, 2008

Net revenue.  Dlorah’s net revenue for the three months ended August 31, 2009 was $17,264,000, an increase of $5,147,000 or 42.5%, as compared to net revenue of $12,117,000 for the three months ended August 31, 2008.  The increase was primarily due to a 40% enrollment increase over the prior year.  Dlorah’s revenue for the three months ended August 31, 2009 consisted of $17,013,000 from Dlorah’s NAU segment and $251,000 from Dlorah’s other segment.

The academic revenue for the three months ended August 31, 2009 was $15,873,000, an increase of $5,091,000 or 47.2%, as compared to academic revenue of $10,782,000 for the three months ended August 31, 2008.  The increase was primarily due to the enrollment increase over the prior year.  The auxiliary revenue was $1,140,000, an increase of $254,000, or 28.7%, as compared to auxiliary revenue of $886,000 for the three months ended August 31, 2008.  This increase was primarily due to additional agreements entered into by the university pursuant to which the university receives compensation for services performed for other institutions.  The costs associated with the auxiliary revenue were $426,000 for the three months ended August 31, 2009, an increase of $68,000 or 19.0%, as compared to auxiliary costs of $358,000 for the three months ended August 31, 2008.

The rental income – apartments for the three months ended August 31, 2009 was $251,000, an increase of $13,000 or 5.5%, as compared to rental income – apartments of $238,000 for the three months ended August 31, 2008.  The condominium sales for the three months ended August 31, 2009 were $0, a decrease of $211,000 or 100.0%, as compared to $211,000 for the three months ended August 31, 2008.  This was due to the lack of sales of condominiums in 2009.  The cost of the condominium sales for the three months ended August 31, 2009 was $0, a decrease of $176,000, as compared to $176,000 for the three months ended August 31, 2008.  Again, as with the sales, the costs decreased due to the lack of sales in 2009.

Cost of educational services.  The educational services expense as a percentage of net revenue decreased by 2.8% for the three months ended August 31, 2009 to 19.7%, as compared to 22.5% for the three months ended August 31, 2008.  This decrease was a result of continued efficiencies gained by students being advised to take online courses, thereby leveraging instructional efforts by gaining greater student to instructor ratios.  The educational services expenses for the three months ended August 31, 2009 were $3,407,000, an increase of $679,000, or 24.9% as compared to educational expenses of $2,728,000 for the three months ended August 31, 2008.  This increase was primarily due to increases in instructional compensation and related expenses.  These increases are attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 12.7% for the three months ended August 31, 2009 to 64.8%, as compared to 77.5% for the three months ended August 31, 2008.  This decrease was primarily the result of the university’s ability to leverage fixed costs across an increasing revenue base.  The selling, general, and administrative expenses for the three months ended August 31, 2009 were $11,179,000, an increase of $1,791,000, or 19.1%, as compared to selling, general, and administrative expenses of $9,388,000 for the three months ended August 31, 2008.  The increase was attributed to additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads.

In addition, the university tracks the “gross” expenditures associated with new campus and new program development as business expansion and development expense.  For the three months ended August 31, 2009, the total business expansion and development expenditures were $889,417.  Included in this total is $482,135 for continued expansion of the Austin, Texas campus and $356,997 for the expansion for the nursing programs in Denver, Colorado, and Bloomington, Minnesota.

Auxiliary.  Auxiliary expenses for the three months ended August 31, 2009 were $426,000, for an increase of $68,000, or 19.0%, as compared to the three months ended August 31, 2008.  This increase was primarily the result of the increased cost of books resulting from higher book sales.

Interest expense.  Interest expense for the three months ended August 31, 2009 was $157,000, a decrease of $76,000, or 32.6%, as compared to the three months ended August 31, 2008.  This decrease was consistent with the university’s plans to reduce advances on lines of credit to $0 with current operating resources.

Interest income.  Interest income for the three months ended August 31, 2009 was $86,000, an increase of $10,000, or 13.2%, as compared to the three months ended August 31, 2008.  This increase was reflective of the university’s plan to focus on capital preservation given the current economic environment.  In addition, the university’s ability to maximize interest income has been reduced by the availability of higher yielding investment instruments.

Income tax expense.  Income tax expense for the three months ended August 31, 2009 was $955,000, an increase of $1,183,000 from a tax benefit of $228,000 for the three months ended August 31, 2008.  This increase was attributable to the company increasing profits and recording an income in 2009 versus a loss in 2008.

Net income.  The net income for the three months ended August 31, 2009 was $1,259,000, an increase of $1,637,000, or 433.1%, as compared to a net loss of $378,000 for the three months ended August 31, 2008.

As stated earlier, revenue was up over $5,147,000 compared to the same period last year.  This increase was largely due to increased academic revenue and was consistent with the increased enrollments.  Expenses were 104.4% of net revenue for the three months ended August 31, 2008 and were 87.0% for the same period in 2009.  Selling, general, and administrative expenses were down a total of 12.7%.  Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

Dlorah anticipates that in 2010, it will continue to invest in expansion and development by further supporting the development of the nursing programs in Denver, Colorado and Bloomington, Minnesota, as well as continuing to develop the Austin, Texas campus.

Results of Operations — NAU

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Q1 Ended August 31, 2009 In percentages	Q1 Ended August 31, 2008 In percentages
Net revenue	100.0%	100.0%
Operating expenses
Cost of Educational Services	19.7	22.5
Selling, General, and Administrative	62.5	74.3
Auxiliary Expense	2.5	3.0
Cost of Condominium Sales	0	0
Gain on legal settlement	0	0
Loss on disposition of prop and equip	0	0
Total operating expenses	84.7	99.7
Operating income (loss)	13.8	(3.4)
Interest expense	(0.2)	(1.0)
Interest income	0.5	0.6
Other Income	0	0
Income (loss) before income taxes	14.1	(3.8)

Three Months Ended August 31, 2009 Compared to Three Months Ended August 31, 2008

Net revenue.  NAU’s net revenue for the three months ended August 31, 2009 was $17,013,000, an increase of $5,345,000 or 45.8%, as compared to net revenue of $11,668,000 for the three months ended August 31, 2008.  The increase was primarily due to the enrollment increase over the prior year.

The academic revenue for the three months ended August 31, 2009 was $15,873,000, an increase of $5,091,000 or 47.2%, as compared to academic revenue of $10,782,000 for the three months ended August 31, 2008.  The increase was primarily due to the enrollment increase over the prior year.  The auxiliary revenue was $1,140,000, an increase of $254,000, or 28.7%, as compared to auxiliary revenue of $886,000 for the three months ended August 31, 2008.  This increase was primarily due to additional agreements entered into by the university pursuant to which the university is compensated for services it performs for other institutions.  The costs associated with the auxiliary revenue were $426,000 for the three months ended August 31, 2009, an increase of $68,000 or 19.0%, as compared to auxiliary costs of $358,000 for the three months ended August 31, 2008.

Cost of educational services.  The educational services expense as a percentage of net revenue decreased by 2.8% for the three months ended August 31, 2009 to 19.7%, as compared to 22.5% for the three months ended August 31, 2008.  This decrease was a result of continued efficiencies gained by students being advised to take online courses, thereby leveraging the instructional efforts by gaining greater student to instructor ratios.  The educational services expenses for the three months ended August 31, 2009 were $3,407,000, an increase of $679,000, or 24.9%, as compared to educational expenses of $2,728,000 for the three months ended August 31, 2008.  This increase was primarily due to increased instructional compensation and related expenses.  These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 11.8% for the three months ended August 31, 2009 to 62.5%, as compared to 74.3% for the three months ended August 31, 2008.  This decrease was primarily the result of the university’s ability to leverage fixed costs across an increasing revenue base.  The selling, general, and administrative expenses for the three months ended August 31, 2009 were $10,796,000, an increase of $1,798,000, or 20.0%, as compared to selling, general, and administrative expenses of $8,998,000 for the three months ended August 31, 2008.  The increase was attributed to additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads.

In addition, the university tracks the “gross” expenditures associated with new campus and new program development as business expansion and development expense.  For the three months ended August 31, 2009, the total business expansion and development expenditures were $889,417.  Included in this total was $482,135 for continued expansion of the Austin, Texas campus and $356,997 for the expansion for the nursing programs in Denver, Colorado, and Bloomington, Minnesota.

Auxiliary.  Auxiliary expenses for the three months ended August 31, 2009 were $426,000, for an increase of $68,000, or 19.0%, as compared to the three months ended August 31, 2008.  This increase was primarily the result of the increased cost of books resulting from higher book sales.

Interest expense.  Interest expense for the three months ended August 31, 2009 was $33,000, a decrease of $91,000, or 73.4%, as compared to the three months ended August 31, 2008.  This decrease was consistent with the university’s plans to reduce advances on lines of credit to $0 with current operating resources.

Interest income.  Interest income for the three months ended August 31, 2009 was $86,000, an increase of $10,000, or 13.2%, as compared to the three months ended August 31, 2008.  This increase is reflective of the university’s plan to focus on capital preservation given the current economic environment.  In addition, the ability of the university to maximize interest income has been reduced by the availability of higher yielding investment instruments.

Income before taxes.  The income before taxes for the three months ended August 31, 2009 was $2,437,000, an increase of $2,892,000, as compared to a net loss of $455,000 for the three months ended August 31, 2008.

As stated earlier, revenue was up over $5,345,000 compared to the same time period last year.  This increase was largely due to increased academic revenue and was consistent with the increased enrollments.  Expenses were 99.7% of net revenue for the three month period ended August 31, 2008 and were 84.7% for the same period in 2009.  Selling, general, and administrative expenses were down a total of 11.8%.  The university was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

Dlorah anticipates that in 2010, it will continue to invest in expansion and development by further supporting the development of the nursing programs in Denver, Colorado and Bloomington, Minnesota, as well as continuing to develop the Austin, Texas campus.

Results of Operations — Other

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Q1 Ended August 31, 2009 In percentages	Q1 Ended August 31, 2008 In percentages
Net revenue	100.0%	100.0%
Operating expenses
Cost of Educational Services	0	0
Selling, General, and Administrative	2.2	3.2
Auxiliary Expense	0	0
Cost of Condominium Sales	0	1.5
Gain on legal settlement	0	0
Loss on disposition of prop and equip	0	0
Total operating expenses	2.2	4.7
Operating income (loss)	(0.8)	(1.0)
Interest expense	(0.7)	(0.9)
Interest income	0	0
Other Income	0.1	0.2
Income (loss) before income taxes	(1.3)	(0.8)

Three Months Ended August 31, 2009 Compared to Three Months Ended August 31, 2008

Net revenue.  Dlorah’s other segment’s net revenue for the three months ended August 31, 2009 was $251,000, a decrease of $198,000 or 44.1%, as compared to net revenue of $449,000 for the three months ended August 31, 2008.  The decrease was primarily due to the lack of sales of condominiums in 2009.

The rental income – apartments for the three months ended August 31, 2009 was $251,000, an increase of $13,000 or 5.5%, as compared to rental income – apartments of $238,000 for the three months ended August 31, 2008.  The condominium sales for the three months ended August 31, 2009 were $0, a decrease of $211,000 or 100.0%, as compared to $211,000 for the three months ended August 31, 2008.  This was due to the lack of sales of condominiums in 2009.  The cost of the condominium sales for the three months ended August 31, 2009 was $0, a decrease of $176,000, as compared to $176,000 for the three months ended August 31, 2008.  Again, as with the sales, the costs decreased due to the lack of sales in 2009.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 1.0% for the three months ended August 31, 2009 to 2.2%, as compared to 3.2% for the three months ended August 31, 2008.  The selling, general, and administrative expenses for the three months ended August 31, 2009 were $383,000, a decrease of $7,000, or 1.8%, as compared to selling, general, and administrative expenses of $390,000 for the three months ended August 31, 2008.

Interest expense.  Interest expense for the three months ended August 31, 2009 was $124,000, an increase of $15,000, or 13.8%, as compared to the three months ended August 31, 2008.

Income before taxes.  The loss before taxes for the three months ended August 31, 2009 was $232,000, an increase of $141,000, as compared to a loss of $91,000 for the three months ended August 31, 2008.

Liquidity and Capital Resources

Liquidity.  At August 31, 2009, and August 31, 2008, cash, cash equivalents and marketable securities were $7,674,000 and $7,925,000, respectively.  The majority of the excess cash was and is invested in U.S. municipal securities directly or through money market funds, as well as in bank deposits and laddered certificate of deposits.  Of the amounts listed above, the marketable securities for August 31, 2009 and August 31, 2008 were $2,950,000 and $4,417,000, respectively, and were restricted.  The restriction requires the investment account to not be utilized until the note payable with Wells Fargo Bank matures.  Restrictions on investment balances have not affected the Company’s ability to fund daily operations.

Dlorah maintains two lines of credit to support ongoing operations.  From time to time, these lines of credit are accessed to support timing differences between inflows and outflows of cash.  For the first quarter of 2009, nothing was drawn on the lines of credit.

The company retains a $2,000,000 revolving line of credit with Great Western Bank.  Advances under the Great Western Bank line bear interest at a variable rate and are secured by substantially all of Dlorah’s assets and the personal guarantee of Robert Buckingham, Chairman of the Board.  Advances of $0 and $0 had been made on this credit line at August 31, 2009 and August 31, 2008, respectively.

The company also retains a $2,000,000 revolving line of credit with Wells Fargo.  Advances under the Wells Fargo line bear interest at a variable rate and are secured by checking, savings and investment accounts held by the bank.  Advances of $0 and $450,000 had been made against this line at August 31, 2009 and August 31, 2008, respectively.

During 2008, Dlorah’s real estate division began construction on a new condominium building.  The project was and is being funded by a construction line of credit totaling $3,816,000.  Borrowings at May 31 2009 and 2008 totaled $3,305,409 and $3,414,000, respectively.  The note is secured by real estate and the personal guarantee of Robert Buckingham, and bears interest at a variable rate.

Based on current operations and anticipated growth, the cash flows from operations and other sources of liquidity, are anticipated to provide adequate funds for ongoing operations and planned capital expenditures for the near future.  Also, the company is positioned to further supplement its liquidity position with debt, if needed.

Operating Activities.  Net cash provided by operating activities for the three months ended August 31, 2009 was $1,148,000 and net cash used by operating activities for the three months ended August 31, 2008 was $464,000.  These fluctuations were driven primarily by the changes in net income.

Investing Activities.  Net cash provided by investing activities was $687,000 for the three months ended August 31, 2009 as compared to the net cash used in investing activities of $1,620,000 for the three months ended August 31, 2008.  Cash used in investing activities is related to the purchase and selling of investments.  In the three months ended August 31, 2008, $1,449,000 was used to purchase investments while during the same period in 2009, Dlorah realized $1,149,000 in proceeds from the sale of investments that were not reinvested.  Dlorah’s investment committee is focused on capital preservation and due to the current economic environment decided to not reinvest at this time.

Financing Activities.  Net cash provided by (used in) financing activities was ($616,000) and $77,000 for the three months ended August 31, 2009 and 2008, respectively.  The activities in this category consist of the use and repayments of lines of credit and long-term debt.  The university uses lines of credit to bridge the timing difference between cash inflows and cash outflows during the course of the year.  As mentioned earlier, the primary reason for the fluctuation in financing activities from 2008 to 2009 was the construction of the condominium unit in 2008 financed by the line of credit that was not utilized in 2009.

Off-Balance Sheet Arrangements

Other than operating leases, the company does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Impact of Inflation

The company believes inflation has had a minimal impact on results of operations for both the three month periods ended August 31, 2009 and August 31, 2008.  Consistent with Dlorah’s operating plan, a yearly salary increase in December (supported by evaluations and recommendations from supervisors) is considered to help alleviate the inflationary effects on staff.  Dlorah also increases tuition (usually once a year) to deal with inflation and help offset the inflationary impacts without creating a hardship for students.  There can be no assurance that future inflation will not have an adverse impact on operating results and financial condition.

Quantitative and Qualitative Disclosure About Risk

Market risk.  The company has no derivative financial instruments or derivative commodity instruments.  Cash in excess of current operating requirements is invested in short term certificates of deposit and money market instruments.

Interest rate risk.  Interest rate risk is managed by investing excess funds in cash equivalents and marketable securities bearing variable interest rates tied to various market indices.  As such, future investment income may fall short of expectations due to changes in interest rates or losses in principal may occur if securities are forced to be sold which have declined in market value due to changes in interest rates.  At August 31, 2009, a 10% increase or decrease in interest rates would not have a material impact on future earnings, fair values or cash flows.  All notes payable and capital lease obligations are fixed rate instruments and are not subject to fluctuations in interest rates.

Results of Operations — Dlorah

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Year Ended May 31, 2009 In percentages	Year Ended May 31, 2008 In percentages	Year Ended May 31, 2007 In percentages
Net revenue	100.0%	100.0%	100.0%
Operating expenses
Cost of Educational Services	20.5	22.0	23.0
Selling, General, and Administrative	67.4	74.6	77.8
Auxiliary Expense	2.5	3.1	4.1
Cost of Condo Sales	0.9	0.2	0
Gain on legal settlement	0	0	(0.8)
Loss on disposition of prop and equip	0	0	1.1
Total operating expenses	91.4	99.9	105.2
Operating income (loss)	8.6	0.1	(5.2)
Interest expense	(1.3)	(2.1)	(1.7)
Interest income	0.4	0.6	0.6
Other Income	0.1	0.2	0.2
Income (loss) before income taxes	7.8	(1.2)	(6.1)
Income tax (expense) benefit	(2.9)	0.5	1.9
Non-Controlling Interest	(0)	(0.1)	(0)
Net income (loss)	5.0	(0.8)	(4.3)

Year Ended May 31, 2009 Compared to Year Ended May 31, 2008

Net revenue.  Dlorah’s net revenue for the year ended May 31, 2009 was $62,584,000, an increase of $13,127,000 or 26.5%, as compared to net revenue of $49,457,000 for the year ended May 31, 2008.  The increase was primarily due to a 30% enrollment increase over the prior year.  Dlorah’s fiscal year 2009 revenue consisted of $60,910,000 from Dlorah’s NAU segment and $1,674,000 from Dlorah’s other segment.

The academic revenue for the year ended May 31, 2009 was $56,874,000, an increase of $12,656,000 or 28.6%, as compared to academic revenue of $44,218,000 for the year ended May 31, 2008.  The increase was primarily due to the enrollment increase over the prior year.  The auxiliary revenue was $4,036,000, a decrease of $26,000 or 0.6%, as compared to auxiliary revenue of $4,062,000 for the year ended May 31, 2008.  This decrease was primarily due to fewer sales in the foodservice area as the university continued to transition the Rapid City, South Dakota campus to a non-traditional campus.  The costs associated with the auxiliary revenue were $1,595,000 for the year ended May 31, 2009, an increase of $72,000 or 4.7%, as compared to auxiliary costs of $1,523,000 for the year ended May 31, 2008.

The rental income – apartments for the year ended May 31, 2009 was $890,000, an increase of $108,000 or 13.8%, as compared to rental income – apartments of $782,000 for the year ended May 31, 2008.  This was due to lower vacancies in 2009.  The condominium sales for the year ended May 31, 2009 were $784,000, an increase of $389,000 or 98.5%, as compared to $395,000 for the year ended May 31, 2008.  This was due to the additional sale of condos in 2009  The cost of the condominium sales for the year ended May 31, 2009 was $558,000, an increase of $436,000, as compared to $122,000 for the year ended May 31, 2008.  Again, as with the sales, the costs increased due to the increase in the condominium sales.

Cost of educational services.  The educational services expense as a percentage of net revenue decreased by 1.5% for the year ended May 31, 2009 to 20.5%, as compared to 22.0% for the year ended May 31, 2008.  This decrease was a result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios.  NAU has the capacity to gain additional efficiencies by further utilizing its online delivery platform.  However, in doing so NAU must also continue to realize modest enrollment growth thereby producing a critical mass sufficient enough to support the course scheduling efficiencies.  In this context, it should also be noted that NAU ensures that students will receive the courses they need to graduate, regardless of the student-to-instructor ratio.  Likewise, NAU also realizes there are maximum student to instructor ratios which are driven by academic discipline and course content.  NAU seeks to balance these efforts within the context of gaining additional efficiencies, so it is unclear whether additional efficiencies can be obtained.  The educational services expenses for the year ended May 31, 2009 were $12,816,000, an increase of $1,945,000, or 17.9% as compared to educational expenses of $10,871,000 for the year ended May 31, 2008.  This increase was primarily due to increases in instructional compensation and related expenses.  These increases are attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 7.2% for the year ended May 31, 2009 to 67.4%, as compared to 74.6% for the year ended May 31, 2008.  This decrease was primarily the result of the university’s ability to leverage fixed costs across an increasing revenue base.  The selling, general, and administrative expenses for the year ended May 31, 2009 were $42,208,000, an increase of $5,307,000, or 14.4%, as compared to selling, general, and administrative expenses of $36,901,000 for the year ended May 31, 2008.  The increase was attributed to additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads.

In addition, the university tracks the “gross” expenditures associated with new campus and new program development as business expansion and development expense.  For the year ended May 31, 2009, the total business expansion and development expenditures were $3,287,749.  Included in this total is $1,598,696 for continued expansion of the Austin, Texas campus and $1,684,000 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota.

For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730.  Included in this total is $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2009 were $1,595,000, for an increase of $72,000, or 4.7%, as compared to the year ended May 31, 2008.

Interest expense.  Interest expense for the year ended May 31, 2009 was $834,000, a decrease of $189,000, or 18.5%, as compared to the year ended May 31, 2008.  This decrease was consistent with the university’s plans to reduce advances on lines of credit to $0 with current operating resources.

Interest income.  Interest income for the year ended May 31, 2009 was $242,000, a decrease of $40,000, or 14.2%, as compared to the year ended May 31, 2008.  This decrease was reflective of Dlorah’s plan to focus on capital preservation given the current economic environment.  In addition, the ability of Dlorah to maximize interest income has been reduced by the availability of higher yielding investment instruments.

Income tax expense.  Income tax expense for the year ended May 31, 2009 was $1,797,000, an increase of $2,028,000 from a tax benefit of $231,000 for the year ended May 31, 2008.  This increase was attributable to the company increasing profits and recording an income in 2009 versus a loss in 2008.

Net income.  The net income for the year ended May 31, 2009 was $3,121,000, an increase of $3,541,000, or 843.1%, as compared to a net loss of $420,000 for the year ended May 31, 2008.

As stated earlier, revenue was up over $13,127,000 compared to the same time period last year.  This increase was largely due to the increase in academic revenue and was consistent with the increased enrollments.  Expenses were 99.9% of net revenue for 2008 and were 91.4% for 2009.  Selling, general, and administrative expenses were down a total of 7.2%, of which business expansion and development was down  4.4% from 9.6% in 2008 to 5.3% in 2009.  The university was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

In 2009, the university continued to invest in expansion and development by further supporting the development of the nursing programs in Overland Park, Kansas, and Denver, Colorado, as well as continuing to develop the Austin, Texas campus.  In 2008, the university was expanding the nursing programs, developing the Austin, Texas campus, continuing to develop the education centers in Wichita, Kansas and Watertown, South Dakota and developing the curriculum group.  Furthermore, the university continued to utilize performance based curriculum and also continued to create electronic support materials for select courses.

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Net revenue.  Net revenue for the year ended May 31, 2008 was $49,457,000, an increase of $5,008,000, or 11.3%, as compared to $44,449,000 for the year ended May 31, 2007.  This increase was supported by the continued expansion and development efforts to pursue new markets, increased student retention, growth of existing markets and expansion of the distance learning operations.  Of this increase, revenue from distance learning operations increased 11.9%, the Missouri region (consisting of the Independence, Overland Park, Wichita, and Zona Rosa campuses) increased revenues by 16.4%, the Minnesota region (consisting of Bloomington, Brooklyn Center, and Roseville) increased 25.9%, the Rapid City, South Dakota campus increased 5.4%, and the Ellsworth AFB campus increased 21%.  Dlorah’s fiscal year 2008 revenue consisted of $48,280,000 from Dlorah’s NAU segment and $1,177,000 from Dlorah’s other segment.

The academic revenue for the year ended May 31, 2008 was $44,218,000, an increase of $4,377,000 or 11.0%, as compared to academic revenue of $39,841,000 for the year ended May 31, 2007.  The increase was primarily due to the enrollment increase over the prior year.  The auxiliary revenue was $4,062,000, an increase of $360,000 or 9.7%, as compared to auxiliary revenue of $3,702,000 for the year ended May 31, 2007.  This increase was primarily due to sales of the electronic instructional materials that students were required to purchase from the university as they were not available elsewhere.  The costs associated with the auxiliary revenue were $1,523,000 for the year ended May 31, 2008, a decrease of $308,000 or 16.8%, as compared to auxiliary costs of $1,831,000 for the year ended May 31, 2007.  These costs were primarily associated with textbooks and the decrease was due to the fact that students were acquiring their textbooks elsewhere.

The rental income – apartments for the year ended May 31, 2008 was $782,000, a decrease of $124,000 or 13.7%, as compared to rental income – apartments of $906,000 for the year ended May 31, 2007.  This was due to higher vacancies in 2008.  The condominium sales for the year ended May 31, 2008 were $395,000, an increase of $395,000 or 100%, as compared to $0 for the year ended May 31, 2007.  This was due to the additional sale of condos in 2008.  The cost of the condominium sales for the year ended May 31, 2008 was $122,000, an increase of $122,000 or 100%, as compared to $0 for the year ended May 31, 2007.  Again, as with the sales, the costs increased due to the increase in the condominium sales.

Cost of educational services.  Educational services expense as a percentage of net revenue decreased by 1.0% for the year ended May 31, 2008 to 22.0%, as compared to 23.0% for the year ended May 31, 2007.  As referenced earlier, this decrease was the result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios.  The educational services expenses for the year ended May 31, 2008 were $10,871,000, an increase of $669,000, or 6.6% as compared to $10,202,000 for the year ended May 31, 2007.  This increase was primarily due to increases in instructional compensation and related expenses.  These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 3.2% for the year ended May 31, 2008 to 74.6%, as compared to 77.8% for the year ended May 31, 2007.  This decrease was primarily due to the Dlorah’s ability to leverage fixed costs across an increasing revenue base.  The selling, general, and administrative expenses for the year ended May 31, 2008 were $36,901,000, an increase of $2,319,000, or 6.7%, as compared to $34,582,000 for the year ended May 31, 2007.  The increase was reflective of the additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads which in turn would increase enrollment potential.

In addition, the university tracks the “gross” expenditures associated with new campus development and new program development as business expansion and development.  For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730.  Included in this total was $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

For fiscal year ended May 31, 2007, the business expansion and development expenditures were $4,979,452.  Included in this total was $1,800,000 for continued expansion of the Distance Learning operations, $178,054 for the development of the Austin, Texas campus, $1,113,169 for the expansion for the nursing programs in Overland Park, Kansas, and Denver, Colorado, $762,909 for the development of an education center in Wichita, Kansas, $452,634 for the development of an education center in Watertown, South Dakota, and $414,373 for expanded curriculum development.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2008 were $1,523,000, a decrease of $308,000, or 16.8%, as compared to the year ended May 31, 2007.  This decrease was primarily the result of a decrease in cost of books resulting in lower book sales from 2007 to 2008.

Interest expense.  Interest expense for the year ended May 31, 2008 was $1,023,000, an increase of $267,000, or 35.3%, as compared to $756,000 for the year ended May 31, 2007.  This increase was reflective of the company’s plan to finance a portion of its capital through additional loan agreements.  Consistent with the plan, four new loans were obtained, one of which was for $1,000,000 for the build out of the Austin, Texas campus.  The four new loans were used to finance the purchases of capital assets to support the business expansion and development of new campuses, new programs, and program expansion.

Interest income.  Interest income for the year ended May 31, 2008 was $282,000, an increase of $4,000, or 1.4%, as compared to $278,000 for the year ended May 31, 2007.  This change was consistent with Dlorah’s plan to increase its level of reserves to maintain approximately 10% of its gross revenue in reserves.

Income tax benefit.  Income tax benefit for the year ended May 31, 2008 was $231,000, a decrease of $600,000 from a tax benefit of $831,000 for the year ended May 31, 2007.  This decrease was primarily attributable to the loss realized by Dlorah which was significantly less than the previous year.

Net loss.  The net loss for the year ended May 31, 2008 was $420,000, a decrease of $1,473,000, or 78%, as compared to a net loss of $1,893,000 for the year ended May 31, 2007.

As outlined earlier, revenue increased over $5,008,000 compared to the prior year.  This increase was largely due to the increased enrollments.  Expenses were 105.2% of net revenue in 2007 and 99.9% in 2008.  Selling, general, and administrative expenses were down a total of 3.2%, of which business expansion and development expense was down 1.6% from 11.2% in 2007 to 9.6% in 2008.  Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

Results of Operations — NAU Segment

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Year Ended May 31, 2009 In percentages	Year Ended May 31, 2008 In percentages	Year Ended May 31, 2007 In percentages
Net revenue	100.0%	100.0%	100.0%
Operating expenses
Cost of Educational Services	20.5	22.0	23.0
Selling, General, and Administrative	64.2	69.8	72.5
Auxiliary Expense	2.5	3.1	4.1
Cost of Condo Sales	0	0	0
Gain on legal settlement	0	0	0
Loss on disposition of prop and equip	0	0	1.1
Total operating expenses	87.2	94.9	99.9
Operating income (loss)	10.1	2.7	(2.0)
Interest expense	(0.5)	(1.4)	(1.1)
Interest income	0.4	0.6	0.6
Other Income	0	0	0
Income (loss) before income taxes	10.1	1.9	(2.4)

Year Ended May 31, 2009 Compared to Year Ended May 31, 2008

Net revenue.  The net revenue for the year ended May 31, 2009 was $60,910,000, an increase of $12,630,000 or 26.2%, as compared to net revenue of $48,280,000 for the year ended May 31, 2008.  The increase was primarily due to a 30% enrollment increase over the prior year.

The academic revenue for the year ended May 31, 2009 was $56,874,000, an increase of $12,656,000 or 28.6%, as compared to academic revenue of $44,218,000 for the year ended May 31, 2008.  The increase was primarily due to the enrollment increase over the prior year.  The auxiliary revenue was $4,036,000, a decrease of $26,000 or 0.6%, as compared to auxiliary revenue of $4,062,000 for the year ended May 31, 2008.  This decrease was primarily due to fewer sales in the foodservice area as the university continued to transition the Rapid City, South Dakota campus to a non-traditional campus.  The costs associated with the auxiliary revenue were $1,595,000 for the year ended May 31, 2009, an increase of $72,000 or 4.7%, as compared to auxiliary costs of $1,523,000 for the year ended May 31, 2008.

Cost of educational services  The educational services expense as a percentage of net revenue decreased by 1.5% for the year ended May 31, 2009 to 20.5%, as compared to 22.0% for the year ended May 31, 2008.  This decrease was a result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios.  The educational services expenses for the year ended May 31, 2009 were $12,816,000, an increase of $1,945,000, or 17.9% as compared to educational expenses of $10,871,000 for the year ended May 31, 2008.  This increase was primarily due to increases in instructional compensation and related expenses.  These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 5.6% for the year ended May 31, 2009 to 64.2%, as compared to 69.8% for the year ended May 31, 2008.  This decrease was primarily the result of Dlorah’s ability to leverage fixed costs across an increasing revenue base.  The selling, general, and administrative expenses for the year ended May 31, 2009 were $40,163,000, an increase of $5,623,000, or 16.3%, as compared to selling, general, and administrative expenses of $34,540,000 for the year ended May 31, 2008.  The increase was attributed to additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads.

In addition, the university tracks the “gross” expenditures associated with new campus and new program development as business expansion and development expense.  For the year ended May 31, 2009, the total business expansion and development expenditures were $3,287,749.  Included in this total was $1,598,696 for continued expansion of the Austin, Texas campus and $1,684,000 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota.

For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730.  Included in this total was $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion for the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2009 were $1,595,000, for an increase of $72,000, or 4.7%, as compared to the year ended May 31, 2008.

Interest expense.  Interest expense for the year ended May 31, 2009 was $313,000, a decrease of $365,000, or 53.8%, as compared to the year ended May 31, 2008.  This decrease was consistent with Dlorah’s plans to reduce advances on lines of credit to $0 with current operating resources.

Interest income.  Interest income for the year ended May 31, 2009 was $242,000, a decrease of $40,000, or 14.2%, as compared to the year ended May 31, 2008.  This decrease was reflective of Dlorah’s plan to focus on capital preservation given the current economic environment.  In addition, Dlorah’s ability to maximize interest income has been reduced by the availability of higher yielding investment instruments.

As stated earlier, revenue was up over $12,656,000 compared to the same time period last year.  This increase was largely due to the increase in academic revenue and was consistent with the increased enrollments.  Expenses were 94.9% of net revenue for 2008 and were 87.2% for 2009.  Selling, general, and administrative expenses were down a total of 5.6%, of which business expansion and development was down 4.4% from 9.6% in 2008 to 5.3% in 2009.  Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

In 2009, Dlorah continued to invest in expansion and development by further supporting the development of the nursing programs in Overland Park, Kansas, and Denver, Colorado, as well as continuing to develop the Austin, Texas campus.  In 2008, Dlorah expanded the nursing programs, developed the Austin, Texas campus, continued to develop the education centers in Wichita, Kansas and Watertown, South Dakota and developed the curriculum group.  Furthermore, Dlorah continued to utilize performance based curriculum and also continued to create electronic support materials for select courses.

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Net revenue.  Net revenue for the year ended May 31, 2008 was $48,280,000, an increase of $4,737,000, or 10.9%, as compared to $43,543,000 for the year ended May 31, 2007.  This increase was supported by the continued expansion and development efforts to pursue new markets, increase student retention, grow existing markets and expand the distance learning operations.  Of this increase, revenue from distance learning operations increased 11.9%, the Missouri region (consisting of the Independence, Overland Park, Wichita, and Zona Rosa campuses) increased revenues by 16.4%, the Minnesota region (consisting of the Bloomington, Brooklyn Center, and Roseville campuses) increased 25.9%, the Rapid City, South Dakota campus increased 5.4%, and the Ellsworth AFB campus increased 21%.

The academic revenue for the year ended May 31, 2008 was $44,218,000, an increase of $4,377,000 or 11.0%, as compared to academic revenue of $39,841,000 for the year ended May 31, 2007.  The increase was primarily due to the enrollment increase over the prior year.  The auxiliary revenue was $4,062,000, an increase of $360,000 or 9.7%, as compared to auxiliary revenue of $3,702,000 for the year ended May 31, 2007.  This increase was primarily due to sales of the electronic instructional materials that students were required to purchase from the university as they were not available elsewhere.  The costs associated with the  auxiliary revenue were $1,523,000 for the year ended May 31, 2008, a decrease of $308,000 or 16.8%, as compared to auxiliary costs of $1,831,000 for the year ended May 31, 2007.  These costs were associated with textbooks and the fact that students were acquiring their textbooks elsewhere.

Cost of educational services.  Educational services expense as a percentage of net revenue decreased by 1.0% for the year ended May 31, 2008 to 22.0%, as compared to 23.0% for the year ended May 31, 2007.  As referenced earlier, this decrease was the result of continued efficiencies gained by students being advised to take online courses thereby leveraging the instructional efforts by gaining greater student to instructor ratios.  The educational services expenses for the year ended May 31, 2008 were $10,871,000, an increase of $669,000, or 6.6% as compared to $10,202,000 for the year ended May 31, 2007.  This increase was primarily due to increases in instructional compensation and related expenses.  These increases were attributable to the increased headcount (both staff and faculty) needed to provide and maintain educational services to the increased student population.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 2.7% for the year ended May 31, 2008 to 69.8%, as compared to 72.5% for the year ended May 31, 2007.  This decrease was primarily due to Dlorah’s ability to leverage fixed costs across an increasing revenue base.  The selling, general, and administrative expenses for the year ended May 31, 2008 were $34,540,000, an increase of $2,302,000, or 7.1%, as compared to $32,238,000 for the year ended May 31, 2007.  The increase was reflective of the additional support staff necessary to support the continued growth of the university, increased admissions staff, and larger marketing costs to generate additional leads which in turn would increase enrollment potential.

In addition, the Dlorah tracks the “gross” expenditures associated with new campus development and new program development as business expansion and development.  For fiscal year ended May 31, 2008, the business expansion and development expenditures were $4,757,730.  Included in this total was $173,468 for continued expansion of the Distance Learning operations, $950,249 for the continued development of the Austin, Texas campus, $1,370,553 for the expansion of the nursing programs in Overland Park, Kansas, Denver, Colorado, and Bloomington, Minnesota, $1,155,625 for the development of an education center in Wichita, Kansas, and $754,942 for the development of an education center in Watertown, South Dakota.

For fiscal year ended May 31, 2007, the business expansion and development expenditures were $4,979,452.  Included in this total was $1,800,000 for continued expansion of the Distance Learning operations, $178,054 for the development of the Austin, Texas campus, $1,113,169 for the expansion of the nursing programs in Overland Park, Kansas, and Denver, Colorado, $762,909 for the development of an education center in Wichita, Kansas, $452,634 for the development of an education center in Watertown, South Dakota, and $414,373 for expanded curriculum development.

Auxiliary.  Auxiliary expenses for the year ended May 31, 2008 were $1,523,000, a decrease of $308,000, or 16.8%, as compared to the year ended May 31, 2007.  This decrease was primarily the result of a decrease in cost of books resulting in lower book sales from 2007 to 2008.

Interest expense.  Interest expense for the year ended May 31, 2008 was $678,000, an increase of $192,000, or 39.5%, as compared to $486,000 for the year ended May 31, 2007.  This increase was reflective of Dlorah’s plan to finance a portion of its capital through additional loan agreements.  Consistent with the plan, four new loans were obtained, one of which was for $1,000,000 for the build out of the Austin, Texas campus.  The four new loans were used to finance the purchases of capital assets to support the business expansion and development of new campuses, new programs, and program expansion.

Interest income.  Interest income for the year ended May 31, 2008 was $282,000, an increase of $4,000, or 1.4%, as compared to $278,000 for the year ended May 31, 2007.  This change was consistent with Dlorah’s plan to increase its level of reserves to maintain approximately 10% of its gross revenue in reserves.

As outlined earlier, revenue increased over $4,377,000 compared to the prior year.  This increase was largely due to the increased enrollments.  Expenses were 99.9% of net revenue in 2007 and 94.9% in 2008.  Selling, general, and administrative expenses were down a total of 2.7%, of which business expansion and development expense was down 1.6% from 11.2% in 2007 to 9.6% in 2008.  Dlorah was able to capitalize on increased enrollments by maintaining expenses and gaining greater efficiencies.

Results of Operations — Other Segment

The following table sets forth statements of operations data as a percentage of net revenue for each of the periods indicated:

	Year Ended May 31, 2009 In percentages	Year Ended May 31, 2008 In percentages	Year Ended May 31, 2007 In percentages
Net revenue	100.0%	100.0%	100.0%
Operating expenses
Cost of Educational Services	0	0	0
Selling, General, and Administrative	3.3	4.8	5.3
Auxiliary Expense	0	0	0
Cost of Condo Sales	0.9	0.2	0
Gain on legal settlement	0	0	0
Loss on disposition of prop and equip	0	0	0
Total operating expenses	4.2	5.0	5.3
Operating income (loss)	(1.5)	(2.6)	(3.2)
Interest expense	(0.8)	(0.7)	(0.6)
Interest income	0	0	0
Other Income	0.1	0.2	0
Income (loss) before income taxes	(2.2)	(3.2)	(3.8)

Year Ended May 31, 2009 Compared to Year Ended May 31, 2008

Net revenue.  The net revenue for the year ended May 31, 2009 was $1,674,000, an increase of $497,000 or 42.2%, as compared to net revenue of $1,177,000 for the year ended May 31, 2008.  The increase was primarily due to the sale of additional condominiums.

The rental income – apartments for the year ended May 31, 2009 was $890,000, an increase of $108,000 or 13.8%, as compared to rental income – apartments of $782,000 for the year ended May 31, 2008.  This was due to lower vacancies in 2009 and the sale of additional condominiums.  The condominium sales for the year ended May 31, 2009 were $784,000, an increase of $389,000 or 98.5%, as compared to $395,000 for the year ended May 31, 2008.  This was due to the additional sale of condos in 2009.  The cost of the condominium sales for the year ended May 31, 2009 was $558,000, an increase of $436,000, as compared to $122,000 for the year ended May 31, 2008.  Again, as with the sales, the costs increased due to the increase in the condominium sales.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 1.5% for the year ended May 31, 2009 to 3.3%, as compared to 4.8% for the year ended May 31, 2008.  This decrease was primarily the result of lower expenses for 2008.  The selling, general, and administrative expenses for the year ended May 31, 2009 were $2,045,000, a decrease of $316,000, or 13.4%, as compared to selling, general, and administrative expenses of $2,361,000 for the year ended May 31, 2008.

Cost of condominium sales.  The cost of the condominium sales for the year ended May 31, 2009 was $558,000, an increase of $436,000, as compared to $122,000 for the year ended May 31, 2008.  The costs increased due to the increase in the condominium sales.

Interest expense.  Interest expense for the year ended May 31, 2009 was $521,000, an increase of $176,000, or 51.0%, as compared to the year ended May 31, 2008.  This increase was a result of the operating line of credit used for the condominium project and the interest expense related to it.

Year Ended May 31, 2008 Compared to Year Ended May 31, 2007

Net revenue.  Net revenue for the year ended May 31, 2008 was $1,177,000, an increase of $271,000, or 29.9%, as compared to $906,000 for the year ended May 31, 2007.  Again, this increase was due to the sales of condominiums in 2008.

The rental income – apartments for the year ended May 31, 2008 was $782,000, a decrease of $124,000 or 13.7%, as compared to rental income – apartments of $906,000 for the year ended May 31, 2007.  This was due to lower vacancies in 2007.  The condominium sales for the year ended May 31, 2008 were $395,000, an increase of $395,000 or 100.0%, as compared to $0 for the year ended May 31, 2007.  This was due to the additional sale of condos in 2008.  The cost of the condominium sales for the year ended May 31, 2008 was $122,000, an increase of $122,000, as compared to $0 for the year ended May 31, 2007.  Again, as with the sales, the costs increased due to the increase in condominium sales.

Selling, general, and administrative expenses.  The selling, general, and administrative expense as a percentage of net revenue decreased by 0.5% for the year ended May 31, 2008 to 4.8%, as compared to 5.3% for the year ended May 31, 2007.  This decrease was primarily the result of lower expenses for 2008.  The selling, general, and administrative expenses for the year ended May 31, 2008 were $2,361,000, an increase of $17,000, or 0.7%, as compared to $2,344,000 for the year ended May 31, 2007.

Cost of condominium sales.  The cost of the condominium sales for the year ended May 31, 2008 was $122,000, an increase of $122,000, as compared to $0 for the year ended May 31, 2007.  The costs increased due to the increase in the condominium sales.

Interest expense.  Interest expense for the year ended May 31, 2008 was $345,000, an increase of $75,000, or 27.8%, as compared to $270,000 for the year ended May 31, 2007.  This increase was a result of the operating line of credit used for the condominium project and the interest expense related to it.

Liquidity and Capital Resources

Liquidity.  At May 31, 2009, 2008, and 2007, cash, cash equivalents and marketable securities were $7,925,000, $5,240,000 and $4,137,000, respectively.  The majority of the excess cash is invested in long-term, government-backed bonds and certificate of deposits.  Of the amounts listed above the marketable securities for May 31, 2009, 2008, and 2007 were $4,417,000, $3,132,000 and $3,979,000, respectively and are restricted.  The restriction requires the investment account to not be utilized until the note payable with Wells Fargo Bank matures.  Restrictions on investment balances have not affected the Company’s ability to fund daily operations.

The university maintains two lines of credit to support ongoing operations.  From time to time, these lines of credit are accessed to support timing differences between inflows and outflows of cash.

Dlorah retains a $2,000,000 revolving line of credit with Great Western Bank.  Advances under the line bear interest at a variable rate and are secured by substantially all assets of the university and the personal guarantee of Robert Buckingham, Chairman of the Board.  Advances of $0, $1,985,000 and $0 had been made on this credit line at May 31, 2009, 2008, and 2007, respectively.

Dlorah also retains a $2,000,000 revolving line of credit with Wells Fargo.  Advances under the line bear interest at a variable rate and are secured by checking, savings and investment accounts held by the bank.  Advances of $0, $600,000, and $650,000 had been made against this line at May 31, 2009, 2008, and 2007, respectively.

During 2008, construction started on a new condominium building in the real estate division.  The project is being funded by a construction line of credit totaling $3,816,000.  Borrowings at May 31, 2009 and 2008 totaled $3,305,409 and $3,414,000, respectively.  The note is secured by real estate and the personal guarantee of Robert Buckingham, and bears interest at a variable rate.  The basis and rational for the decision to construct the condominium is listed below:

The land that comprises the real estate division was originally purchased (by Harold Buckingham, the original founder of Dlorah) in the late 1950’s with the start of the original development in the 1970’s, when the single family housing and the first apartment complex was constructed.  In 1984, additional development of the real estate division resulted in the Fairway Hills Townhomes, and the Fairway Hills  Condominiums being constructed.  Eventually the remaining multi-family land was sold and developed into the Carmel Point townhomes leaving two parcels of land remaining from the original purchase.

One of the two remaining parcels of land consists of commercial land which is available for purchase, lease or a combination thereof.  Currently the land is appraised at $10.00 a square foot or $1.6 million dollars.  Several projects have been rejected to insure compatibility with the existing neighborhood.  The remaining parcel of land is being used to construct four condominium units called Vista Park with 24 units each or a total of 96 units.  Phase one is fully constructed with 24 units.

To facilitate the continued sale of the condominiums Dlorah believes that two things need to occur: continued low interest rates and in improvement in consumer confidence.  New and innovative methods to market the property are continuously reviewed without compromising prices.  Dlorah believes the real estate market in Rapid City, SD continues to be better positioned than most other markets in the United States.

Based on current operations and anticipated growth, the cash flows from operations and other sources of liquidity, are anticipated to provide adequate funds for ongoing operations and planned capital expenditures at least for the next 12 months.  Also, Dlorah is positioned to further supplement its liquidity position with debt, if needed.

Operating Activities.  Net cash provided by operating activities for the year ended May 31, 2009, 2008, and 2007 were $9,223,000, $2,708,000 and $343,000, respectively.  These fluctuations were driven primarily by the changes in net income.

A significant operating component which impacted the net income was expenditures related to expansion initiatives.  Business expansion and development expenses for the year ended May 31, 2009, 2008 and 2007 were $3,287,749, $4,757,730, and $4,979,452 respectively.  As noted by the trend, the university has managed these expenditures to allow the initiatives to mature and balance that against funding additional initiatives.

Investing Activities.  Net cash used in investing activities was $2,412,000, $6,172,000, and $3,285,000 for the years ended May 31, 2009, 2008, and 2007, respectively.  Cash used in investing activities is related to the purchase of property, equipment and leasehold improvements.  A majority of the historical capital expenditures are related to business expansion and development and the need to purchase furniture and equipment to support new campuses and new programming.  Likewise, NAU continues to invest in computer equipment and office furniture and fixtures that are needed to support increasing employee and student headcounts.

In addition, Dlorah has condominiums up for sale which were constructed in 2008 as described earlier in this document.  This construction was funded by a line of credit with Great Western Bank and is the primary reason for the fluctuation of $2,887,000 from 2007 to 2008 and the $3,760,000 fluctuation from 2008 to 2009.  This fluctuation is due to the draw on the line in 2008 that didn’t exist in 2007 and was not utilized in 2009.

Financing Activities.  Net cash provided by (used in) financing activities was ($5,411,000), $5,414,000, and $2,661,000 for the years ended May 31, 2009, 2008, and 2007, respectively.  The activities in this category consist of the use and repayments of lines of credit and long-term debt.  The university uses lines of credit to bridge the timing difference between cash inflows and cash outflows during the course of the year.  As mentioned earlier, the primary reason for the fluctuation of $2,753,000 in financing activities from 2007 to 2008 was the construction of the condominium unit in 2008 financed by the line of credit that was not utilized in 2009.  The primary reason for the fluctuation of $10,825,000 in financing activities from 2008 to 2009 was the borrowings and repayments on long-term debt and the lines of credit as well as the construction project of the condominiums.  The borrowings of long-term debt in 2009 were $0 compared to $3,151,000 in 2008.  The repayments on the lines of credit in 2009 were $5,796,000 compared to $1,514,000 in 2008.  The borrowings on the line of credit for the construction project were $452,000 in 2009 compared to $3,879,000 in 2008.

Contractual Obligations

The following table sets forth, as of May 31, 2009, the aggregate amounts of the significant contractual obligations and commitments with definitive payment terms due in each of the periods presented (in thousands):

		Payments Due by Period
	Total	Less than 1 Year	Years 2 – 3	Years 4 – 5	More than 5 Years
Long term debt obligations(1)	$8,654	$2,147	$2,583	$3,119	$805
Capital lease obligations(1)	0	0	0	0	0
Operating lease obligations(1)	24,711	2,916	4,594	3,950	13,251
Purchase obligations	0	0	0	0	0
Other Long term Liabilities reflected on Balance Sheet under GAAP	0	0	0	0	0
Total contractual obligations	$33,365	$5,063	$7,177	$7,069	$14,056
(1)	See Note 5 and 7 to the financial statements, which are included elsewhere in this proxy, for a discussion of long-term debt maturities and future minimum lease payments.

Off-Balance Sheet Arrangements

Other than operating leases, Dlorah does not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Impact of Inflation

Dlorah believes inflation has had a minimal impact on results of operations for the years ended May 31, 2009, 2008, or 2007.  Consistent with Dlorah’s operating plan, a yearly salary increase in December (supported by evaluations and recommendations from supervisors) is considered to help alleviate the inflationary effects on staff.  Dlorah also increases tuition (usually once a year) to deal with inflation and help offset the inflationary impacts without creating a hardship for students.  There can be no assurance that future inflation will not have an adverse impact on operating results and financial condition.

Recent Accounting Pronouncements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements.  FASB Statement No. 157 established a framework for measuring fair value.  It does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings.  The Company adopted FASB Statement No. 157 as of June 1, 2008.  It did not have a material impact on the consolidated financials statements.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-2, Effective Date of FASB Statement No. 157.  FSP FAS No. 157-2 delayed the effective date of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.  The implementation of FASB Statement No. 157 for financial assets and financial liabilities did not have a material impact on Dlorah’s consolidated financial statements.  The additional disclosures required by FASB Statement No. 157 are included in Note 15 fair value measurements.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.  FASB Statement No. 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value.  Under FASB Statement No. 159, a company may elect to use fair value to measure various assets and liabilities, including accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, and issued debt.  The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value.  Dlorah adopted FASB Statement No. 159 as of June 1, 2008; however, has elected not to use the fair value option.  As a result, there is no impact on the consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.  FASB Statement No. 160 requires that a noncontrolling interest in a consolidated entity be reported in equity, but separate from the parent company’s equity, in the financial statements.  It also requires disclosure, on the face of the consolidated statements of operations, of the amounts of consolidated net income attributable to the parent and the noncontrolling interest.  FASB Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008.  A noncontrolling interest exists in the Partnership.  When adopted for the year beginning June 1, 2009, this standard will require Dlorah to record the noncontrolling interest within stockholders’ equity, and separately present net income attributable to the non-controlling interest and net income attributable to the majority interest within the consolidated statements of operations.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations.  FASB Statement No. 141(R) significantly changed the accounting for business combinations in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs.  In addition, under FASB Statement No. 141(R) changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense.  FASB Statement No. 141(R) if effective for fiscal years beginning after December 15, 2008.  The Company has not yet adopted FASB Statement 141(R), but will change the accounting treatment for business combinations on a prospective basis.

On December 11, 2008, the FASB issued FSP FAS No. 140-4 and FIN No. 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.  FSP FAS No. 140-4 and FIN No. 46(R)-8 requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special-purpose entities and with variable interests in VIEs, including sponsors that have a variable interest in a VIE.  FSP FAS No. 140-4 and FIN No. 46(R)-8 became effective for the first interim or annual reporting period that ends after December 15, 2008.  The implementation of FSP FAS No. 140-4 and FIN No. 46(R)-8 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued FASB Statement No. 165, Subsequent Events. FASB Statement No. 165 established general standards of accounting for disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.  FASB Statement No. 165 is effective for financial periods ending after June 20, 2009.  Dlorah has not yet adopted FASB Statement No. 165, but does not anticipate it will have a material effect on Dlorah’s consolidated results of operations, financial condition or required financial statement disclosures.

In June 2009, the FASB issued FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R).  FASB Statement No. 167 is intended to improve financial reporting by enterprises involved with VIEs.  The statement nullifies FSP FAS No. 140-4 and FIN No. 46(R)-8.  FASB Statement No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting period thereafter.  This will be effective for the Dlorah’s fiscal year beginning June 1, 2010.  Dlorah is still evaluating the impact of this statement on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments,  which provide additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities.  FSP FAS 115-2 and FAS 124-2 does not amend existing guidance related to other-than-temporary impairments of equity securities.  FSP FAS 115-2 and FAS 124-2 is effective for fiscal years and interim periods ended after June 15, 2009, and will be effective for Dlorah in the first quarter of the fiscal year beginning June 1, 2009.  Dlorah is currently evaluating the impact that FSP FAS 115-2 and FAS 124-2 will have on its financial statements but does not anticipate it will have a material effect on consolidated results of operations, financial condition or required financial statement disclosures.

Item 3.  Properties

We own the facilities that comprise NAU’s physical campus near downtown Rapid City, South Dakota at 5301 South Highway 16, Suite 200, Rapid City, SD 57701.  We lease the remainder of our campuses and education centers, and the distance learning and central administration offices located on south of downtown Rapid City, South Dakota.

In addition to NAU, our FWH division rents apartment units and develops and sells real estate in the FWH PRD area of Rapid City, South Dakota.

Fairway Hills I and II

FWH I and FWH II are apartment buildings which consist of rental apartments.  FWH I consists of thirty-two (32) apartment units and FWH II consists of twenty (20) apartment units, of which approximately 92 percent are currently leased.

Park West

Park West consists of forty-eight (48) apartment units and is owned by a separate partnership which is fifty (50) percent owned by us and fifty (50) percent owned by members of the Buckingham family (the five children of Mr. Harold Buckingham, Chairman of our Board of Directors).  Park West apartment units are being converted to, and sold as, condominiums.  While the conversion of Park West building is not complete, as of November 2009, four (4) of the available units in Park West have been sold and one (1) more unit is under contract and is expected to close prior to December 1, 2009.  Prices for Park West condominium units start at $145,000.

Vista Park

In 2008, FWH began construction on a condominium development called Vista Park in the FWH PRD.  To date, FWH has completed its construction of a twenty-four (24) unit luxury condominium complex, which is known as Vista Park Phase I, and has sold four (4) of the available units.  Prices for Vista Park condominium units start at $149,000.  We currently have plans to build three (3) additional condominium complexes (Phases II, III and IV) in the Vista Park area of the FWH PRD, but construction of these additional phases will only begin following the sale of a substantial number of the currently available condominiums in Vista Park Phase I.  In total, and upon completion of all four (4) phases of development, the Vista Park condominium complexes would house ninety-six (96) condominium units.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by each of our named officers, directors and all our named officers and directors as a group, and each person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, immediately following consummation of the Transaction.

Unless otherwise indicated, we believe all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Class (5)
David L. Warnock(2)(3), Director	2,092,773		8.59%
Robert D. Buckingham, Chairman of the Board of Directors	18,780,000	(4)	77.05%
H. & E. Buckingham Limited Partnership	14,460,600		59.33%
Robert D. Buckingham Living Trust	4,319,400		17.72%
Dr. Jerry L. Gallentine, President and Director	0		0%
Dr. Ronald L. Shape, Chief Executive Officer, interim Chief Fiscal Officer	0		0%
Dr. Samuel D. Kerr, Provost, Secretary, General Counsel	0		0%
Michelle Holland, Regional President for the East and Southeast Regions	0		0%
Dr. Thomas D. Saban, Director	0		0%
Dr. R. John Reynolds, Director	0		0%
All directors and executive officers as a group (8 individuals)	20,872,773	(6)	85.64%

(1)
Unless otherwise indicated, the business address of each of the individuals is c/o National American University Holdings, Inc., 5301 South Highway 16, Suite 200, Rapid City, SD 57701 and our telephone number is (605) 721-5200.

(2)	Includes 575,000 shares of restricted Common Stock received in exchange for 2,800,000 insider warrants upon consummation of the Transaction.

(3)
Camden Learning, LLC was the sponsor of Camden. The sole owners and members of Camden Learning, LLC are Camden Partners Strategic Fund III, L.P. (96.01% ownership) and Camden Partners Strategic Fund III-A, L.P. (3.99% ownership). The general partner of each limited partnership is Camden Partners Strategic III, LLC and the managing member of such entity is Camden Partners Strategic Manager, LLC. David L. Warnock, Donald W. Hughes,  Richard M. Johnston and Richard M. Berkeley are the four managing members of Camden Partners Strategic Manager, LLC, which has sole power to direct the vote and disposition of our securities held by the sponsor. Each of Mr. Warnock and Mr. Hughes disclaims beneficial ownership of all shares owned by Camden Learning, LLC.

(4)
Consists of shares of Common Stock, restricted Common Stock, and Common Stock warrants owned by the H. & E. Buckingham Limited Partnership and the Robert D. Buckingham Living Trust. Assumes Common Stock warrants exercised not on a cashless basis. Mr. Buckingham is the general partner of the H. & E. Buckingham Limited Partnership and in this capacity has sole power to direct the vote and disposition of our securities held by the H. & E. Buckingham Limited Partnership. Accordingly, Mr. Buckingham is deemed to be the beneficial owner of all securities owned by the H. & E. Buckingham Limited Partnership. As the trustee for the Robert D. Buckingham Living Trust, Mr. Buckingham is deemed to have sole voting and dispositive power of our securities held by the trust and is deemed to be the beneficial owner of all securities owned by the Robert D. Buckingham Living Trust.

(5)
Based on 24,373,605 shares of Common Stock issued and outstanding immediately following the consummation of the Transaction, including the assumption of full conversion of all Class A Stock at a conversion ratio of 157.3 and the exercise of all issued and outstanding warrants not on a cashless basis.

Item 5.  Directors and Executive Officers

Effective as of the closing date of the Transaction, we appointed the following directors and officers.  Therese Kreig Crane, Ed. D, Ronald Tomalis, and Williams Jews resigned from their director positions, effective as of the closing date of the Transaction.

Name	Age	Position

Robert D. Buckingham	73	Chairman of the Board of Directors

David Warnock	51	Member of the Board of Directors

Dr. Jerry L. Gallentine	69	President and Member of the Board of Directors

Dr. Ronald L. Shape	42	Chief Executive Officer, interim Chief Financial Officer

Dr. Samuel D. Kerr	49	Provost, Secretary and General Counsel

Michael Buckingham	51	President, Real Estate Division

Dr. R. John Reynolds	73	Member of the Board of Directors

Dr. Thomas D. Saban	57	Member of the Board of Directors

Robert D. Buckingham became the chairman of our board of directors on the closing of the Transaction.  Mr. Buckingham has served as president of Dlorah since 1986 and chairman of the board of directors of Dlorah as well as chairman of the board of governors of NAU since 1991, and as chairman of the board of Fairway Hills, III, a division of Dlorah.  He is a member of the board of directors, and is treasurer, of Rapid City Defense Housing Corporation, which owns and leases the Dakota Ridge housing to Air Force personnel.  Mr. Buckingham is an active member of the Rapid City Chamber of Commerce and is involved in the Military Affairs Committee.  From 1960 to 1981 he worked in various executive and management positions in transportation and real estate development organizations.  Mr. Buckingham has a B.S. in Business Management from the University of Colorado.  Mr. Buckingham is the father of Michael Buckingham, who is the President of the Company’s real estate division.

David L. Warnock is a member of our board of directors.  Mr. Warnock is also a partner with Camden Partners and co-founded the firm in 1995.  He has over 24 years of investment experience with focus on investments in the education and business and financial services sectors.  He also serves on the boards of directors of New Horizons Worldwide, Inc., one of the largest global IT training companies, Nobel Learning Communities, Inc., a nationwide provider of pre-K through 8th grade private schools, CIBT Education Group, Inc., a post-secondary institution in China, and Questar Assessment, Inc., formerly Touchstone Applied Science Associates which provides testing and assessment services for standardized testing, all of which are Camden Partners’ portfolio companies.  Mr. Warnock served as the chairman of Nobel from September 2003 through February 2004.  Mr. Warnock has previously served on the boards of Concord Career Colleges from 1997 through 2006 and Children’s Comprehensive Services, Inc. from 1993 to 2000.  Previously, Mr. Warnock was President of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II.  He was also co-manager of the T. Rowe Price New Horizons Fund.  Mr. Warnock was employed by T. Rowe Price Associates from 1983 to 1995.  Upon forming Camden Partners (formerly known as Cahill, Warnock & Company) and until December 31, 1997, Mr. Warnock served as a consultant to the advisory committees of T. Rowe Price Strategic Partners and T. Rowe Price Strategic Partners II.

Mr. Warnock is also involved with numerous non-profit organizations.  He is the chairman of the Center For Urban Families, as well as former chairman of the board for Calvert Education Services, the nation’s largest non-sectarian home-schooling organization.  He also serves on the board of the University of Wisconsin Applied Security Analysis Program and is a trustee on the board of the Baltimore Museum of Art.  Mr. Warnock earned a B.A. degree from the University of Delaware and a M.S. (in Finance) from the University of Wisconsin.  Mr. Warnock is also a Chartered Financial Analyst Charterholder.

Dr. Jerry L. Gallentine joined our board of directors and was appointed as the Company’s president as of the closing of the Transaction.  Dr. Gallentine has served as university president of NAU since 1993 and was the chief executive officer of NAU from 1993 until April 2009.  Dr. Gallentine also currently serves on the board of directors of Salem International University.  Dr. Gallentine has over forty years of experience in the education industry.  He served as president of Western New Mexico University from 1990 to 1993 and was president of Peru State College in Nebraska from 1982 to 1990.  From 1979 to 1982, Dr. Gallentine was president at Labette Community College in Parsons, Kansas.  He was an assistant professor of biology at Midland Lutheran College in Fremont, Nebraska from 1965 through 1968.  Dr. Gallentine has served in many educational and cultural leadership roles, including past president of the Board of Directors of the Nebraska Educational Television Council for Higher Education, twice past chairman of the Council of Presidents of the Nebraska State College System, member of the Board of Directors of the Nebraska Humanities Council and founding member of the Nebraska Foundation for the Humanities.  Dr. Gallentine has a B.S. from Fort Hays (Kansas) State University, and a M.Ed., M.S. and Ph.D. from the University of Toledo.

Dr. Ronald L. Shape was appointed to the positions of chief executive officer and interim chief financial officer of the Company as of the date of the closing of the Transaction.  He served as the chief executive officer of NAU from April 2009 until the Transaction closed, and was the chief operating officer of NAU from 2006 until 2009.  Dr. Shape also served as the chief fiscal officer of NAU from 2002 until April 2009 and was the interim chief fiscal officer of NAU from April 2009 until the Transaction closed.  In 2001, Dr. Shape was selected as the assistant to the university president and CEO of NAU and served as regional president for the Minnesota region with NAU in 2000.  Dr. Shape worked in a number of different positions at NAU from 1991 to 2000, including system controller, assistant director of financial aid and student account specialist.  Dr. Shape served as executive vice president of NAU from 1998 to 2000.  Dr. Shape currently serves as vice president of finance on the board of directors of Fountain Springs Community Church and serves on the board of directors of the Quall Road District in Black Hawk, South Dakota.  Dr. Shape has a B.A. from Dakota Wesleyan University and a MBA and Ed. D. from the University of South Dakota.

Dr. Samuel D. Kerr was appointed to the positions of provost, secretary and general counsel of the Company on the day of the closing of the Transaction.  Dr. Kerr served as the provost/general counsel of NAU from 2008 until the closing of the Transaction and has served as an adjunct faculty member of NAU since 2002.  Dr. Kerr was the system vice president for administration and general counsel of NAU from 2004 to 2008 and served as vice president for human resources and general counsel from 2001 to 2004.  Dr. Kerr served as managing partner of Banks, Johnson, Colbath & Kerr, Prof. L.L.C. from 1995 to 2001, where he acted as outside legal counsel to NAU from 1999 to 2001.  Dr. Kerr was an associate attorney at Wallahan & Eicher from 1992 to 1995 and an English/Journalism teacher at several high schools in South Dakota from 1985 to 1989.  Dr. Kerr has a B.S. and B.S.Ed. from Black Hills State University, a M.Ed. from South Dakota State University, a J.D. from the University of Nebraska-Lincoln College of Law and a Ed. D. from the University of South Dakota.

Michael Buckingham was appointed to the position of the president of the Company’s real estate division as of the date of the closing of the Transaction.   Mr. Buckingham served as corporate vice president of Dlorah from 1992, and the president of the Fairway Hills, III division from 1988, until the Transaction closed.  Mr. Buckingham oversaw the maintenance of over sixteen campuses in the NAU system, as well as properties being developed by the Fairway Hills, III division.  Mr. Buckingham served as an elected official on the Rapid City School Board from June 1998 through December 2002 when he resigned after being elected to the South Dakota House of Representatives where he served until January 2009.  He continues to be active in local politics and advises NAU on issues that may impact the university by local and state legislative bodies.  Mr. Buckingham obtained a B.S. from the University of South Dakota in 1981 and an MBA from NAU in 2009.  Mr. Buckingham is the son of Robert D. Buckingham.

Dr. Thomas D. Saban joined our board of directors as of the date of the closing of the Transaction.  He has been serving as the vice president of administration and finance and chief financial officer of Rocky Vista University, College of Osteopathic Medicine since November 2008.  Dr. Saban has over 23 years of experience in the education industry.  He served as the vice president for finance and administration/chief financial officer at Texas A&M University from September 2007 to November 2008, associate vice president for planning, budgets and research at St. Petersburg College in Florida from October 2002 to September 2007 and as the vice president for administration and finance/chief financial officer at Worcester State College in Massachusetts from September 1996 to October 2002.  He also served as the Vice President for Finance and Administration/Chief Financial Officer of Chadron State College in Nebraska from July 1990 to September 1996.  Dr. Saban held a number of other educational and leadership roles from 1982 to 1990, including controller, director of finance and system coordinator/project leader.  Dr. Saban has a B.S. from the University of Wyoming, an MBA from the University of Miami and a Ph.D. from Barry University.

Dr. R. John Reynolds joined our board of directors as of the date of the closing of the Transaction.  He was the Chancellor/President of Salem International University from June 2005 to November 2006 and has been the president of Reynolds and Associates since June 2000.  He has over 41 years of experience in the education industry.  He has served in a number of leadership positions including interim president of Millikin University in Illinois from September 2002 to August 2003, president of Tri-State University in Indiana from March 1993 to June 2000, president of Huron University in South Dakota from July 1984 to March 1993 and president of National College, South Dakota from 1982 to 1984 (a predecessor to NAU).  Dr. Reynolds has also served in many other educational roles, including acting dean, associate dean, professor, adjunct professor, associate academic dean and vice president and education director.  Dr. Reynolds has a B. Ed. from the University of Wisconsin, an M.A. from Northern Michigan and a Ph. D. from Southern Illinois University.

Item 6.  Executive Compensation

Camden

No compensation of any kind, including finders and consulting fees, was paid to any of Camden’s officers and directors, or any of their respective affiliates, prior to, or for any services they rendered in order to effectuate, the consummation of the Transaction.  However, Camden’s executive officers and directors were reimbursed for out-of-pocket expenses incurred in connection with activities on Camden’s behalf such as identifying potential merger partners and performing due diligence on suitable business combinations.  As of November 23, 2009, an aggregate of $8,538.58 were reimbursed to them for such expenses.

Since our formation, we have not granted any stock options or stock appreciation rights or any awards under long-term incentive plans.

Dlorah

Summary Compensation Table

The following table sets forth the compensation earned during fiscal year 2009 by Dlorah’s president, Dlorah’s chief executive officer/interim chief fiscal officer and Dlorah’s three other most highly compensated officers who were serving as officers as of May 31, 2009.   All of these named officers continued as officers of the Company following the closing of the Transaction.  See Item 5.  Directors and Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dr. Jerry L. Gallentine, President	2009	243,623	10,200	338,027	11,500	(1)(2)	603,350
Dr. Ronald L. Shape, Chief Executive Officer/Interim Chief Financial Officer	2009	231,250	0	145,910	11,500	(1)(3)	388,660
Robert Buckingham, Chairman of the Board	2009	165,328	0	709,076	42,000	(1)(4)	916,404
Dr. Samuel D. Kerr, Provost and General Counsel	2009	182,367	0	33,300	10,253	(5)	225,920
Michelle Holland, Regional President for the East and Southeast Regions	2009	157,859	0	150,069	10,256	(6)	318,184
(1) Each of Dr. Gallentine, Dr. Shape and Mr. Buckingham has use of a golf membership owned by Dlorah. All dues and expense of the membership are paid directly by these individuals.
(2) Consists of 401(k) match of $11,500.
(3) Consists of 401(k) match of $11,500.

(4) Consists of Dlorah directors’ fees of $42,000.
(5) Consists of 401(k) match of $10,253.
(6) Consists of 401(k) match of $10,256.

Dlorah had three directors, Mr. Buckingham, Mary Ellen Buckingham and Linda Cooper, and each were paid directors’ fees of $42,000 for fiscal year 2009.

National American University Holdings, Inc.

Compensation Arrangements for Executive Officers

The Company will seek to provide total compensation packages that are competitive, tailored to the unique characteristics and needs of the Company within the education industry, and that will adequately reward our executives for their roles in creating value for the Company’s stockholders.  The compensation decisions regarding the Company’s executives will be based on the Company’s need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above our expectations.

We anticipate that our executives’ compensation will consist of three primary components:  salary, incentive bonus and stock-based awards issued under the Company’s 2009 Stock Option and Compensation Plan, or the Incentive Plan.  We anticipate determining the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, individual performance, the Company’s performance and other information deemed relevant and timely.

Compensation Arrangements for Directors

Non-employee directors of the Company will receive varying levels of compensation for their services as directors and as members of the Company’s various committees.  We anticipate determining directors compensation in accordance with industry practice and standards.

Compensation Committee Information

As soon as practicable after the closing of the Transaction, our Board of Directors plan to establish a compensation committee, referred to herein as the Committee, that, among other duties set forth in its charter, will review and approve compensation paid to the Company’s and Dlorah’s executive officers and directors and to administer the Incentive Plan.  We anticipate the members of the Committee will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended.  Subject to the terms of the Incentive Plan, the Committee will have the power to determine, among other things, eligibility, the types and sizes of awards, the price and timing of awards, the terms and conditions of awards, any applicable vesting requirements or restrictions, and the acceleration or waiver of any such vesting requirements or restrictions.  The Committee will also have the authority to interpret the Incentive Plan and to prescribe, interpret and revoke rules and regulations relating to the Incentive Plan.  The Committee will have the discretion of delegating all of its powers and duties under the Incentive Plan to one or more directors or executive officers of the Company, or a committee of directors and executive officers, other than the power to grant an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code or who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.

The Committee will also be charged with performing an annual review of the Company’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

In addition to the guidance that the Committee provides, the Company may utilize the services of third parties from time to time in connection with the hiring and compensating executive employees.  This could include subscriptions to executive compensation surveys and other databases.

Incentive Plan

In connection with the approval of the Transaction, Camden’s stockholders approved the adoption of the Incentive Plan, which provides for the granting of options and other stock-based or stock-denominated awards.  The Incentive Plan is intended to aid the Company in recruiting and retaining employees, officers and directors capable of assuring the future success of the Company.  The Company expects that the awards of stock-based compensation under the Incentive Plan and opportunities for stock ownership in the Company will provide incentives to participants to exert their best efforts for the success of the Company and also align their interests with those of the Company’s stockholders.

The following is a summary of the material provisions of our Incentive Plan and is qualified in its entirety by reference to the complete text of our Incentive Plan, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.12.

Eligibility.  The Committee will determine which employees, officers, consultants and directors of the Company or its subsidiaries are eligible to participate in the Incentive Plan taking into account recommendations it receives from management.

Shares Authorized.  The Incentive Plan reserves a total of 1,300,000 shares of Common Stock for awards issued under the Incentive Plan, 100,000 of which may be granted as incentive stock options.  Shares that are subject to awards that terminate, lapse or are cancelled or forfeited will be available again for grant under the Incentive Plan.

Certain Limitations.  No participant may be granted in any calendar year an award or awards for more than 50,000 shares of Common Stock in the aggregate, or, in the case of cash awards, for more than $1,500,000.  The aggregate number of shares of Common Stock which may be issued under the Incentive Plan as restricted stock, restricted stock units, stock awards, dividend equivalents, or any other award for which the employee is entitled to receive the full value of the share upon satisfaction of the performance goal or goals, is 400,000.

Types of Awards.  The Incentive Plan authorizes the following types of awards:

•
Stock Options.  The grant of either non-qualified or incentive stock options to purchase shares of our common stock are permitted under the Incentive Plan.  Incentive stock options are intended to qualify for favorable tax treatment under the Internal Revenue Code to participants in the Incentive Plan.  The stock options will provide for the right to purchase shares of Common Stock at a specified price and will become exercisable after the grant date under the terms established by the Committee.  The per share option exercise price may not be less than 100% of the fair market value of a share of Common Stock on the grant date.

•
Stock Appreciation Rights.  Awards of stock appreciation rights (“SARs”) are permitted under the Incentive Plan.  SARs provide the holder with a right to receive in cash or in shares of Common Stock upon exercise the excess of the fair market value of one share of our Common Stock on the date of exercise, over the grant price of the SARs.  The grant price of SARs may not be less than 100% of the fair market value of a share of Common Stock on the grant date.

•
Restricted Stock and Restricted Stock Units.  Awards of restricted stock and restricted stock units are permitted under the Incentive Plan, subject to any restrictions that the Committee determines to impose, such as satisfaction of performance measures or a performance period, or restrictions on the right to vote or receive dividends.  The minimum vesting period of such awards is one year from the grant date.

•
Performance Awards.  Performance awards, denominated in shares of Common Stock, are permitted under the Incentive Plan.  Performance awards must be contingent upon the attainment of one or more performance goals within a performance period designated by the Committee.  Performance awards may be settled or payable in shares of Common Stock or in cash.  The recipient of a performance award has no rights as a stockholder with respect to the shares of Common Stock subject to the award until the performance conditions have been satisfied.  For purposes of the Incentive Plan, performance goals must be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial measures:  (1) pre-tax or after-tax income (before or after allocation of corporate overhead and bonus), (2) net income (before or after taxes), (3) reduction in expenses, (4) pre-tax or after-tax operating income, (5) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization), (6) gross revenue, (7) working capital, (8) profit margin or gross profits, (9) share price, (10) cash flow or cash flow per share (before or after dividends), (11) cash flow return on investment, (12) return on capital (including return on total capital or return on invested capital), (13) return on assets or net assets, (14) market share, (15) pre-tax or after-tax earnings per share, (16) pre-tax or after-tax operating earnings per share, (17) total stockholder return, (18) growth measures, including revenue growth, as compared with a peer group or other benchmark, (19) economic value-added models or equivalent metrics, (20) comparisons with various stock market indices, (21) improvement in or attainment of expense levels or working capital levels, (22) operating margins, gross margins or cash margins, (23) year-end cash, (24) debt reductions, (25) stockholder equity, (26) regulatory achievements, (27) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel, (28) customer satisfaction, (29) operating efficiency, productivity ratios, or (30) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals (including accomplishing regulatory approval for projects), cost or cost savings targets, accomplishing critical milestones for projects, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the applicable period).

•	Stock Awards. Awards of our Common Stock without restrictions are permitted under the Incentive Plan, but such grants may be subject to any terms and conditions the Committee may determine.

•
Other Stock-Based Awards.  Grants of other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, subject to the terms and conditions established by the Committee, are permitted under the Incentive Plan.  Shares of Common Stock, or other securities delivered pursuant to a purchase right granted by such an award, must be purchased for consideration having a value equal to at least 100% of the fair market value of Common Stock on the date the purchase right is granted.

•	Cash Awards. Grants of cash awards, subject to the terms and conditions established by the Committee, are permitted under the Incentive Plan.

•
Dividend Equivalents.  Awards of dividend equivalents pursuant to which the recipient is entitled to receive payments in cash, shares of Common Stock, other securities or other property as determined by the Committee based on the amount of cash dividends paid by the Company to holders of Common Stock are permitted under the Incentive Plan.  Dividend equivalents awards may also be subject to any terms and conditions established by the Committee.

Transfer Restrictions.  In general, awards under the Incentive Plan may not be transferred except upon death, by will or the laws of descent and distribution, or pursuant to a transfer to a family member that is expressly permitted by the Committee.

Adjustment for Certain Corporate Changes.  In the event of a stock split, stock dividend, recapitalization, reorganization, merger or similar event, which affects shares of Common Stock such that an adjustment is required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Committee must, in such manner as it deems equitable, make appropriate adjustments to (1) the number of shares of Common Stock available for awards under the Incentive Plan, and subject to outstanding awards and (2) the purchase or exercise price of outstanding awards.  If the Company acquires or combines with another company with a pre-existing plan approved by shareholders and not adopted in contemplation of the acquisition or combination, the shares available for grant under the pre-existing plan may be used for awards under the Incentive Plan.  Such awards cannot be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and can only be made to individuals who were not employees or directors of the Company or any affiliate prior to such acquisition or combination.

Change in Control.  If the Company is a party to a merger, exchange or reorganization, outstanding awards will be subject to the terms and conditions of any agreement of merger, exchange or reorganization which may include, without limitation, accelerating the vesting or exercise date of Awards and the cancellation of outstanding Awards in exchange for payment of their cash equivalent.

Amendment.  The Board may amend the Incentive Plan at any time, however, prior approval of the stockholders of the Company shall be required for any amendment to the plan which (1) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the NASDAQ Stock Market LLC, or any other securities exchange that are applicable to the Company, (2) increases the number of shares authorized under the Incentive Plan; (3) increases the number of shares subject to the limitations contained in Section 4(d) of the Incentive Plan; (4) permits repricing of options or stock appreciation rights without prior shareholder approval; (5) permits the award of options or stock appreciation rights at a price less than 100% of the fair market value of a share on the date of grant contrary to the provisions of the Incentive Plan; or, (6) would cause section 162(m) to become unavailable with respect to the Incentive Plan.

Term.  The term of the Incentive Plan expires ten years after the date of its adoption, unless earlier terminated by the Board.

Employment Agreements

In connection with the Transaction and as a condition to closing, Dlorah and each of Robert D. Buckingham, the Chairman of the Board, and Dr. Jerry L. Gallentine, President, negotiated amendments to their existing employment agreements with Dlorah.  National American University also entered into an employment agreement with Dr. Ronald L. Shape at closing.  See “Item 1.01 Entry into a Material Definitive Agreement” above.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

Code of Business and Conduct

As soon as practicable after the closing of the Transaction, the Company plans to adopt a new Code of Business and Conduct, which will require its employees to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest.  The employees will also have the responsibility to disclose to the Company’s compliance officer any actual or perceived conflict of interest.  Related party transactions with respect to companies like our are defined under the Securities and Exchange Commission rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the company’s total assets at year end for the last two completed years, (2) the company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).  A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.  Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Camden Related Person Transactions

In April 2007, Camden issued 1,125,500 shares of Common Stock as set forth below for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to Camden (before closing of the Transaction)
Camden Learning, LLC	1,000,000	Sponsor. Donald W. Hughes and David L. Warnock are among the four managing members of the managing member of Camden Learning, LLC.
Jack L. Brozman	25,000	Director
Therese Kreig Crane, Ed.D	25,000	Director
Ronald Tomalis	25,000	Director
William Jews	25,000	Director
Harry T. Wilkins	25,000	Director

On July 3, 2007, Mr. Wilkins resigned as a director of Camden and transferred, for a purchase price of $.02 per share, an aggregate of 25,000 shares of Common Stock to Camden Learning, LLC such that the share ownership is as reflected in Item 4.  Security Ownership of Certain Beneficial Owners and Management.

On August 27, 2007, Mr. Brozman resigned as a director of Camden and transferred, for a purchase price of $.02 per share, an aggregate of 25,000 shares of Common Stock to Camden Learning, LLC such that the share ownership is as reflected in Item 4.  Security Ownership of Certain Beneficial Owners and Management.

Effective November 20, 2007, Camden’s board of directors authorized a forward stock split in the form of a stock dividend of 0.3888888 shares of Common Stock for each outstanding share of Common Stock, effectively lowering the purchase price to approximately $0.016 per share.

The holders of the majority of these shares are entitled to require us, on up to two occasions, to register these shares pursuant to an agreement signed prior to Camden’s IPO.  The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow, which, except in limited circumstances, is not before one year from the consummation of a business combination.  In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow.  We will bear the expenses incurred in connection with the filing of any such registration statements.

Camden Learning, Camden’s sponsor, purchased 2,800,000 warrants from Camden at a purchase price of $1.00 per warrant in a private placement pursuant to Regulation D of the Securities Act.  As part of the Transaction, these warrants were exchanged for 575,000 shares of Common Stock, bearing the same restrictions as the Restricted Common Stock being issued as part of the consideration in the Transaction.

In order to protect the amounts held in the trust account, Camden Learning has agreed to indemnify us for claims of any vendors, service providers, prospective target businesses or creditors that have not executed a valid and binding waiver of any right or claim to the amounts in trust account.  As further assurance Camden Learning will have the necessary funds required to meet these indemnification obligations, (i) the Camden III Funds have agreed, under Camden’s sponsor’s limited liability company agreement, to make capital contributions to Camden Learning as and when required in order for the sponsor to fulfill its indemnification obligations and (ii) Camden Learning has agreed to take all such action reasonably necessary to request its members make such capital contributions.  Additionally, in the event either of the Camden III Funds undertakes a liquidating distribution while the indemnification obligations of the sponsor are outstanding, they have agreed, in Camden’s sponsor’s limited liability company agreement, to use reasonable efforts to set aside from such distribution, adequate reserves to cover the reasonably anticipated liabilities which may be incurred by our sponsor.  We and the representative of the underwriters are named as express third party beneficiaries in and with respect to the provisions of Camden’s sponsor’s limited liability company agreement which require the Camden III Funds to make such capital contributions and establish such reserves.  Although we have a fiduciary obligation to pursue the sponsor to enforce its indemnification obligations, and intend to pursue such actions as and when we deem appropriate, there can be no assurance it or the Camden III Funds will be able to satisfy those obligations, if required to do so.

During 2007, Camden Learning loaned Camden a total of $200,000, which was used to pay a portion of the expenses of the IPO, such as SEC registration fees, FINRA registration fees, blue sky fees and certain legal and accounting fees and expenses. This loan was repaid, with interest, on December 5, 2007.

Camden reimbursed an aggregate of $8,538.58 to its officers and directors for reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Camden’s behalf such as identifying and investigating possible target businesses and business combinations.  There was no limit on the amount of accountable out-of-pocket expenses reimbursable by Camden.

Dlorah Related Person Transactions

Two of Mr. Buckingham’s children were employed by Dlorah before the closing of the Transaction.  Michael Buckingham was the President of Dlorah’s real estate division and was also a Vice President of Dlorah.  Debbie Buckingham was a bookkeeper for Dlorah’s Fairway Hills, III real estate division.  Both Michael and Debbie Buckingham remain employed with Dlorah following the closing of the Transaction.

Pursuant to those certain Exclusive Listing Agreements, dated January 14, 2009, among Dlorah, Coldwell Banker and Lewis-Kirkeby-Hall Real Estate Inc., Bo Hauer, a nephew of Mr. Buckingham, has a listing agreement with Dlorah to market and sell the Vista Park condominiums being developed by Dlorah.  He will be paid 5% of each property sold through him.

Dlorah is a 50% partner in Fairway Hills Section III (the “Partnership”) with Mr. Buckingham and his four siblings or their estates (Donald Buckingham, Nancy Hauer, Susan Lein, and Linda Copper), each of whom has a 10% interest in the Partnership.  Dlorah made several capital contributions to the Partnership, in various forms, but the individual partners (other than Susan Lein) did not make any capital contributions to the Partnership, the result of which was that Dlorah had a substantial positive balance in its capital account, and each of the individual partners had a negative balance in his or her capital account. The negative capital account balances of Mr. Buckingham, Donald Buckingham’s Estate, Susan Lein, Nancy Hauer and Linda Copper were all brought back up to $0 at the closing of the Transaction.

Mr. Buckingham has personally guaranteed substantially all of Dlorah’s indebtedness prior to the consummation of the Transaction.

Director Independence

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

Presently, we are not required to comply with the director independence requirements of any securities exchange.  In determining whether our directors are independent, however, we intend to be guided by the rules of the Nasdaq Stock Market LLC.  Our board of directors will also consult with counsel to ensure that the board’s determinations are consistent with Nasdaq rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members.

Item 8.  Legal Proceedings

From time to time, any of the Company, Dlorah or NAU may be a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business.  We are not at this time, a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material adverse effect on our business, financial condition, or results of operation.

Item 9.  Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “CAEL.”  Our Common Stock commenced public trading on December 21, 2007.

The table below sets forth, for the calendar quarter indicated, the high and low bid prices of Camden’s Common Stock as reported on the OTC Bulleting Board.

	Common Stock
Quarter Ended	High	Low
August 31, 2009	7.85	7.70
May 31, 2009	7.60	7.60
February 28, 2009	7.60	7.60
November 30, 2008	7.25	7.25
August 31, 2008	7.70	7.70
May 31, 2008	7.60	7.60
February 29, 2008	8.00	8.00

Historical market price information regarding Dlorah’s common stock is not provided because there was no public market for Dlorah’s common stock or other securities.

As of November 5, 2009, the Company had approximately six stockholders of record.

Camden Dividend Policy

Camden did not pay any cash dividends on its Common Stock.

Dlorah Dividend Policy

Dlorah has traditionally paid annual dividends of $2.00 per share of its common stock to its shareholders.  Dlorah paid approximately $57,000 in dividends to its shareholders in each of fiscal years 2006 through 2009.

The Company’s Dividend Policy

The holders of Class A Stock will be entitled to a quarterly accruing dividend equal to $0.11 (for a total of $0.44 per year) per share of Common Stock into which such Class A Stock is convertible, paid when and if declared by the Company’s board of directors.  If a dividend is paid on the Class A Stock, there will also be a dividend paid to holders of Common Stock equal to one-fourth of the per share amount of any Class A Stock dividend paid.

Item 10.  Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 11.  Description of Registrant’s Securities to be Registered

General

We are authorized to issue up to 50,000,000 shares of Common Stock, 100,000 shares of Class A Stock and 1,000,000 shares of preferred stock, par value $0.0001 (“Preferred Stock”). As of the date of this Current Report, 5,018,005 shares of Common Stock, 825,000 shares of Restricted Common Stock and 100,000 shares of Class A Stock were issued and outstanding.  No shares of Preferred Stock are currently outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.  Holders of our Common Stock do not have cumulative voting rights.  In the event a dividend is paid on the Class A Stock, there will also be a dividend paid to the holders of Common Stock equal to one-fourth of the amount of the dividend paid to the Class A Stock.  In the event of our liquidation, dissolution or winding up, the holders of our Common Stock will be entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our Common Stock.  Holders of shares of our Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our Common Stock.  The rights, preferences and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our second amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock, with such designation, rights and preferences as may be determined from time to time by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock.  In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control.  Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Class A Stock

In connection with the Transaction, the board of directors created a class of Class A Common Stock.  The Class A Stock has the same rights, preferences and privileges as our current shares of Common Stock.  Holders of our Common Stock and Class A Stock will vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders.  The holders of Class A Stock will be entitled to receive an annual cumulative preferred dividend, paid quarterly, of $0.44 per share of Common Stock into which such Class A Stock are convertible.  The Class A Stock will automatically convert into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock on the second anniversary of the closing of the Transaction.  In the event a dividend is paid on the Class A Stock, there will also be a dividend paid to the holders of Common Stock equal to one-fourth of the amount of the dividend paid to the Class A Stock.

Warrants

At the closing of the Transaction, the stockholders of Dlorah received 2,800,000 newly issued Common Stock purchase warrants as part of the consideration paid to them.  The warrants may be exercised at any time before the second anniversary of the closing date of the Transaction.  The warrants may be exercised on a “cashless basis” at an exercise price of $5.50 per share.  The warrants and the Common Shares issuable or issued upon exercise of the warrants are subject to the registration rights pursuant to the Registration Rights Agreements that are attached to this Current Report on Form 8-K as Exhibits 4.2 and 4.3.

Item 12.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action.  In order to be eligible for indemnification under Section 145, the director, officer, employee or other individual must have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our second amended and restated certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.  The Company will not indemnify, however, for:

•           any breach of the director’s duty of loyalty to the Company or its stockholders;

•           acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•           payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•           any transaction from which the director derived an improper personal benefit.

Our second amended and restated certificate of incorporation further provides that any repeal or modification of the above provision will be prospective only and will not adversely affect any limitation, right or protection of a director of the Company existing at the time of such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors or officers pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Item 13.  Financial Statements and Supplementary Data

The financial statements and exhibits are incorporated by reference from Item 9.01 of this Current Report on Form 8-K.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Reference is made to the disclosure set forth under Item 4.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 15.  Financial Statements and Exhibits

The financial statements and exhibits are incorporated by reference from Item 9.01 of this Current Report on Form 8-K.

Item 3.02            Unregistered Sales of Equity Securities

Prior to the consummation of its IPO, Camden completed a private placement of an aggregate of 2,800,000 warrants to Camden Learning, LLC, a limited liability company indirectly controlled and partially owned by certain of Camden’s former officers and directors, generating gross proceeds of $2,800,000.  The warrants sold in the private placement contained substantially similar terms and conditions as the warrants sold in the IPO, except that the warrants sold in the private placement (i) were not subject to redemption, (ii) may be exercised on a cashless basis, in each case if held by Camden’s sponsor or its permitted assigns and (iii) may not be sold, assigned or transferred prior to the 90th day following Camden’s consummation of a business combination.  These warrants were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.  No underwriting discounts or commissions were paid with respect to such sales.  A private placement subscription agreement was entered into between Camden and its sponsor in connection with this purchase.    As part of the Transaction, these warrants were exchanged for 575,000 shares of Common Stock, bearing the same restrictions as the Restricted Common Stock being issued as part of the consideration in the Transaction.

In April 2007, Camden issued 1,125,500 shares of Common Stock as set forth below for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to Camden (before closing of the Transaction)
Camden Learning, LLC	1,000,000	Sponsor. Donald W. Hughes and David L. Warnock are among the four managing members of the managing member of Camden Learning, LLC.
Jack L. Brozman	25,000	Director
Therese Kreig Crane, Ed.D	25,000	Director
Ronald Tomalis	25,000	Director
William Jews	25,000	Director
Harry T. Wilkins	25,000	Director

On July 3, 2007, Mr. Wilkins resigned as a director of Camden and transferred, for a purchase price of $.02 per share, an aggregate of 25,000 shares of Common Stock to Camden Learning, LLC such that the share ownership is as reflected in Item 4.  Security Ownership of Certain Beneficial Owners and Management.

On August 27, 2007, Mr. Brozman resigned as a director of Camden and transferred, for a purchase price of $.02 per share, an aggregate of 25,000 shares of Common Stock to Camden Learning, LLC such that the share ownership is as reflected in Item 4.  Security Ownership of Certain Beneficial Owners and Management.

Effective November 20, 2007, Camden’s board of directors authorized a forward stock split in the form of a stock dividend of 0.3888888 shares of Common Stock for each outstanding share of Common Stock, effectively lowering the purchase price to approximately $0.016 per share.

In connection with the Transaction, we issued to the stockholders of Dlorah an aggregate of (i) 100,000 shares of Class A Stock, (ii) 2,800,000 newly issued Common Stock purchase warrants, which may be exercised on a ‘‘cashless basis’’ at an exercise price of $5.50 per share, and (iii) 250,000 shares of Restricted Common Stock.  The Class A Stock converts into 15,730,000 shares of Common Stock at a ratio of 157.3 shares of Common Stock for every 1 share of Class A Stock.  We also issued 575,000 shares of Restricted Common Stock to Camden Learning, LLC in exchange for 2,800,000 insider warrants upon closing of the Transaction.  These securities were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as a transaction by an issuer not involving any public offering.  Each of the stockholder of Dlorah receiving the securities was an accredited investor as defined by Rule 501 of Regulation D.  Each party delivered appropriate investment representations with respect to the issuance of the securities and consented to the imposition of a restrictive legend upon the certificates evidencing the securities.

Item 3.03	Material Modification to Rights of Security Holders

On November 23, 2009, the stockholders of Camden voted to approve the adoption of the second amended and restated certificate of incorporation in connection with the Transaction.  The second amended and restated certificate of incorporation is attached to this Current Report on Form 8-K as Exhibit 3.1. The second amended and restated certificate of Incorporation modified the terms and rights of the holders of Common Stock as more specifically described in Camden’s definitive proxy statement, dated November 10, 2009 in the sections entitled “Proposal 2 – The Name Change Proposal,” “Proposal 3 – The Increase in Authorized Proposal,” “Proposal 4 – The Class A Stock Proposal,” and “Proposal 5 – The Elimination Proposal” beginning on pages 128, 129, 138 and 140, respectively and are incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant

In connection with the consummation of the Transaction, on November 30, 2009, the Company dismissed its independent registered public accounting firm McGladrey & Pullen, LLP, and appointed Deloitte & Touche LLP as its new independent registered public accounting firm.  Deloitte & Touche LLP acted as Dlorah’s independent accountant prior to the closing of the Transaction.  The decision to change accounting firms was approved by the Company’s board of directors.

McGladrey & Pullen, LLP’s report on the financial statements of Camden for fiscal years 2008 and 2009 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles with the exception of a qualification with respect to uncertainty as to our ability to continue as a going concern.

During fiscal years 2008 and 2009, and the subsequent interim period through August 31, 2009, there were no disagreements with McGladrey & Pullen, LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of McGladrey & Pullen, LLP would have caused McGladrey & Pullen, LLP to make reference to the subject matter of the disagreement(s) in connection with their report, and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided McGladrey & Pullen, LLP with a copy of this Current Report on Form 8-K and has requested McGladrey & Pullen, LLP to furnish the Company with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements and, if not, to state the respects in which it does not agree with such statements.  McGladrey & Pullen, LLP’s response letter, dated November 30, 2009, is filed as Exhibit 16.1 to this current report on Form 8-K.

Item 5.01	Change in Control of the Registrant

Upon consummation of the Transaction on November 23, 2009, the Company experienced a change in control, with the former stockholders of Dlorah acquiring approximately 77.05% ownership of the Company.  Additionally, as a result of the Transaction, the Company ceased being a shell company.  In accordance with the terms of the Merger Agreement, new members of the board of directors and officers were appointed as of the date of the closing of the Transaction.  Reference is made to the disclosures made under Items 2.01 and 5.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective as of the closing of the Transaction and in accordance with the terms of the Merger Agreement, the following members of the board of directors of Camden resigned:  Therese Kreig Crane, Ed. D, Ronald Tomalis and William Jews.  David L. Warnock, Camden’s president, chief executive officer and chairman, and Donald W. Hughes, Camden’s chief financial officer and secretary, also resigned from their positions.

In connection with the closing of the Transaction:

•	Robert D. Buckingham was appointed as the Company’s chairman of the board of directors;

•	Dr. Jerry L. Gallentine was appointed to the positions of president and member of the board of directors;

•	Dr. Ronald L. Shape was appointed to the positions of chief executive officer and interim chief financial officer;

•	Dr. Samuel D. Kerr was appointed as the Company’s provost, secretary and general counsel;

•	Michael Buckingham was appointed as president of the Company’s real estate division;

•	Dr. R. John Reynolds was appointed as a member of the board of directors; and

•	Dr. Thomas D. Saban was appointed as a member of the board of directors.

See section titled “Item 5.  Directors and Executive Officers” under Item 2.01 of this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws

Reference is made to the disclosure made under Item 3.03 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.06	Change in Shell Company Status

Pursuant to the Transaction disclosed in Item 2.01 of this Current Report on Form 8-K, the Company ceased being a shell company as of November 23, 2009.  Reference is made to the disclosure set forth in Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)         Financial statements of business acquired

Filed with this Current Report on Form 8-K are the following:

1.	Audited Financial Statements of Dlorah for the fiscal years ended May 31, 2009 and 2008

2.	Unaudited Interim Financial Statements of Dlorah for the three months ended August 31, 2009 and 2008

(b)        Pro Forma Financial Information

Filed with this Current Report on Form 8-K is the unaudited pro forma financial information combining the operations of Camden Learning Corporation and Dlorah, Inc.

(d)        Exhibits

Exhibit No.	Description

Exhibit No.	Description

1.1
Underwriting Agreement, dated November 29, 2007, by and between Camden Learning Corporation and Morgan Joseph & Co., Inc. (previously filed with the SEC on the registrant’s Current Report on Form 8-K on December 5, 2007)

1.2	Amendment No. 1 to the Underwriting Agreement, dated October 26, 2009, by and between Camden Learning Corporation and Morgan Joseph & Co., Inc.

2.1
Agreement and Plan of Reorganization, dated August 7, 2009, by and among Camden Learning Corporation, Dlorah Subsidiary, Inc. and Dlorah, Inc. (previously filed with the SEC on the registrant’s Current Report on Form 8-K on August 11, 2009 as Exhibit 2.1)

2.2
Amended and Restated Agreement and Plan of Reorganization, dated August 11, 2009, by and among Camden Learning Corporation, Dlorah Subsidiary, Inc. and Dlorah, Inc. (previously filed with the SEC on the registrant’s Current Report on Form 8-K on August 11, 2009 as Exhibit 2.2)

2.3
Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization, dated October 26, 2009, by and among Camden Learning Corporation, Dlorah Subsidiary, Inc., and Dlorah, Inc.  (previously filed with the SEC on the registrant’s Current Report on Form 8-K on October 27, 2009 as Exhibit 10.1)

3.1	Second Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Specimen Common Stock Certificate

4.2	Common Stock Purchase Warrant issued by Camden Learning Corporation to H. & E. Buckingham Limited Partnership on November 23, 2009 in the amount of 2,166,360 warrant shares

4.3	Common Stock Purchase Warrant issued by Camden Learning Corporation to Robert D. Buckingham Living Trust on November 23, 2009 in the amount of 633,640 warrant shares

10.1
Warrant Agreement, dated November 29, 2007, between Camden Learning Corporation and Continental Stock Transfer & Trust Company (form previously filed with the SEC on the registrant’s Registration Statement on Form S-1/A on November 27, 2007 as Exhibit 4.4)

10.2	Amendment No. 1 to the Warrant Agreement, dated November 23, 2009, between Camden Learning Corporation and Continental Stock Transfer & Trust Company

10.3
Securities Escrow Agreement, dated November 29, 2007, among Camden Learning Corporation, Continental Stock Transfer & Trust Company and certain of the founding stockholders of Camden Learning Corporation  (previously filed with the SEC on the registrant’s Current Report on Form 8-K on December 5, 2007, as Exhibit 10.3)

10.4
Amendment No. 1 to the Securities Escrow Agreement, dated as of November 23, 2009, by and among Camden Learning Corporation, Continental Stock Transfer & Trust Company and certain of the founding stockholders of Camden Learning Corporation

10.5	Lock Up Agreement, effective as of November 23, 2009, by and between H. & E. Buckingham Limited Partnership and Camden Learning Corporation

10.6	Lock Up Agreement, effective as of November 23, 2009, by and between Robert D. Buckingham Living Trust and Camden Learning Corporation

10.7	Registration Rights Agreement, dated as of November 23, 2009, by and among Camden Learning Corporation and each of H. & E. Buckingham Limited Partnership and Robert D. Buckingham Living Trust

10.8
Registration Rights Agreement, dated as of November 29, 2007, by and among Camden Learning Corporation and certain of the founding stockholders of Camden Learning Corporation (previously filed with the SEC on the registrant’s Current Report on Form 8-K on December 5, 2007, as Exhibit 10.4)

10.9	Restricted Stock Agreement, effective as of November 23, 2009, between Camden Learning Corporation and H. & E. Buckingham Limited Partnership

10.10	Restricted Stock Agreement, effective as of November 23, 2009, between Camden Learning Corporation and Robert D. Buckingham Living Trust

10.11	Restricted Stock Agreement, effective as of November 23, 2009, between Camden Learning Corporation and Camden Learning, LLC

10.12	National American University Holdings, Inc. 2009 Stock Option and Compensation Plan

10.13	Employment Agreement between Dlorah, Inc. and Jerry L. Gallentine, amended and restated September 9, 2003, and further amended by the First Amendment to Employment Agreement, dated November 18, 2009

10.14	Employment Agreement between Dlorah, Inc. and Robert D. Buckingham, dated January 3, 1995, as amended by the Employment Agreement Amendment, dated November 18, 2009

10.15	Employment Agreement between Dlorah, Inc. and Ronald Shape, dated November 18, 2009

10.16	Stock Purchase Agreement, dated November 13, 2009, between Camden Learning Corporation and Bulldog Investors

10.17	Stock Purchase Agreement, dated November 19, 2009, between Camden Learning Corporation and Credit Suisse Securities

10.18	Form of Joinder to Registration Rights Agreement

16.1	Letter from McGladrey & Pullen, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC.

By: /s/ Dr. Ronald Shape
Dr. Ronald Shape, Chief Executive Officer

Date: November 30, 2009

INDEX TO FINANCIAL STATEMENTS OF DLORAH, INC. AND THE PRO FORMA FINANCIAL INFORMATION OF DLORAH, INC. AND CAMDEN LEARNING CORPORATION

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets of Dlorah, Inc. as of May 31, 2009 and 2008	F-3
Consolidated Statements of Operations of Dlorah, Inc. for the years ended May 31, 2009, 2008 and 2007	F-4
Consolidated Statements of Stockholders’ Equity of Dlorah, Inc. for the years ended May 31, 2009, 2008 and 2007	F-5
Consolidated Statements of Cash Flows of Dlorah, Inc. for the years ended May 31, 2009, 2008 and 2007	F-6
Dlorah, Inc. Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Consolidated Balance Sheets of Dlorah, Inc. as of August 31, 2009 and May 31, 2009	F-25
Unaudited Condensed Consolidated Statements of Operations of Dlorah, Inc. for the three months ended August 31, 2009 and 2008	F-26
Unaudited Condensed Consolidated Statements of Stockholder’s Equity of Dlorah, Inc. for the three months ended August 31, 2009 and 2008	F-27
Unaudited Condensed Consolidated Statements of Cash Flows of Dlorah, Inc. for the three months ended August 31, 2009 and 2008	F-28
Dlorah, Inc. Notes to Unaudited Condensed Consolidated Financial Statements	F-29
Selected Unaudited Pro Forma Financial Information as of August 31, 2009: Combining the operations of Camden Learning Corporation and Dlorah, Inc.	F-35

Deloitte & Touche LLP 50 South Sixth Street Suite 2800 Minneapolis, MN 55402-1538 USA Tel: +1 612 397 4000 Fax: +1 612 397 4450 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Dlorah, Inc.
Rapid City, South Dakota

We have audited the accompanying consolidated balance sheets of Dlorah, Inc. (the “Company”) as of May 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended May 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Minneapolis, Minnesota
July 29, 2009 (October 2, 2009 as to the effects of
the adoption of SFAS 160 described in Note 2)

DLORAH, INC.

 CONSOLIDATED BALANCE SHEETS
 As of May 31, 2009 and 2008
 (In Thousands, Except Share Amounts)

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,508	$2,108
Investments (Note 1)	4,417	3,132
Student receivables – net of allowance of $115 and $35 at May 31, 2009 and 2008, respectively	1,207	1,229
Institutional receivables	173	120
Student notes receivable – current portion – net of allowance (Note 4)	30	24
Bookstore inventory	604	549
Deferred income taxes (Note 8)	1,090	839
Income tax receivable	—	801
Prepaid assets	410	597
Total current assets	11,439	9,399
Property and Equipment:

Land	718	720
Land improvements	374	359
Buildings and building improvements	16,147	16,252
Furniture, vehicles, and equipment	14,564	14,192
Total gross property and equipment	31,803	31,523
Less accumulated depreciation	(19,651)	(18,296)
Total net property and equipment	12,152	13,227
Other Assets:

Student notes receivable – net of current portion and allowance (Note 4)	105	133
Land held for future development	312	312
Condominium inventory	3,802
Development property (Note 13)		3,879
Course development – net of accumulated amortization of $804 and $428 at May 31, 2009 and 2008, respectively	767	923
Other	288	289
	5,274	5,536
Total	$28,865	$28,162
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Long-term debt – current portion (Note 5)	$2,147	$2,252
Lines of credit (Note 6)	3,305	5,999
Accounts payable	3,564	3,593
Student accounts payable	314	314
Deferred income	367	264
Income tax payable	551	—
Accrued payroll and vacation	2,816	1,847
Accrued bonuses	821	357
Other accrued liabilities	1,263	987
Total current liabilities	15,148	15,613
Long-term Debt – Net of current portion (Note 5)	6,507	9,062
Deferred Income Taxes (Note 8)	1,503	1,016
Other Long-term Liabilities	815	711
Commitments and Contingencies (Note 10)

Stockholders’ Equity:

Common stock, $10 par value – authorized, 100,000 shares; issued, 50,000 shares; and outstanding, 28,572 shares at May 31, 2009 and 2008, respectively	281	281
Additional paid-in capital	104	104
Retained earnings	7,251	4,187
Accumulated other comprehensive income	109	28
	7,745	4,600
Less treasury stock at cost 21,428 shares at May 31, 2009 and 2008, respectively	(1,869)	(1,869)
Total Dlorah, Inc. stockholder’s equity	5,876	2,731
Non-controlling Interest (Note 1)	(984)	(971)
Total Equity	4,892	1,760
Total	$28,865	$28,162

 See notes to consolidated financial statements

DLORAH, INC.

 CONSOLIDATED STATEMENTS OF OPERATIONS
 For the Years Ended May 31, 2009, 2008, and 2007
 (In Thousands)

	2009	2008	2007
Revenue:

Academic revenue	$56,874	$44,218	$39,841
Auxiliary revenue	4,036	4,062	3,702
Rental income – apartments	890	782	906
Condominium sales (Note 13)	784	395	—
Total revenue	62,584	49,457	44,449
Operating Expenses:

Cost of educational services	12,816	10,871	10,202
Selling, general, and administrative	42,208	36,901	34,582
Auxiliary expense	1,595	1,523	1,831
Cost of condominium sales (Note 13)	558	122	—
Gain on legal settlement (Note 10)	—	—	(340)
Loss on disposition of property and equipment	3	5	495
Total operating expenses	57,180	49,422	46,770
Income (Loss) from Operations	5,404	35	(2,321)
Other Income (Expense):

Interest income	242	282	278
Interest expense (Note 5)	(834)	(1,023)	(756)
Other income – net	93	92	80
Total other expense	(499)	(649)	(398)
Income (Loss) Before Income Taxes	4,905	(614)	(2,719)
Income Tax (Provision) Benefit (Note 8)	(1,797)	231	831
Income (Loss)	3,108	(383)	(1,888)
Net Loss (Income) Attributable to Non-Controlling Interest	13	(37)	(5)
Net Income (Loss) Attributable to Dlorah, Inc.	$3,121	$(420)	$(1,893)

 See notes to consolidated financial statements.

DLORAH, INC.

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
 For the Years Ended May 31, 2009, 2008, AND 2007
 (In Thousands, Except Share Amounts)

	Equity Attributable to Dlorah, Inc.
	Common Stock		Additional Paid-In	Retained	Accumulated Other Comprehensive	Treasury	Equity Attributable to Non-Controlling	Total Stockholders
	Shares	Amount	Capital	Earnings	Income (Loss)	Stock	Interest	Equity
Balance – May 31, 2006	28,580	$281	$104	$6,614	$(130)	$(1,669)	$(1,013)	$4,187
Purchase of treasury stock	(8)	—	—	—	—	(200)	—	(200)
Dividends paid	—	—	—	(57)	—	—	—	(57)
Comprehensive loss:

Net (loss) income	—	—	—	(1,893)	—	—	5	(1,888)
Unrealized gain on investments	—	—	—	—	41	—	—	41
Total comprehensive loss								(1,847)
Balance – May 31, 2007	28,572	281	104	4,664	(89)	(1,869)	(1,008)	2,083
Dividends paid	—	—	—	(57)	—	—	—	(57)
Comprehensive loss:

Net (loss) income	—	—	—	(420)	—	—	37	(383)
Unrealized gain on investments	—	—	—	—	117	—	—	117
Total comprehensive loss								(266)
Balance – May 31, 2008	28,572	281	104	4,187	28	(1,869)	(971)	1,760
Dividends paid	—	—	—	(57)	—	—	—	(57)
Comprehensive income:

Net income (loss)	—	—	—	3,121	—	—	(13)	3,108
Unrealized gain on investments	—	—	—	—	81	—	—	81
Total comprehensive income								3,189
Balance – May 31, 2009	28,572	$281	$104	$7,251	$109	$(1,869)	$(984)	$4,892

 See notes to consolidated financial statements.

DLORAH, INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the Years Ended May 31, 2009, 2008, AND 2007
 (In Thousands)

	2009	2008	2007
Cash Flows from Operating Activities:

Income (loss)	$3,108	$(383)	$(1,888)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:

Depreciation and amortization	2,165	2,114	1,687
(Gain) loss on disposition of property and equipment	(110)	(268)	495
Gain on sale of investments	—	(1)	(9)
Provision for uncollectable tuition	1,638	1,357	1,136
Course development write-off	—	1	47
Deferred income taxes	192	(342)	(296)
Changes in assets and liabilities:

Accounts and other receivables	(1,670)	(1,547)	(886)
Bookstore inventory	(54)	(164)	98
Prepaid assets	187	(164)	26
Condominium inventory	529	—	—
Accounts payable	(29)	1,509	604
Deferred income	103	71	(42)
Other long-term liabilities	103	129	119
Income tax payable (receivable)	1,352	(39)	(559)
Accrued and other liabilities	1,709	435	(189)
Net cash flows provided by operating activities	9,223	2,708	343
Cash Flows from Investing Activities:

Purchases of investments	(2,100)	(549)	(533)
Proceeds from sale of investments	941	1,579	379
Purchases of property and equipment	(815)	(3,511)	(2,478)
Proceeds from sale of property and equipment	211	396	2
Payments (issuances) of student notes	22	(19)	(13)
Purchase of land held for future development	—	—	(118)
Course development	(220)	(188)	(637)
Construction of development property financed with line of credit borrowings	(452)	(3,879)	—
Other	1	(1)	113
Net cash flows used in investing activities	(2,412)	(6,172)	(3,285)
Cash Flows from Financing Activities:

Borrowings on lines of credit	2,650	2,985	8,350
Repayments on lines of credit	(5,796)	(1,514)	(7,700)
(Decrease) increase in outstanding checks in excess of book balance	—	(1,040)	1,040
Borrowings of long-term debt	—	3,151	2,396
Repayments of long-term debt	(2,660)	(1,990)	(1,168)
Purchase of treasury stock	—	—	(200)
Construction of development property financed with line of credit borrowings	452	3,879	—
Dividends paid	(57)	(57)	(57)
Net cash flows (used in) provided by financing activities	(5,411)	5,414	2,661
Net Increase (Decrease) in Cash and Cash Equivalents	$1,400	$1,950	$(281)
Cash and Cash Equivalents – Beginning of year	2,108	158	439
Cash and Cash Equivalents – End of year	$3,508	$2,108	$158
Supplemental Disclosures of Cash Flow Information:

Cash paid during the year for interest – net of $38, $76, and $0 capitalized during the years ended May 31, 2009, 2008, and 2007, respectively	$848	$1,008	$745
Cash paid during the year for income taxes	$254	$150	$24

See notes to consolidated financial statements.

DLORAH, INC.

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 As of May 31, 2009 and 2008, and for the Years Ended May 31, 2009, 2008, and 2007
 (Dollar Amounts in Thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — Dlorah, Inc. (the “Company”) operates National American University (the “University”).  The University operates at 17 campuses within the states of South Dakota, Colorado, Kansas, Missouri, Minnesota, New Mexico, and Texas, including its headquarters in Rapid City, South Dakota, and offers distant learning curriculum via online classes.  A substantial portion of the University’s academic income is dependent upon federal student financial aid programs, company tuition assistance, distance learning programs, and contracts to provide instruction and course materials to other educational institutions.  To maintain eligibility for financial aid programs, the University must comply with Department of Education (DOE) requirements, which include, among other items, the maintenance of certain financial ratios (see Note 3).  Approximately 90% of the Company’s total revenues for the years ended May 31, 2009, 2008, and 2007, were derived from the University’s academic income.

In addition, the Company operates luxury apartment units and develops real estate in the Rapid City, South Dakota area.

Principles of Consolidation — The Company consolidates the accounts of all wholly owned divisions, including the University, the Fairway Hills Park and Recreational Association, the Park West Owners’ Association, the Vista Park Owners’ Association, and the Company’s interest in Fairway Hills Section III Partnership (the “Partnership”).  The Partnership is 50% owned by the Company and 50% owned by individual family members, most of whom are also either direct or indirect shareholders of the Company.  All material intercompany transactions and balances have been eliminated in consolidation.

The Partnership is deemed to be a variable interest entity (VIE) under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 810-10,  Consolidation ..  An enterprise is required to consolidate a VIE if that enterprise is the primary beneficiary.  An enterprise is considered the primary beneficiary if it has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.

The Company has determined that the Partnership qualifies as a VIE and that the Company is the primary beneficiary of the Partnership.  Accordingly, the Company consolidated assets, liabilities, and net income of the Partnership within its consolidated balance sheets and statements of operations.  As of May 31, 2009 and 2008, the consolidated balance sheets included Partnership assets of $1,230 and $1,370, respectively, and Partnership liabilities of $1,022 and $1,138, respectively.  The consolidated statements of operations included Partnership net (loss) income of $(26), $75, and $11 for the years ended May 31 2009, 2008, and 2007, respectively.

Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements.  On an ongoing basis, the Company evaluates the estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, income taxes, benefit plans, and certain accruals.  Actual results could differ from those estimates.  Significant estimates in the accompanying financial statements include allowances for uncollectable accounts against student accounts receivable and student notes receivable totaling $176 and $96, at May 31, 2009 and 2008, respectively.  Management estimates the allowance for uncollectible accounts based on an analysis of collection history and individual account detail; however, it is reasonably possible the accounts written-off in the future could vary significantly from this estimate.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.  Cash is held in bank accounts that periodically exceed insured limits; however, no losses have occurred, and the Company feels the risk of loss is not significant.

Investments — The Company’s investments consist of long-term, government-backed bonds and certificates of deposit.  The bonds are classified as “available-for-sale.”  Available-for-sale securities represent securities carried at fair value in the accompanying consolidated balance sheets.  Unrealized gains and losses on these securities are excluded from earnings and are reported net of taxes as a separate component of stockholders’ equity.  For purposes of calculating gross realized gains and losses on sales of investments, the amortized cost of each investment sold is used.  The net realized gains and losses on sales of investments totaled $0 for the fiscal year ended May 31, 2009, approximately $2 and $1 for the fiscal year ended May 31, 2008, and approximately $9 and $0 for the fiscal year ended May 31, 2007.  The net realized gain or loss is included in other income — net in the accompanying consolidated statements of operations.

The Company’s investments were comprised at May 31, 2009 and 2008, respectively, of the following (in thousands):

	2009			2008
	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Fair Value	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses
U.S. Treasury debt securities	$2,373	$143	$—	$2,253	$34	$—
Certificates of deposit	1,934	17	—	180	—	—
Other debt securities	110	10	—	699	9	—
Total	$4,417	$170	$—	$3,132	$43	$—
As of May 31, 2009, the Company’s investment maturity dates are as follows (in thousands):

	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses < 1 Year		Gross Unrealized Holding Losses < 1 Year		Fair Value
Less than one year	$1,927	$7	$		$		$1,934
One to five years	2,320	163		—		—	2,483
Total	$4,247	$170		$—		$—	$4,417

Declines in the fair value of individual securities classified as available-for-sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value, with the resulting write-downs included in current earnings as realized losses.  Unrealized losses that may occur are generally due to changes in interest rates and, as such, are considered by the Company to be temporary.  Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investments in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

As discussed in Note 5, the Company’s note payable to Wells Fargo Bank is secured by the Company’s investment account, requiring the funds not be utilized until the note payable matures.  Restrictions on investment balances have not affected the Company’s ability to fund daily operations.

Student Accounts Receivable — Student accounts receivable are recorded at estimated net realizable value and are revised periodically based on estimated future collections.  Interest and service charges are applied to all past due student accounts receivable; however, collections are first applied to principal balances until such time that the entire principal balance has been received.  Student accounts are charged off only when reasonable collection means are exhausted.  The University has determined that most accounts with an outstanding balance of 180 days after the start of the term are uncollectable.  Bad debt expense is included in cost of educational services on the consolidated statements of operations.

Institutional Accounts Receivable — Institutional accounts receivable are amounts due from other educational institutions to which the University provides instruction and course materials and are stated at net realizable value.

Bookstore Inventory — Inventories consist mainly of textbooks and supplies.  Inventories are stated at the lower of cost or market.  Cost is determined by the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost.  Renewals and improvements are capitalized, while repairs and maintenance are expensed when incurred.  Upon the retirement, sale or disposition of assets, costs, and related accumulated depreciation are eliminated from the accounts and any gain or loss is reflected in operating income.  For financial statement purposes, depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Buildings and building improvements	19 – 40
Land improvements	10 – 20
Furniture, vehicles, and equipment	5 – 15

For tax purposes, depreciation is computed using the straight-line and accelerated methods.

Capitalized Course Development Costs — The University internally develops curriculum and electronic instructional materials for certain courses.  The curriculum is primarily developed by employees and contractors.  The curriculum is integral to the learning system.  Customers do not acquire the curriculum or future rights to it.

The Company capitalizes course development costs.  Costs that qualify for capitalization are external direct costs, payroll, and payroll-related costs.  Costs related to general and administrative functions are not capitalizable and are expensed as incurred.  Capitalization ends at such time that the course and/or material is available for general use by faculty and students.  After becoming available for general use, the costs are amortized on a course-by-course basis over a period of three to five years.  After the amortization period commences, the cost of maintenance and support is expensed as incurred.  If it is determined that the curriculum will not be used, the capitalized curriculum costs are written off and expensed in the period of this determination.

Land Held for Future Development — Land held for future development is stated at cost.  The Company evaluates all land held for future development to determine whether the Company expects to proceed with the development of the land as originally contemplated.  The Company then further determines whether costs that have been capitalized are recoverable or should be written off.  The write-off would be charged to cost of sales in the period that the need for the write-off is determined.  The Company had no write-offs in 2009, 2008, or 2007.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable.  For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value.  If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.  Fair values are determined based on quoted market values, discounted cash flows, or internal and external appraisals, as applicable.  Assets to be held for sale are carried at the lower of carrying value or fair value, less cost to sell.

Perkins Deposits — The Perkins Deposits represent the University’s cumulative statutory matching funds deposited to the Perkins Student Loan Trust Fund.  Perkins Deposits are included in other assets on the accompanying consolidated balance sheets.

Condominium Inventory — Condominium inventory is stated at cost (including capitalized interest), net of impairment.  Condominium construction costs are accumulated on a specific identification basis.  Under the specific identification basis, cost of revenues includes all applicable land acquisition, land development and specific construction costs (including direct and indirect costs) of each condominium paid to third parties.  Land acquisition, land development and condominium construction costs do not include employee related benefit costs.  The specific construction and allocated land costs of each condominium, including models, are included in direct construction.  Allocated land acquisition and development costs are estimated based on the total costs expected in a project.  Direct construction also includes amounts paid through the closing date of the condominium for construction materials and contractor costs.  Condominium inventory is recorded as a long term asset due to the normal operating cycle being greater than one year.

Unamortized Loan Costs — The Company has capitalized costs incurred to refinance certain portions of its debt.  These costs are being amortized over the terms of the refinanced loans based on the effective interest rate method.

Deferred Income Taxes — Deferred income taxes are provided using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Non-Controlling Interest — The non-controlling interest presented on the consolidated statements of operations represents the individual owners’ share of the Partnership’s income or loss.  The consolidated balance sheet amount “Non-Controlling Interest” represents the owners’ share of the Partnership obligations in excess of Partnership assets.  The Company has determined the non-controlling owners to have a legal obligation to fund such deficits and believes it is fully collectable at May 31, 2009.

Financial Instruments — As of May 31, 2009 and 2008, the Company’s financial instruments consisted of cash equivalents, investments, accounts receivable, accounts payable, and long-term liabilities.  The fair value of fixed-rate liabilities is estimated based on current rates offered to the Company for instruments with similar ratings and maturities.  The difference between the carrying value of these financial instruments and their fair value was not material as of May 31, 2009 and 2008.

Academic Revenue Recognition — Academic revenue represents tuition revenue.  Tuition revenue is recorded ratably over the length of respective courses.  Academic revenue also includes certain fees and charges assessed at the start of each term.  The portion of tuition and registration fees payments received but not earned is recorded as student accounts payable and reflected as a current liability on the accompanying consolidated balance sheets, as such amount represents revenue that the Company expects to earn within the next year.  Academic revenue is reported net of adjustments for refunds and scholarships.  If a student withdraws prior to the completion of the academic term, students are refunded the portion of tuition and registration fees already paid, that pursuant to the Company’s refund policy and applicable federal and state law and accrediting agency standards, the Company is not entitled to.  Refunds and scholarships are recorded during the respective terms.

Auxiliary Revenue — Auxiliary revenue represents revenues from the University’s food service, bookstore, and dormitory operations.  Revenue is recognized as items are sold and services are performed.

Rental Income — Rental income is primarily obtained from tenants of three apartment complexes under short-term operating leases.  Tenants are required to pay rent on a monthly basis.  Rent not paid by the end of the month is considered past due, while rent paid in advance is included in deferred income on the accompanying consolidated balance sheets.  If a tenant becomes 60 days past due, eviction procedures are started.

Rental Expense — The University accounts for rent expense under its long-term operating leases using the straight-line method.  Certain of the University’s operating leases contain rent escalator provisions.  Accordingly, a $663 and $569, deferred rent liability at May 31, 2009 and 2008, respectively, is recorded in other long-term liabilities on the accompanying consolidated balance sheets.

Advertising — The University follows the policy of expensing the cost of advertising as incurred.  Advertising costs of $6,151, $5,339, and $6,239 for 2009, 2008, and 2007, respectively, are included in selling, general, and administrative expenses on the accompanying consolidated statements of operations.

Business Expansion and Development — On an ongoing basis, the University commits resources to the development of new branch campuses and new programs, as well as the expansion of existing programs into new markets.  During the year ended May 31, 2009, the University continued to develop an additional campus in the state of Texas and continued to develop and expand the nursing and distance learning programs.  Business expansion and development costs include salaries, marketing and advertising, and other third-party expenses incurred to support such development and expansion.  The amounts are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations and totaled $3,241, $4,758, and $4,980 in 2009, 2008, and 2007, respectively.

Professional Fees — In 2009 management signed a letter of intent related to a potential merger that resulted in incremental costs of $447 that are recorded in the 2009 financial statements as selling, general, and administrative expenses.

2.  NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (codified in FASB ASC Topic 820,  Fair Value Measurements and Disclosures ).  FASB Statement No. 157 establishes a framework for measuring fair value.  It does not require any new fair value measurements, but does require expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings.  The Company adopted FASB Statement No. 157 as of June 1, 2008.  It did not have a material impact on the consolidated financial statements.  In February 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-2,  Effective Date of FASB Statement No. 157 (codified in FASB ASC Topic 820).  FSP FAS No. 157-2 delayed the effective date of FASB Statement No. 157 for all nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008.  The implementation of FASB Statement No. 157 for financial assets and financial liabilities did not have a material impact on the Company’s consolidated financial statements.  The additional disclosures required by FASB Statement No. 157 are included in Note 15 fair value measurements.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities  —  Including an amendment of FASB Statement No. 115 (codified in FASB ASC Topic 825, Financial Instruments ).  FASB Statement No. 159 expands the use of fair value accounting but does not affect existing standards that require assets or liabilities to be carried at fair value.  Under FASB Statement No. 159, a company may elect to use fair value to measure various assets and liabilities, including accounts receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, and issued debt.  The fair value election is irrevocable and generally made on an instrument-by-instrument basis, even if a company has similar instruments that it elects not to measure based on fair value.  The Company adopted FASB Statement No. 159 as of June 1, 2008; however, has elected not to use the fair value option.  As a result, there is no impact on the consolidated financial statements.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements  —  an amendment of ARB No. 51 (codified in FASB ASC Topic 810).  FASB Statement No. 160 requires that a noncontrolling interest in a consolidated entity be reported in equity, but separate from the parent company’s equity, in the financial statements.  It also requires disclosure, on the face of the consolidated statements of operations, of the amounts of consolidated net income attributable to the parent and the noncontrolling interest.  FASB Statement No. 160 is effective for fiscal years beginning on or after December 15, 2008.  A noncontrolling interest exists in the Partnership.  We adopted this guidance for our year that began on June 1, 2009.  As this guidance requires all periods presented to conform to this standard, and we adopted this guidance during our first quarter, we have now revised the presentation of the accompanying annual financial statements to record the noncontrolling interest within stockholders' equity, and to separately present net income attributable to the noncontrolling interest and net income attributable to the majority interest within the consolidated statements of operations.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations (codified in FASB ASC Topic 805,  Business Combinations ).  FASB Statement No. 141(R) significantly changes the accounting for business combinations in a number of areas, including the treatment of contingent consideration, preacquisition contingencies, transaction costs, in-process research and development and restructuring costs.  In addition, under FASB Statement No. 141(R) changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense.  FASB Statement No. 141(R) is effective for fiscal years beginning after December 15, 2008.  The Company has not yet adopted FASB Statement No. 141(R), but it will change the accounting treatment for business combinations on a prospective basis.

On December 11, 2008, the FASB issued FSP FAS No. 140-4 and FIN No. 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities  (both codified in FASB ASC Topic 860,  Transfers and Servicing ).  FSP FAS No. 140-4 and FIN No. 46(R)-8 requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special-purpose entities and with variable interests in VIEs, including sponsors that have a variable interest in a VIE. FSP FAS No. 140-4 and FIN No. 46(R)-8 became effective for the first interim or annual reporting period that ends after December 15, 2008.  The implementation of FSP FAS No. 140-4 and FIN No. 46(R)-8 did not have a material impact on the Company’s consolidated financial statements.

In June 2009, the FASB issued FASB Statement No. 165, Subsequent Events (codified in FASB ASC Topic 855, Subsequent Events ).  FASB Statement No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.  FASB Statement No. 165 is effective for financial periods ending after June 30, 2009.  The Company has not yet adopted FASB Statement No. 165, but does not anticipate it will have a material effect on the Company’s consolidated results of operations, financial condition, or required financial statement disclosures.

In June 2009, the FASB issued FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R) (codified in FASB ASC Topic 810).  FASB Statement No. 167 is intended to improve financial reporting by enterprises involved with VIEs.  This statement nullifies FSP FAS No. 140-4 and FIN No. 46(R)-8.  FASB Statement No. 167 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  This will be effective for the Company’s fiscal year beginning June 1, 2010.  The Company is still evaluating the impact of this statement on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments  (both codified in FASB ASC Topic 320,  Investments ), provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities.  FSP FAS 115-2 and FAS 124-2 does not amend existing guidance related to other-than-temporary impairments of equity securities.  FSP FAS 115-2 and FAS 124-2 is effective for fiscal years and interim periods ended after June 15, 2009, and will be effective for the Company in the first quarter of the fiscal year beginning June 1, 2009.  The Company is currently evaluating the impact that FSP FAS 115-2 and FAS 124-2 will have on its financial statements but does not anticipate it will have a material effect on consolidated results of operations, financial condition, or required financial statement disclosures.

3.  DEPARTMENT OF EDUCATION REQUIREMENTS

The University extends unsecured credit to a portion of the students who are enrolled throughout the campuses for tuition and other educational costs.  A substantial portion of credit extended to students is repaid through the students’ participation in various federal financial aid programs authorized by Title IV Higher Education Act of 1965, as amended (HEA).  The University is required under 34 CFR 600.5(d) to maintain at least 10% of its revenues from non-Title IV HEA program funds.  The University believes they are in compliance with this requirement for the years ended May 31, 2009, 2008, and 2007, as shown in the underlying calculation:

	2009		2008		2007
Title IV HEA funds received	$39,877,405		$30,016,817		$26,144,193
Academic revenue (cash basis)	55,733,845	=71.55%	44,371,114	=67.65%	41,565,323	=62.90%

To participate in Title IV Programs, a school must be authorized to offer its programs of instruction by relevant state education agencies, be accredited by an accrediting commission recognized by the DOE, and be certified as an eligible institution by the DOE.  For this reason, the schools are subject to extensive regulatory requirements imposed by all of these entities.  After the schools receive the required certifications by the appropriate entities, the schools must demonstrate their compliance with the DOE regulations of the Title IV Programs on an ongoing basis.  Included in these regulations is the requirement that the Company must satisfy specific standards of financial responsibility.  The DOE evaluates institutions for compliance with these standards each year, based upon the institution’s annual audited financial statements, as well as following a change in ownership of the institution.  Under regulations which took effect July 1, 1998, the DOE calculates the institution’s composite score for financial responsibility based on its (i) equity ratio, which measures the institution’s capital resources, ability to borrow and financial viability; (ii) primary reserve ratio, which measures the institution’s ability to support current operations from expendable resources; and (iii) net income ratio, which measures the institution’s ability to operate at a profit.  This composite score can range from -1 to +3.

An institution that does not meet the DOE’s minimum composite score requirements of 1.5 may establish its financial responsibility by posting a letter of credit or complying with additional monitoring procedures as defined by the DOE.  Based on the consolidated financial statements for the 2009, 2008, and 2007 fiscal years, the University’s calculations result in a composite score of 1.6, 0.5, and 0.2, respectively.  Although the University currently meets the minimum composite score requirement as most recently required by the DOE, for previous years not in compliance the University has obtained an irrevocable letter of credit in the amount of $3,845,480 to guarantee performance under the federal financial aid programs.  The letter of credit has not been utilized, and the requirement will be reevaluated by the DOE along with its next annual review.

4.  STUDENT NOTES RECEIVABLE

At May 31, 2009 and 2008, student notes receivable consisted of the following:

	2009	2008
Unsecured student notes receivable, under various monthly payment terms, interest at an average of 9% per annum	$196	$218
Less allowance for uncollectable accounts	61	61
	135	157
Less current portion	30	24
Noncurrent portion	$105	$133

5.  LONG-TERM DEBT

At May 31, 2009 and 2008, long-term debt consisted of the following:

Notes Payable	2009	2008
Note payable to Great Western Bank; net of loan costs of $0 and $1 at May 31, 2009 and 2008, respectively; matures February 2014; requires monthly payments of $42, including principal and interest; accrues interest at 6.45% at May 31, 2009; secured by real estate and personally guaranteed by a Company shareholder	$3,582	$3,868
Note payable to Wells Fargo Bank; matures June 1, 2011; requires monthly payments of $30; accrues interest at 6%; secured by cash, savings, and investment accounts held at Wells Fargo Bank.	714	1,000
Note payable to VFS Financing, Inc.; matures April 2014; requires an initial monthly payment of $19 and monthly payments of $15 thereafter, including principal and interest; accrues interest at a fixed rate of 6.89% per annum; secured by airplane.	751	885
Note payable to Great Western Bank; matures March 26, 2012; requires monthly payments of $19, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder.	611	809
Note payable to Great Western Bank; matures November 28, 2012; requires monthly payments of $13, including principal and interest; accrues interest at a variable rate (b) (4% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	499	631

Note payable to Great Western Bank; matures August 17, 2011; requires monthly payments of $15, including principal and interest; accrues interest at a variable rate (b) (5% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	364	521
Note payable to Great Western Bank; matures on May 18, 2011; requires monthly payments of $13, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	264	397
Note payable to Great Western Bank; matures on May 18, 2010; requires monthly payments of $16, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	175	352
Note payable to Great Western Bank; matures on August 27, 2009; requires monthly payments of $18, including principal and interest; accrues interest at a variable rate (b) (3.50% at May 31, 2009); secured by certain University real estate and personally guaranteed by a Company shareholder	77	281

Note payable to Great Western Bank; matures on December 8, 2010; requires monthly payments of $10, including principal and interest; accrues interest at a variable rate (b) (4% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	$177	$278
Note payable to Great Western Bank; matures on December 22, 2009; requires monthly payments of $14, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	99	254
Note payable to Great Western Bank; matures on September 25, 2010; requires monthly payments of $9, including principal and interest; accrues interest at a variable rate (b) (5% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	137	239
Note payable to Great Western Bank; matures on September 27, 2009; requires monthly payments of $7, including principal and interest; accrues interest at a variable rate (b) (5.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	33	114

Note payable to Great Western Bank; matures on June 2, 2010; requires monthly payments of $2, including principal and interest; accrues interest at a variable rate (b) (3.25% at May 31, 2009); secured by substantially all assets of the University and personally guaranteed by a Company shareholder	24	46
Notes paid in full in 2008	—	410
Total notes payable	7,507	10,085
Due to stockholders and related parties:
Unsecured notes payable with accrued interest (5.27% at May 31, 2009). (a)	805	812
Note payable for the purchase of treasury stock; payable in monthly installments of $9, including principal and interest at 6% until paid in full, secured by stock. (a)	342	417
Total due to stockholders and related parties	1,147	1,229
Total long-term debt	8,654	11,314
Less current portion	2,147	2,252
Long-term portion	$6,507	$9,062

(a)
Interest expense on these related-party notes was approximately $64 and $69 for the years ended May 31, 2009 and 2008, respectively.  No formal maturity schedule exists for the unsecured notes payable, and, therefore, they are included with the long-term portion of debt.

(b)	Variable rates are based on prime rate plus an adjustment, which is specific to each note payable agreement.

Future maturities of long-term debt for the five years ending May 31 are as follows:

2010	$2,147
2011	1,644
2012	939
2013	591
2014	2,528
Thereafter	805
$8,654

The Company was in compliance with all debt covenants at May 31, 2009 and 2008.

6.  LINES OF CREDIT

The University maintains a $2,000 revolving line of credit with Great Western Bank that matures in October 2009.  Advances under the line bear interest at a variable rate based on prime (5% at May 31, 2009) and are secured by substantially all assets of the University and the personal guarantee of a Company shareholder.  Advances of $0 and $1,985 had been made on this line of credit at May 31, 2009 and 2008, respectively.

The University also has available an additional $1,900 line of credit with Wells Fargo Bank that matures in January 2010.  Advances under the line bear interest at a variable rate based on prime (6% at May 31, 2009) and are secured by checking, savings, and investment accounts held by Wells Fargo Bank.  At May 31, 2009 and 2008, advances totaling $0 and $600, respectively, had been made on the line of credit.

During 2009, the Company completed construction of a new building (see Note 13).  The project is funded by a construction line of credit totaling $3,816 with Great Western Bank.  Borrowings at May 31, 2009 and 2008, totaled $3,305 and $3,414, respectively.  The note is secured by Company real estate and the personal guarantee of a Company shareholder, matures in October 2009, and bears interest at a variable rate based on prime (5% at May 31, 2009).

7.  LEASES

The University leases building facilities for branch operations and equipment for classroom operations under operating leases with various terms and conditions.  Total rent expense for the years ended May 31, 2009, 2008, and 2007, was $3,506, $3,542, and $3,317, respectively.

Future minimum lease payments on noncancelable operating leases for the five years ending May 31 are as follows:

2010	$2,916
2011	2,412
2012	2,182
2013	1,992
2014	1,958
Thereafter	13,251

8.  INCOME TAXES

Components of the provision for income taxes for the years ended May 31, 2009, 2008, and 2007, were as follows:

	2009	2008	2007
Current tax expense (benefit):

Federal	$1,562	$108	$(532)
State	43	3	(3)
	1,605	111	(535)
Deferred tax expense (benefit):

Federal	162	(320)	(253)
State	30	(22)	(43)
	192	(342)	(296)
Total tax expense (benefit)	$1,797	$(231)	$(831)

The effective tax rate varies from the statutory federal income tax rate for the following reasons:

	2009	2008	2007
Statutory	34.0%	34.0%	34.0%
State income taxes – net of federal benefit	1.5	3.0	1.9
Permanent differences and other	1.1	0.6	(5.3)
Effective income tax rate	36.6%	37.6%	30.6%

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred assets (liabilities) as of May 31 were as follows:

	2009	2008
Deferred income tax assets:

Account receivable allowances	$63	$33
Bad debt write-offs	411	312
Charitable contributions	135	304
Accrued salaries	619	197
Net operating loss carryforwards	—	561
Deferred rent	239	136
Total deferred income tax assets	1,467	1,543
Deferred income tax liabilities:

Fixed assets and course development	(1,680)	(1,490)
Prepaid expenses	(139)	(214)
Other	(61)	(16)
Total deferred income tax liabilities	(1,880)	(1,720)
Net deferred income tax liabilities	$(413)	$(177)

At May 31, 2009, the Company had utilized all federal and state net operating loss carryforwards.

Effective for its fiscal year ended May 31, 2009, the Company has complied with FIN No. 48, Accounting for Uncertainty in Income Taxes  —  an interpretation of FASB Statement No. 109  (codified in FASB ASC Topic 740, Income Taxes ), which requires that income tax positions must be more likely than not to be sustained based solely on their technical merits in order to be recognized.  The Company has recorded no liability for uncertain tax positions.  The Company has elected to record interest and penalties from unrecognized tax benefits in the tax provision.

The Company files income tax returns in the U.S. federal jurisdiction and various states.  Because of closure of an Internal Revenue Service examination, the Company is no longer subject to U.S. federal income tax examinations for years before 2007 and, generally, is no longer subject to state and local income tax examinations by tax authorities for years before 2003.

9.  EMPLOYEE COMPENSATION PLANS

Employee Benefit Plan Payable — The Company sponsors a 401(k) plan for its University employees, which provides for a discretionary match, net of forfeitures, of up to 5%.  The University uses certain consistently applied operating ratios to determine contributions.  The University’s contributions were $364, $207, and $0 for the years ended May 31, 2009, 2008, and 2007, respectively.

Compensation Plans — The Company has entered into an employment agreement with its President through December 2011.  The agreement requires, among other things, an annual incentive payment of 10% of the Company’s annual income as defined in the agreement, which is paid out annually.  For the years ended May 31, 2009, 2008, and 2007, the Company has recorded $709, $193, and $160, respectively, as an expense in selling, general, and administrative expenses and the related liability, which is included in accrued expenses and other in the accompanying consolidated financial statements.  Furthermore, the agreement provides for a deferred compensation payment payable upon retirement or death equal to one year’s salary.  The liability totals $153 and $142 at May 31, 2009 and 2008, respectively, and is included in other long-term liabilities in the in the accompanying consolidated financial statements.

10.  COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a party to various claims, proceedings, or lawsuits relating to the conduct of its business.  Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims, or proceedings may be disposed of unfavorably to the Company, management believes, based on facts presently known, that the outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s financial position or future results of operations.

During the year-ended May 31, 2007, the University settled a lawsuit involving a previously leased facility.  The University recorded a gain of approximately $340 as a result of this settlement, which is included on the accompanying consolidated statement of operations.

The Company is subject to extensive regulation by federal and state governmental agencies and accrediting bodies.  On an ongoing basis, the Company evaluates the results of internal compliance monitoring activities and those of applicable regulatory agencies and, when appropriate, record liabilities to provide for the estimated costs of any necessary remediation.  Currently, there are no outstanding actions but the Company cannot predict the outcome of future program reviews and any unfavorable outcomes could have a material adverse effect on the results of operations, cash flows, and financial position.

11.  SELF-INSURED HEALTH INSURANCE

The Company maintains a self-insured health insurance plan for employees.  Under this plan, the Company pays a monthly fee to their administrator, as well as claims submitted by their participants.  As there generally is a lag between the time a claim is incurred by a participant and the time the claim is submitted, the Company has recorded a liability for outstanding claims of approximately $422 and $227 at May 31, 2009 and 2008, respectively.  Such liability is reported with accrued liabilities in the accompanying consolidated financial statements.  At May 31, 2009, the Company’s maximum aggregate risk was approximately $1,075.  The maximum specific risk per participant is $50 per year, although total risk for all participants will not exceed the noted maximum aggregate risk for the year.

12.  RELATED-PARTY TRANSACTIONS

The Company is required under 34 CFR 668.23(d) to disclose all related-party transactions (as defined within the regulation) regardless of materiality to the financial statements.  As described in Note 5, certain notes payable are personally guaranteed by a shareholder of the Company and notes payable are due to shareholders and related parties at May 31, 2009 and 2008.  In addition, rent totaling $1,000 per month is paid to related parties for home office space under month-to-month leases.  All other related-party transactions are intercompany amounts that are eliminated in consolidation.

13.  CONDOMINIUM PROJECT

During 2008, the Company broke ground on a new building that was planned to house 24 condominiums to be sold to the general public (Vista Park).  The Vista Park project was funded by a construction line of credit (see Note 6).  Construction was completed in 2009, and the building is being actively marketed for sale.  During 2009, three units were sold for approximately $641.

In addition, one of the three current apartment buildings is being converted to condominiums and offered for individual sale (Park West).  The apartments are being rented on a short-term basis until sale occurs, and any renovations are funded by the purchaser.  Three condominiums were sold during 2008, and one was sold during 2009.

Sales and cost of sales for both the Vista Park and Park West condominiums totaled $784 and $558 for 2009 and $395 and $122 for 2008, respectively, resulting in net sales of $226 and $273, respectively.

14.  SEGMENT REPORTING

Segment information is presented in accordance with management’s approach to the internal organization used for making operating decisions and assessing performance.  Operating segments are defined as business areas or lines of an enterprise about which financial information is available and evaluated on a regular basis by the chief operating decision-makers, or decision-making groups, in deciding how to allocate capital and other resources to such lines of business.

As of May 31, 2009 and 2008, the Company operates in two operating and reportable segments: National American University (NAU) and other (see Note 1).  These operating segments are divisions of the Company for which separate financial information is available and evaluated regularly by the chief operating decision-makers in deciding how to allocate resources and in assessing performance.

General administrative costs of Dlorah, Inc. are allocated to specific divisions of the Company.

The majority of the Company’s revenue is from the NAU division, which provides undergraduate and graduate education programs.  NAU derives its revenue primarily from student tuition.  The other division operates multiple apartment and condominium complexes and derives its revenues primarily from condominium sales and rental income (in thousands):

As of and for the Year Ended May 31, 2009	NAU	Other	Dlorah, Inc.
Revenue:

Academic revenue	$56,874	$—	$56,874
Auxiliary revenue	4,036	—	4,036
Rental income – apartments	—	890	890
Condominium sales	—	784	784
Total revenue	60,910	1,674	62,584
Operating expenses:

Educational services and facilities	12,816	—	12,816
Selling, general, and administrative	40,163	2,045	42,208
Auxiliary expense	1,595	—	1,595
Cost of condominium sales	—	558	558
Loss on disposition of property and equipment	3	—	3
Total operating expenses	54,577	2,603	57,180
Income (loss) from operations	6,333	(929)	5,404
Other income (expense):

Interest income	242	—	242
Interest expense	(313)	(521)	(834)
Other income – net	—	93	93
Total other expense	(71)	(428)	(499)
Income (loss)	$6,262	$(1,357)	$4,905
Total assets	$20,620	$8,245	$28,865
Expenditures for long-lived assets and course development	$1,000	$487	$1,487
Depreciation and amortization	$1,830	$335	$2,165

As of and for the Year Ended May 31, 2008	NAU	Other	Dlorah, Inc.
Revenue:

Academic revenue	$44,218	$—	$44,218
Auxiliary revenue	4,062	—	4,062
Rental income – apartments	—	782	782
Condominium sales	—	395	395
Total revenue	48,280	1,177	49,457
Operating expenses:

Educational services and facilities	10,871	—	10,871
Selling, general, and administrative	34,540	2,361	36,901
Auxiliary expense	1,523	—	1,523
Cost of condominium sales	—	122	122
Loss on disposition of property and equipment	5	—	5
Total operating expenses	46,939	2,483	49,422
Income (loss) from operations	1,341	(1,306)	35
Other income (expense):

Interest income	282	—	282
Interest expense	(678)	(345)	(1,023)
Other income – net	1	91	92
Total other expense	(395)	(254)	(649)
Income (loss)	$946	$(1,560)	$(614)
Total assets	$19,737	$8,425	$28,162
Expenditures for long-lived assets and course development	$3,449	$4,046	$7,495
Depreciation and amortization	$1,783	$331	$2,114

As of and for the Year Ended May 31, 2007	NAU	Other	Dlorah, Inc.
Revenue:

Academic revenue	$39,841	$—	$39,841
Auxiliary revenue	3,702	—	3,702
Rental income – apartments	—	906	906
Total revenue	43,543	906	44,449
Operating expenses:

Educational services and facilities	10,202	—	10,202
Selling, general, and administrative	32,238	2,344	34,582
Auxiliary expense	1,831	—	1,831
Gain on legal settlement	(340)	—	(340)
Loss on disposition of property and equipment	495	—	495
Total operating expenses	44,426	2,344	46,770
Loss from operations	(883)	(1,438)	(2,321)
Other income (expense):

Interest income	278	—	278
Interest expense (Note 5)	(486)	(270)	(756)
Other income – net	9	71	80
Total other expense	(199)	(199)	(398)
Loss	$(1,082)	$(1,637)	$(2,719)
Total assets	$15,650	$4,787	$20,437
Expenditures for long-lived assets and course development	$2,509	$606	$3,115
Depreciation and amortization	$1,425	$262	$1,687

15.  FAIR VALUE MEASUREMENTS

As discussed in Note 2, the Company adopted FASB Statement No. 157, subject to the deferral provisions of FSP FAS No. 157-2 as of January 1, 2008.  This standard defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value measurements.  FASB Statement No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Following is a description of each category in the fair value hierarchy and the financial assets and liabilities of the Company that are included in each category at May 31, 2009:

Level 1 — Quoted prices in active markets for identical assets or liabilities.  The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted market prices.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.  The type of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using observable inputs.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  The type of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation.  The Company does not have any Level 3 assets or liabilities.

In accordance with the fair value hierarchy, the following table shows the fair value as of May 31, 2009, of those financial assets that are measured at fair value on a recurring basis, according to the valuation techniques the Company used to determine their fair market value.

	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value
Investments	$4,417	$231	$—	$4,648
Total assets at fair value	$4,417	$231	$—	$4,648

16.  SUBSEQUENT EVENTS

The Company sold one unit in the Park West condominium project in July 2009 for approximately $164.

DLORAH, INC.

 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
 As of August 31, 2009 and May 31, 2009
 (In thousands)

	August 31, 2009	May 31, 2009
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$4,724	$3,508
Investments	2,950	4,417
Student receivables – net of allowance of $191 and $115 at August 31, 2009 and May 31, 2009, respectively	1,723	1,207
Institutional receivables	286	173
Student notes receivable – current portion – net of allowance	30	30
Bookstore inventory	678	604
Deferred income taxes	1,156	1,090
Prepaid and other current assets	1,296	410
Total current assets	12,843	11,439
PROPERTY AND EQUIPMENT

Land	718	718
Land improvements	374	374
Buildings and building improvements	16,334	16,147
Furniture, vehicles, and equipment	14,944	14,564
Total gross property and equipment	32,370	31,803
Less accumulated depreciation	(20,110)	(19,651)
Total net property and equipment	12,260	12,152
OTHER ASSETS:

Condominium inventories	3,802	3,802
Student notes receivable – net of current portion and allowance	102	105
Land held for future development	312	312
Course development – net of accumulated amortization of $893 and $804 at August 31, 2009 and May 31, 2009, respectively	772	767
Restricted Investment	305	0
Other	283	288
	5,576	5,274
TOTAL	$30,679	$28,865
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Long-term debt – current portion	$1,951	$2,147
Lines of credit	3,305	3,305
Accounts payable	3,944	3,564
Student accounts payable	266	314
Deferred income	373	367
Income tax payable	868	551
Accrued and other liabilities	5,418	4,900
Total current liabilities	16,125	15,148
LONG-TERM DEBT – Net of current portion	6,087	6,507
DEFERRED INCOME TAXES	1,503	1,503
OTHER LONG-TERM LIABILITIES	835	815
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:

Common stock $10 par value; 100,000 shares authorized; 50,000 shares issued; 28,572 shares outstanding at August 31, 2009 and May 31, 2009	281	281
Additional paid-in capital	104	104
Retained earnings	8,510	7,251
Accumulated other comprehensive income	96	109
	8,991	7,745
Less treasury stock at cost – 21,428 shares at August 31, 2009 and May 31, 2009 respectively	(1,869)	(1,869)
Total Dlorah, Inc. stockholders' equity	7,122	5,876
Non-controlling interest	(993)	(984)
Total equity	6,129	4,892
TOTAL	$30,679	$28,865

See notes to the unaudited condensed consolidated financial statements.

DLORAH, INC.

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 For the Three Months Ended August 31, 2009 and August 31, 2008
(In thousands)

	August 31, 2009	August 31, 2008
REVENUE:
Academic revenue	$15,873	$10,782
Auxiliary revenue	1,140	886
Rental income – apartments	251	238
Condominium sales	0	211
Total revenue	17,264	12,117
OPERATING EXPENSES:
Cost of educational services	3,407	2,728
Selling, general and administrative	11,179	9,388
Auxiliary expense	426	358
Cost of condominium sales	0	176
Total operating expenses	15,012	12,650
INCOME (LOSS) FROM OPERATIONS	2,252	(533)
OTHER INCOME (EXPENSE):
Interest income	86	76
Interest expense	(157)	(233)
Gain on disposition of property and equipment	0	118
Other income – net	24	26
Total other expense	(47)	(13)
INCOME (LOSS) BEFORE INCOME TAXES	2,205	(546)
INCOME TAX (EXPENSE) BENEFIT	(955)	228
INCOME (LOSS)	1,250	(318)
NET (INCOME) LOSS ATTRIBUTABLE TO NON-CONTROLLING INTEREST	9	(60)
NET INCOME (LOSS) ATTRIBUTABLE TO DLORAH, INC.	1,259	(378)
OTHER COMPREHENSIVE INCOME – Unrealized (losses) gains on investments	(13)	30
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO DLORAH, INC.	$1,246	$(348)

 See notes to the unaudited condensed consolidated financial statements.

DLORAH, INC.

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
 For the Three Months Ended August 31, 2009 and August 31, 2008
(In thousands)

	Equity attributable to Dlorah, Inc.
	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Equity Attributable to Non-controlling Interest	Total Stockholders’ Equity
Balance – May 31, 2008	$281	$104	$4,187	$28	$(1,869)	$(971)	$1,760
Comprehensive income:
Net (Loss) income	0	0	(378)	0	0	60	(318)
Unrealized gain on investments	0	0	0	30	0	0	30
Balance – August 31, 2008	$281	$104	$3,809	$58	$(1,869)	$(911)	$1,472
Balance – May 31, 2009	$281	$104	$7,251	$109	$(1,869)	$(984)	$4,892
Comprehensive income:
Net income (loss)	0	0	1,259	0	0	(9)	1,250
Unrealized loss on investments	0	0	0	(13)	0	0	(13)
Balance – August 31, 2009	$281	$104	$8,510	$96	$(1,869)	$(993)	$6,129

 See notes to the unaudited condensed consolidated financial statements.

DLORAH, INC.

 UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 For the Three Months Ended August 31, 2009 and August 31, 2008
(In thousands)

	August 31, 2009	August 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss)	$1,250	$(318)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	547	563
Gain on disposition of property and equipment	0	(118)
Provision for uncollectable tuition	505	388
Deferred income taxes	(66)	0
Changes in assets and liabilities:
Accounts and other receivables	(1,134)	(315)
Student notes	3	7
Bookstore inventory	(74)	(46)
Prepaid and other current assets	(886)	83
Condominium inventories	0	175
Accounts payable	142	(1,098)
Deferred income	6	34
Other long-term liabilities	20	26
Income tax payable	317	336
Accrued and other liabilities	518	(181)
Net cash flows provided by (used in) operating activities	1,148	(464)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	0	(1,449)
Proceeds from sale of investments	1,149	180
Purchases of property and equipment	(377)	(95)
Proceeds from sale of property and equipment	0	204
Course development	(93)	(48)
Construction of development property with line of credit borrowings	0	(412)
Other	5	0
Net cash flows provided by (used in) investing activities	684	(1,620)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on lines of credit	0	690
Repayments of lines of credit	0	(420)
Increase in outstanding checks in excess of book balance	0	410
Borrowings of long-term debt	15	0
Repayments of long-term debt	(631)	(1,015)
Construction of development property with line of credit borrowings	0	412
Net cash flows (used in) provided by financing activities	(616)	77
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$1,216	$(2,007)
CASH AND CASH EQUIVALENTS – Beginning of year	3,508	2,108
CASH AND CASH EQUIVALENTS – End of period	$4,724	$101
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest – net of $-0- and $34 capitalized during the three months ended August 31, 2009 and August 31, 2008, respectively	$161	$243
Cash paid (refund received) for income taxes	$953	$(564)

 See notes to the unaudited condensed consolidated financial statements

DLORAH, INC.

 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 As of and For the Three Months Ended August 31, 2009 and August 31, 2008
 (Dollar amounts in thousands)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations — Dlorah, Inc. (the “Company”) operates National American University (the “University”). The University operates at 17 campuses within the states of South Dakota, Colorado, Kansas, Missouri, Minnesota, New Mexico, and Texas, including its headquarters in Rapid City, South Dakota. A substantial portion of the University’s academic income is dependent upon federal student financial aid programs, company tuition assistance, distance learning programs, and contracts to provide instruction and course materials to other educational institutions. To maintain eligibility for financial aid programs, the University must comply with Department of Education requirements, which include, among other items, the maintenance of certain financial ratios. Approximately 92% and 88% of the Company’s total revenues for the three months ended August 31, 2009 and August 31, 2008, respectively, were derived from the University’s academic income.

In addition, the Company operates luxury apartment units and develops real estate in the Rapid City, South Dakota area.

In August 2009, Dlorah entered into an agreement with Camden Learning Corp. (Camden) under which the Company will become a publicly-held company. Camden Learning Corp is a public company that was formed to acquire a company, but had minimal other operations other than its eventual acquisition of Dlorah’s stock. Should the agreement be approved by Camden’s shareholders, Dlorah’s owners will own approximately 70% of the public company. We anticipate that the agreement will be accounted for as a recapitalization of Dlorah’s equity, which will result in the addition of approximately $22 million of cash that we will use to grow our business. The current management of the Company is not intended to change. The transaction is expected to close in November 2009.

Basis of Presentation — The accompanying unaudited consolidated financial statements have been prepared on a basis substantially consistent with the Company’s audited financial statements. These financial statements are condensed and do not contain all disclosures required in annual financial statements. Accordingly, these financial statements should be read in conjunction with the Company’s annual financial statements.

Furthermore, the results of operations and cash flows for the three month periods ended August 31, 2008, and August 31, 2009, are not necessarily indicative of the results that may be expected for the full year. These financial statements include consideration of subsequent events through September 28, 2009.

The unaudited consolidated financial statements presented herein include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments necessary for a fair presentation as prescribed by accounting principles generally accepted in the United States. All adjustments were comprised of normal recurring adjustments, except as noted in these Notes to the Condensed Consolidated Financial Statements

Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements. On an ongoing basis, the Company evaluates the estimates and assumptions, including those related to revenue recognition, bad debts, fixed assets, income taxes, benefit plans, and certain accruals. Actual results could differ from those estimates.

Financial Instruments — As of August 31, 2009 and May 31, 2009, the Company’s financial instruments consisted of cash equivalents, investments, accounts receivable, accounts payable, and long-term liabilities. The fair value of fixed-rate liabilities is estimated based on current rates offered to the Company for instruments with similar ratings and maturities. The difference between the carrying value of these financial instruments and their fair value was not material as of August 31, 2009 and May 31, 2009.

2.  RECENTLY ADOPTED AND NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB (Financial Accounting Standards Board) issued a new accounting standard which requires that a non-controlling interest in a consolidated entity be reported in equity, but separate from the parent company’s equity, in the financial statements. It also requires disclosure, on the face of the statements of operations, the amount of consolidated net income attributable to the parent and the non-controlling interest. The standard is effective for fiscal years beginning on or after December 15, 2008. A non-controlling interest exists in certain real estate development operations. This standard was adopted for the year beginning June 1, 2009, which required the Company to record the non-controlling interest within equity, and the statement of operations was updated to separately present net income attributable to the non-controlling interest and net income attributable to Dlorah, Inc. Prior periods have been conformed in accordance with the new accounting standard.

In June 2009, the FASB issued a new accounting standard which is intended to improve financial reporting by enterprises involved with variable interest entities. The standard is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. This will be effective for the Company’s fiscal year beginning June 1, 2010. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

In June 2009, the FASB issued a new accounting standard which established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued. The standard is effective for financial periods ended after June 30, 2009. The Company has adopted the standard for the quarter ending August 31, 2009.

In April 2009, the FASB issued additional guidance related to the disclosure if impairment losses on securities and the accounting for impairment losses on debt securities. The guidance is effective for fiscal years and interim periods ended after June 15, 2009, and was adopted by the Company for the first quarter ended August 31, 2009. The adoption did not have an effect the on the Company’s consolidated results of operations, financial condition, or required financial statement disclosures.

3.  INCOME TAXES

The effective tax rate for the three months ended August 31, 2009 and August 31, 2008, was 37.2% and 36.5%, respectively.

4.  COMMITMENTS AND CONTINGENCIES

From time to time, the Company is a party to various claims, proceedings, or lawsuits relating to the conduct of its business. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims, or proceedings may be disposed of unfavorably to the Company, management believes, based on facts presently known, that the outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s unaudited consolidated financial position or future results of operations.

The Company is subject to extensive regulation by federal and state governmental agencies and accrediting bodies. On an ongoing basis, the Company evaluates the results of internal compliance monitoring activities and those of applicable regulatory agencies and, when appropriate, record liabilities to provide for the estimated costs of any necessary remediation. There are no current outstanding actions but the Company cannot predict the outcome of future program reviews and any unfavorable outcomes could have a material adverse effect on the results of unaudited consolidated statements of operations, cash flows, and financial position.

5.  RELATED-PARTY TRANSACTIONS

The Company is required to disclose all related-party transactions (as defined within the regulation) regardless of materiality to the financial statements. Certain notes payable are personally guaranteed by a shareholder of the Company and notes payable are due to stockholders and related parties at August 31, 2009 and May 31, 2009, of $1,034 and $1,147, respectively. All other related-party transactions are intercompany amounts that are eliminated in consolidation.

6.  CONDOMINIUM PROJECT

During 2008, the Company broke ground on a new building that will house 24 condominiums to be sold to the general public (Vista Park). The Vista Park project was funded by a construction line of credit and was completed in 2009. In July 2008, the Company sold one unit within the Vista Park condominium project for approximately $250. In addition, two units were sold for $230 and $225 in December 2008 and April 2009, respectively. The Company sold one unit in September 2009 for approximately $238.

7.  FAIR VALUE MEASUREMENTS

As discussed in Note 2, the Company adopted a new accounting standard that defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Following is a description of each category in the fair value hierarchy and the financial assets and liabilities of the Company that are included in each category at August 31, 2009 and May 31, 2009:

Level 1 — Quoted prices in active markets for identical assets or liabilities. The types of assets and liabilities included in Level 1 are highly liquid and actively traded instruments with quoted market prices.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. The type of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts or priced with models using observable inputs.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The type of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation. The Company does not have any Level 3 assets or liabilities.

In accordance with the fair value hierarchy, the following table shows the fair value as of August 31, 2009 and May 31, 2009, of those financial assets that are measured at fair value on a recurring basis, according to the valuation techniques the Company used to determine their fair market value.

	Quoted Prices in Active Markets (Level 1)	Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value
August 31, 2009
Investments	$2,780	$170	$—	$2,950
Restricted Investments	305	—	—	305
Total assets at fair value	$3,085	$170	$—	$3,255
May 31, 2009
Investments	$4,299	$231	$—	$4,530
Total assets at fair value	$4,299	$231	$—	$4,530

8.  SEGMENT REPORTING

Operating segments are defined as business areas or lines of an enterprise about which financial information is available and evaluated on a regular basis by the chief operating decision makers, or decision-making groups, in deciding how to allocate capital and other resources to such lines of business.

The Company operates in two operating and reportable segments: National American University (NAU) and other. These operating segments are divisions of the Company for which separate financial information is available and evaluated regularly by executive management in deciding how to allocate resources and in assessing performance.

General administrative costs of the Company are allocated to specific divisions of the Company.  The majority of the Company’s revenue is from the NAU division, which provides undergraduate and graduate education programs. NAU derives its revenue primarily from student tuition. The other division operates multiple apartment and condominium complexes and derives its revenues primarily from condominium sales and rental income (in thousands).

Three Months Ended August 31, 2009	NAU	Other	Consolidated Dlorah, Inc.
Revenue:
Academic revenue	$15,873	$0	$15,873
Auxiliary revenue	1,140	0	1,140
Rental income – apartments	0	251	251
Total revenue	17,013	251	17,264
Operating expenses:
Educational services and facilities	3,407	0	3,407
Selling, general and administrative	10,796	383	11,179
Auxiliary expense	426	0	426
Total operating expenses	14,629	383	15,012
Income (loss) from operations	2,384	(132)	2,252
Other income (expense):
Interest income	86	0	86
Interest expense	(33)	(124)	(157)
Other income – net	0	24	24
Total other expense	53	(100)	(47)
Income (loss)	$2,437	$(232)	$2,205
Total assets	$19,674	$11,005	$30,679
Expenditures for long-lived assets	$(376)	$(1)	$(377)
Depreciation and amortization	$424	$123	$547

8.  SEGMENT REPORTING  – (continued)

Three Months Ended August 31, 2008	NAU	Other	Consolidated Dlorah, Inc.
Revenue:
Academic revenue	$10,782	$0	$10,782
Auxiliary revenue	886	0	886
Rental income – apartments	0	238	238
Condominium sales	0	211	211
Total revenue	11,668	449	12,117
Operating expenses:
Educational services and facilities	2,728	0	2,728
Selling, general and administrative	8,998	390	9,388
Auxiliary expense	358	0	358
Cost of condominium sales	0	176	176
Total operating expenses	12,084	566	12,650
(Loss) income from operations	(416)	(117)	(533)
Other income (expense):
Interest income	76	0	76
Interest expense	(124)	(109)	(233)
Gain on disposition of property and equipment	5	113	118
Other income – net	4	22	26
Total other expense	(39)	26	(13)
Loss	$(455)	$(91)	$(546)
Expenditures for long-lived assets	$(81)	$(14)	$(95)
Depreciation and amortization	$476	$87	$563

SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined balance sheet combines Camden’s historical balance sheet and that of Dlorah as of August 31, 2009, giving effect to the transactions described in the Merger Agreement as if they had occurred on August 31, 2009.  The following unaudited pro forma condensed combined statements of operations combine Camden’s historical statements of operations for the three months ended August 31, 2009 and for the year ended May 31, 2009 with those of Dlorah for the three months ended August 31, 2009 and for the year ended May 31, 2009, giving effect to the Transaction as if it had occurred on June 1, 2008.

The Transaction is considered a “reverse merger” and recapitalization since the stockholders of Dlorah will own at least 74.4% of the outstanding shares of Common Stock on a fully diluted and as-converted basis immediately following the completion of the Transaction, and will have its current officers assuming all corporate offices of the continuing entity, including chief executive officer, chief operating officer and all other day-to-day operating positions.  Accordingly, Dlorah will be deemed to be the accounting acquirer in the Transaction and, consequently the Transaction is treated as a recapitalization of Dlorah.  The assets and liabilities and the historical operations that will be reflected in the Camden financial statements after consummation of the Transaction will be those of Dlorah and will be recorded at the historical cost basis of Dlorah.  Camden’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Dlorah upon consummation of the Transaction.

The pro forma adjustments give effect to events that are directly attributable to the transactions discussed below that have a continuing impact on the operations of Camden and are based on available data and certain assumptions that management believes are factually supportable.

The unaudited pro forma condensed financial statements described above should be read in conjunction with Camden’s historical financial statements and those of Dlorah and the related notes thereto.  The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or of the continuing entity’s future financial position or operating results.

Consummation of the Transaction is conditioned upon, among other things, the Camden stockholders adopting and approving the Merger Proposal.  If Camden stockholders owning 30% or more of the IPO Shares vote against the Merger Proposal and exercise their right to convert their shares into a pro rata portion of the funds held in the trust account, then the Transaction cannot be consummated.  Consequently, up to 1,987,889 shares of Common Stock, representing one share less than 30% of the IPO Shares, may be converted in this manner without negating the Transaction.  This would represent an aggregate maximum conversion of approximately $15.7 million as of August 31, 2009 to cash.

The following unaudited pro forma financial statements have been prepared using two different assumptions with respect to the number of outstanding shares of Common Stock immediately following the Transaction, as follows:

•	assuming no conversions — this presentation assumes that no stockholders of Camden seek to convert their shares into a pro rata share of the trust account; and

•	assuming maximum conversions — this presentation assumes stockholders of Camden owning 29.99% of the IPO Shares seek conversion

In the case of both assumptions, the data is based on approximately 8.2 million shares of Common Stock currently outstanding, the issuance to Dlorah of 100,000 shares of Series A Stock, 2,800,000 common stock purchase warrants and 250,000 shares of restricted Common Stock, which shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period, and the exchange of Camden Learning’s 2,800,000 founder warrants for 575,000 shares of restricted Common Stock, which shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period.  Detailed information as to the weighted average shares are provided in Note 3 to the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheet

Camden Learning Corporation and Dlorah, Inc.
Selected Unaudited Pro Forma
 Financial Information as of August 31, 2009
(In Thousands)

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS

Current Assets:
Cash and cash equivalents	177	4,724	52,488	(a)	50,204	(15,744	)(c)	34,397
			(3,500	)(b)		(63	)(e)
			(3,313	)(i)
			775	(j)
			(1,147	)(k)
Investments	—	2,950	—		2,950	—		2,950
Student receivables – net of allowance	—	1,723	—		1,723	—		1,723
Institutional receivables	—	286	—		286	—		286
Student notes receivable – current portion	—	30	—		30	—		30
Bookstore inventory	—	678	—		678	—		678
Deferred Income taxes	—	1,156	—		1,156	—		1,156
Income tax receivable	129	—	—		129	—		129
Prepaid assets	37	1,296	—		1,333	—		1,333
Total current assets	343	12,843	45,303		58,489	(15,807)		42,682
Property and equipment – net of accumulated depreciation	—	12,260	—		12,260	—		12,260
Other assets:
Cash held in trust	52,488	—	(52,488	)(a)	—	—		—
Deferred income taxes	378	—	—		378	—		378
Student notes receivables – net of current portion	—	102	—		102	—		102
Land held for future development	—	312	—		312	—		312
Condominium inventory	—	3,802	—		3,802	—		3,802
Course development – net of accumulated amortization	—	772	—		772	—		772
Restricted investment	—	305	—		305	—		305
Other	—	283	—		283	—		283
	52,866	5,576	(52,488)		5,954	—		5,954
Total Assets	53,209	30,679	(7,185)		76,703	(15,807)		60,896

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Long term debt – current portion	—	1,951	—		1,951	—		1,951
Lines of credit	—	3,305	—		3,305	—		3,305
Accounts payable	865	3,944	—		4,809	—		4,809
Student accounts payable	—	266	—		266	—		266
Deferred interest	63	—	(63	)(e)	—	—		—
Deferred income	—	373	—		373	—		373
Income tax payable	—	868	—		868	—		868
Accrued and other liabilities	—	5,418	—		5,418	—		5,418
Total current liabilities	928	16,125	(63)		16,990	—		16,990
Long term debt – net of current portion	—	6,087	(1,147	)(k)	4,940	—		4,940
Deferred income taxes	—	1,503	—		1,503	—		1,503
Other long-term liabilities	—	835	—		835	—		835
Deferred underwriting compensation	1,590	—	(1,590	)(b)	0	—		0
Common stock, subject to possible redemption	15,744	—	(15,744	)(c)	0	—		0
Stockholders' equity:
Series A	—	—	100	(d)	100	—		100
Common Stock	1	281	(281	)(d)	1	—		1
Additional paid-in capital	35,889	104	15,744	(c)	45,815	(15,744	)(c)	30,008
			(699	)(d)		(63	)(e)
			(3,313	)(i)
			(1,910	)(b)
Retained earnings	(943)	8,510	63	(e)	8,510	—		8,510
			880	(d)
Accumulated other comprehensive income	—	96	—		96	—		96
	34,947	8,991	10,584		54,522	(15,807)		38,715
Less treasury stock at cost	—	(1,869)	—		(1,869)	—		(1,869)
Total Dlorah, Inc. stockholders' equity	34,947	7,122	10,584		52,653	(15,807)		36,846
Non-controlling interest	—	(993)	775	(j)	(218)	—		(218)
Total equity	34,947	6,129	11,359		52,435	(15,807)		36,628
Total liabilities and stockholders' equity	53,209	30,679	(7,185)		76,703	(15,807)		60,896

Statement of Operations
Camden Learning Corporation and Dlorah, Inc.
Selected Unaudited Pro Forma
 Financial Information for the Year Ended May 31, 2009
(In Thousands)

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue:

Academic revenue	—	56,874	—		56,874	—		56,874
Auxiliary revenue	—	4,036	—		4,036	—		4,036
Rental income – apartments	—	890	—		890	—		890
Condominium sales	—	784	—		784	—		784
Total revenue	—	62,584	—		62,584	—		62,584
Operating expenses:
Cost of educational services	—	12,816	—		12,816	—		12,816
Selling, general, and administrative	907	42,208	(396	) (f)	42,719	—		42,719
Auxiliary expense	—	1,595	—		1,595	—		1,595
Cost of condominium sales	—	558	—		558	—		558
Loss on disposition of property and equipment	—	3	—		3	—		3
Total operating expenses	907	57,180	(396)		57,691	—		57,691
Income (loss) from operations	(907)	5,404	396		4,893	—		4,893
Other income (expense):
Interest income	378	242	(38	) (c)	582	(112	) (e)	470
Interest expense	—	(834)	—		(834)	—		(834)
Other income – net	—	93	—		93	—		93
Total other income (expense)	378	(499)	(38)		(159)	(112)		(271)
Income (loss) before income taxes	(529)	4,905	358		4,734	(112)		4,622
Income tax benefit (provision)	114	(1,797)	(131	) (g)	(1,814)	24	(g)	(1,790)
Income (loss)	(415)	3,108	227		2,920	(88)		2,832
Net income (loss) attributable to non-controlling interest	—	13			13	—		13
Net income (loss) attributable to Camden and Dlorah, Inc.	(415)	3,121	227		2,933	(88)		2,845
Dividends paid on Series A shares	—	—	6,921	(h)	6,921			6,921
Dividends paid on Common shares	—	—	901	(h)	901	—		901
Undistributed earnings/(loss) (UEL)	(415)	3,121	(7,595)		(4,889)	(88)		(4,977)
UEL allocable to Class A shares	—	—	—		(3,217)	—		(3,275)
UEL allocable to Common shares	—	—	—		(1,672)	—		(1,702)
Weighted average common shares outstanding
Basic	8,188,800				8,188,800			6,200,911
Diluted	8,188,800				24,662,775			22,674,836
Weighted average Class A shares outstanding
Basic					100,000			100,000
Diluted					15,730,000			15,730,000
Earnings (loss) per Class A share – Basic					69.21			$69.21
Distributed Earnings					(32.17)			(32.75)
Undistributed Earnings (loss)					$37.04			$36.46
Earnings (loss) per Common share – Basic					$0.11			$0.11
Distributed Earnings					(0.20)			(0.21)
Undistributed Earnings (loss)					$(0.09)			$(0.10)
Earnings (loss) per Class A share – Diluted					$0.12			$0.12

Statement of Operations
 Camden Learning Corporation and Dlorah, Inc.
Selected Unaudited Pro Forma
 Financial Information for the Three Months Ended August 31, 2009
(In Thousands)

			No Holders Exercise Their Conversion Rights			Holders Exercise Their Conversion Rights as to 1,987,889 Shares
	Camden	Dlorah	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Revenue:

Academic revenue	—	15,873	—		15,873	—	15,873
Auxiliary revenue	—	1,140	—		1,140	—	1,140
Rental income – apartments	—	251	—		251	—	251
Condominium sales	—	—	—		—	—	—
Total revenue	—	17,264	—		17,264	—	17,264
Operating expenses:
Cost of educational services	—	3,407	—		3,407	—	3,407
Selling, general, and administrative	831	11,179	(99	)(f)	11,911	—	11,911
Auxiliary expense	—	426	—		426	—	426
Cost of condominium sales	—	—	—		—	—	—
Loss on disposition of property and equipment	—	—	—		—	—	—
Total operating expenses	831	15,012	(99)		15,744	—	15,744
Income (loss) from operations	(831)	2,252	99		1,520	—	1,520
Other income (expense):
Interest income	4	86	—		90	—	90
Interest expense	—	(157)	—		(157)	—	(157)
Other income – net	—	24	—		24	—	24
Total other income (expense)	4	(47)	—		(43)	—	(43)
Income (loss) before income taxes	(827)	2,205	99		1,477	—	1,477
Income tax benefit (provision)	1	(955)	(43	)(g)	(997)	—	(997)
Income (loss)	(826)	1,250	56		480	—	480
Net income (loss) attributable to non-controlling interest	—	9	—		9	—	9
Net income (loss) attributable to Camden and Dlorah, Inc.	(826)	1,259	56		489	—	489
Other comprehensive income – Unrealized (losses) gains on investments	—	(13)	—		(13)	—	(13)
Comprehensive income (loss) attributable to Camden and Dlorah, Inc.	(826)	1,246	56		476	—	476
Dividends paid on Series A shares	—	—	1,730	(h)	1,730		1,730
Dividends paid on Common shares	—	—	225	(h)	225	—	225
Undistributed earnings (UE)	(826)	1,246	(1,899)		(1,479)	—	(1,479)
UE allocable to Class A shares	—	—	—		(973)	—	(973)
UE allocable to Common shares	—	—	—		(506)	—	(506)
Weighted average common shares outstanding
Basic	8,188,800				8,188,800		6,200,911
Diluted	8,188,800				24,741,907		22,754,018
Weighted average Class A shares outstanding
Basic					100,000		100,000
Diluted					15,730,000		15,730,000
Earnings (loss) per Class A share – Basic
Distributed Earnings					$17.30		$17.30
Undistributed Earnings (loss)					(9.73)		(9.73)
					$7.57		$7.57
Earnings (loss) per Common share – Basic
Distributed Earnings					$0.03		$0.03
Undistributed Earnings (loss)					(0.06)		(0.06)
					$(0.03)		$(0.03)
Earnings (loss) per Class A share – Diluted					$0.02		$0.02

NOTES TO UNAUDITED PRO FORMA CONDENSED
 COMBINED FINANCIAL STATEMENTS

1.           Description of Transaction and Basis of Presentation

On August 7, 2009, the Company entered into an Agreement and Plan of Merger pursuant to which Dlorah stockholders have agreed to contribute all of the outstanding capital stock of Dlorah to Camden in exchange for shares of a newly created class of stock, warrants and restricted shares of currently authorized common stock of Camden.  The merger agreement was amended and restated in its entirety on August 11, 2009 and further amended on October 26, 2009.  If stockholders of the Company approve transactions contemplated by the Merger Agreement, Dlorah stockholders will exchange their stock for shares of a newly created class of stock, warrants and restricted common stock, through a Camden subsidiary, which was newly created in order to facilitate the transactions contemplated thereby, in a series of steps outlined below:

•	Camden will create a merger subsidiary and will merge such subsidiary with and into Dlorah, with Dlorah surviving; and

•	Dlorah will, as a result, become wholly-owned by Camden.

In exchange for their capital stock, Dlorah’s stockholders will receive consideration from Camden of not less than seventy four and four-tenths percent (74.4%) of the issued and outstanding capital stock of Camden, on an as-converted and fully diluted basis consisting of:

•
100,000 shares of a class of stock to be created immediately prior to the closing, which shares shall be convertible into not less than 15,730,000 shares of Camden common stock, par value $0.0001 per share;

•	2,800,000 newly issued common stock purchase warrants to purchase 2,800,000 shares of Common Stock at an exercise price of $5.50 per share;

•
250,000 shares of restricted Common Stock which shares shall not be freely tradable until such time as the Common Stock trades at or above $8.00 per share for any sixty (60) consecutive trading day period; provided that such shares of restricted Common Stock shall be forfeited on the fifth (5 th ) anniversary of the date of issuance if such restriction has not been satisfied;

The Class A Stock shall be entitled to a quarterly accruing dividend equal to $0.11 per common share equivalent per quarter (for a total of $0.44 per year) for the first two years following issuance and shall automatically convert into Common Stock at the end of such two year period.  When a dividend is paid on the Class A Stock, the holders of Common Stock will receive a dividend equal to one-fourth of the total of the dividend paid on the Class A Stock.  The restricted Common Stock has been excluded from earnings per share calculations until earned as they are contingently issuable.

The adoption of the Merger Agreement and transactions contemplated thereby by the Camden stockholders will require the affirmative vote of the majority of the shares of the Common Stock voted at the Special Meeting of Stockholders.  Additionally, the transaction will require a majority of Camden’s public warrant holders approving a proposal to amend the warrant agreement to permit Camden to redeem all of the outstanding warrants for $0.50 per warrant upon consummation of the Transaction.  However, Camden will not be able to complete the Transaction if the holders of 30% or more of the IPO Shares vote against the Merger Proposal and demand that Camden convert their shares into a pro rata portion of the trust account.  The unaudited pro forma condensed combined financial statements assume that 100% of the outstanding shares of Camden’s common stock on the Record Date vote affirmatively and there are no conversions.  A second presentation of the unaudited pro forma condensed combined financial statements assumes that 70.01% of the outstanding shares of Camden’s common stock on the Record Date vote affirmatively and there are 29.99% conversions.

2.           Pro Forma Adjustments

Descriptions of the adjustments included in the unaudited pro forma balance sheet and statement of operations are as follows:

(a)
Reflects the release of Camden’s cash held in trust (including the amount held in the trust account representing the deferred portion of the underwriters’ fee), inclusive of any interest earned on such pro rata share (net of taxes payable) and the transfer of the balance to cash and cash equivalents at the completion of the business combination.

(b)
Gives effect to the payment to the underwriters of Camden’s initial public offering of deferred underwriters’ fees of $1.75 million, of which $1.59 million was accrued as of August 31, 2009, and payment of a finder’s fee by Dlorah of $1.75 million upon completion of the transaction.  Excludes payment of anticipated transaction expenses of approximately $1.5 million since the amount of such expenses is an estimate and therefore is not yet factually supportable.

(c)
Reflects the adjustment of common stock subject to conversion as a result of the Transaction.  As shown in the balance sheet reflecting the scenario in which no holders exercise their conversion rights, this adjustment reflects the reclassification of the conversion value of the Camden common stock subject to conversion to additional paid-in capital related to the conversion shares.  As shown in the balance sheet reflecting the scenario in which holders exercise their conversion rights as to 1,987,889 shares, this adjustment reflects the cash payout of the conversion value to Camden’s common stockholders who vote against the Merger Proposal and properly exercise their conversion rights with respect to 29.99% of the Camden common stock sold in the initial public offering.

(d)	Reflects the issuance of 100,000 shares of Class A Stock in exchange for the shares of Dlorah and the elimination of the retained earnings of Camden.

(e)	Adjustment of interest income and deferred interest:

i.	No holders exercise their conversion rights — reclassification of deferred interest to retained earnings.

ii.
Holders exercise their conversion rights as to 1,987,889 shares — payment of $62,000 of interest to redeeming stockholders and reduction of interest income for the year ended May 31, 2009 earned on cash held in trust resulting from holders exercising their conversion of 29.99% of the Camden common stock sold in the initial public offering.

(f)	Adjustment to eliminate fees paid to advisory board members as their positions have been discontinued as a result of the merger.

(g)	Effective tax rate on pro forma adjustments.

(h)
Payment of the $0.44 dividend per year ($0.11 dividend per quarter) per converted share (15,730,000 shares) on the Class A Shares and payment of the $0.11 dividend per year ($0.0275 dividend per quarter) per share on the Common Stock.

(i)	Buy-out of 6,626,300 warrants issued in initial public offering at $0.50 per warrant.

(j)
Adjustment to eliminate non-controlling interest expense, resulting from Dlorah’s 50% interest in Fairway Hills III.  The other partners of Fairway Hills III, each of whom has a 10% interest, are five individuals, four of whom are Bob Buckingham and members of his family.  Dlorah has a positive capital account balance in Fairway Hills III, and the other five partners each has a negative capital account balance.  Prior to the closing of the Transaction, Mr. Buckingham and the partners who are members of his family will make a capital contribution to Fairway Hills III sufficient to satisfy their negative capital account balances.  The partner that is not related to Mr. Buckingham will not likely make a capital contribution at that time, and his capital account will likely remain in a deficit until Fairway Hills III is able to allocate sufficient income to him to satisfy the negative balance.

(k)
Payment of certain obligations to related parties as indicated in the Merger Agreement.  Specifically, Dlorah owes certain obligations to seventeen members of the Buckingham family.  The amounts owed range from a high of approximately $356,565 to a low of approximately $300.  Collectively, these obligations total approximately $1,147,907.  These obligations will be satisfied by the Company by payment to each of the family members the day immediately preceding closing of the Transaction.

3.	Weighted Average Shares

Weighted average shares for each of the periods in Unaudited Pro Forma Condensed Combined Statement of Operations have been prepared using the following assumptions:

—           No holders exercise their conversion rights as to 1,987,889 shares

—           Holders exercise their conversion rights as to 1,987,889 shares

	For the Year Ended May 31, 2009
	No Holders Exercise Their Conversion Rights	Holders Exercise Their Conversion Rights as to 1,987,889 shares
Camden weighted average shares outstanding at May 31, 2009 before merger transaction	8,188,800	8,188,800
Weighted average shares subject to redemption	—	1,987,889
Weighted average shares, assuming a June 1 2008 merger transaction date	8,188,800	6,200,911
Net dilution of warrants and restricted stock, Utilizing the treasury stock method	743,925	743,925
Conversion of Series A Shares to Common Shares	15,730,000	15,730,000
Weighted average diluted shares, assuming June 1, 2008 merger transaction date	24,662,725	22,674,836

	For the Three Months Ended August 31, 2009
	No Holders Exercise Their Conversion Rights	Holders Exercise Their Conversion Rights as to 1,987,889 shares
Camden weighted average shares outstanding at August 31, 2009 before merger transaction	8,188,800	8,188,800
Weighted average shares subject to redemption	—	1,987,889
Weighted average shares, assuming a June 1 2008 merger transaction date	8,188,800	6,200,911
Net dilution of warrants and restricted stock, Utilizing the treasury stock method	823,107	823,107
Conversion of Series A Shares to Common Shares	15,730,000	15,730,000
Weighted average diluted shares, assuming June 1, 2009 merger transaction date	24,741,907	22,754,018

4.           Recent Accounting Pronouncements

In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary.  SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.  SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008.  SFAS 160 was adopted for our fiscal year beginning June 1, 2009.  The adoption of SFAS 160 did not have a material impact on our financial statements.

EXHIBIT INDEX

Exhibit No.	Description

Exhibit No.	Description

1.1
Underwriting Agreement, dated November 29, 2007, by and between Camden Learning Corporation and Morgan Joseph & Co., Inc. (previously filed with the SEC on the registrant’s Current Report on Form 8-K on December 5, 2007)

1.2	Amendment No. 1 to the Underwriting Agreement, dated October 26, 2009, by and between Camden Learning Corporation and Morgan Joseph & Co., Inc.

2.1
Agreement and Plan of Reorganization, dated August 7, 2009, by and among Camden Learning Corporation, Dlorah Subsidiary, Inc. and Dlorah, Inc. (previously filed with the SEC on the registrant’s Current Report on Form 8-K on August 11, 2009 as Exhibit 2.1)

2.2
Amended and Restated Agreement and Plan of Reorganization, dated August 11, 2009, by and among Camden Learning Corporation, Dlorah Subsidiary, Inc. and Dlorah, Inc. (previously filed with the SEC on the registrant’s Current Report on Form 8-K on August 11, 2009 as Exhibit 2.2)

2.3
Amendment No. 1 to the Amended and Restated Agreement and Plan of Reorganization, dated October 26, 2009, by and among Camden Learning Corporation, Dlorah Subsidiary, Inc., and Dlorah, Inc.  (previously filed with the SEC on the registrant’s Current Report on Form 8-K on October 27, 2009 as Exhibit 10.1)

3.1	Second Amended and Restated Certificate of Incorporation

3.2	Amended and Restated Bylaws

4.1	Specimen Common Stock Certificate

4.2	Common Stock Purchase Warrant issued by Camden Learning Corporation to H. & E. Buckingham Limited Partnership on November 23, 2009 in the amount of 2,166,360 warrant shares

4.3	Common Stock Purchase Warrant issued by Camden Learning Corporation to Robert D. Buckingham Living Trust on November 23, 2009 in the amount of 633,640 warrant shares

10.1
Warrant Agreement, dated November 29, 2007, between Camden Learning Corporation and Continental Stock Transfer & Trust Company (form previously filed with the SEC on the registrant’s Registration Statement on Form S-1/A on November 27, 2007 as Exhibit 4.4)

10.2	Amendment No. 1 to the Warrant Agreement, dated November 23, 2009, between Camden Learning Corporation and Continental Stock Transfer & Trust Company

10.3
Securities Escrow Agreement, dated November 29, 2007, among Camden Learning Corporation, Continental Stock Transfer & Trust Company and certain of the founding stockholders of Camden Learning Corporation  (previously filed with the SEC on the registrant’s Current Report on Form 8-K on December 5, 2007, as Exhibit 10.3)

10.4
Amendment No. 1 to the Securities Escrow Agreement, dated as of November 23, 2009, by and among Camden Learning Corporation, Continental Stock Transfer & Trust Company and certain of the founding stockholders of Camden Learning Corporation

10.5	Lock Up Agreement, effective as of November 23, 2009, by and between H. & E. Buckingham Limited Partnership and Camden Learning Corporation

10.6	Lock Up Agreement, effective as of November 23, 2009, by and between Robert D. Buckingham Living Trust and Camden Learning Corporation

10.7	Registration Rights Agreement, dated as of November 23, 2009, by and among Camden Learning Corporation and each of H. & E. Buckingham Limited Partnership and Robert D. Buckingham Living Trust

10.8
Registration Rights Agreement, dated as of November 29, 2007, by and among Camden Learning Corporation and certain of the founding stockholders of Camden Learning Corporation (previously filed with the SEC on the registrant’s Current Report on Form 8-K on December 5, 2007, as Exhibit 10.4)

10.9	Restricted Stock Agreement, effective as of November 23, 2009, between Camden Learning Corporation and H. & E. Buckingham Limited Partnership

10.10	Restricted Stock Agreement, effective as of November 23, 2009, between Camden Learning Corporation and Robert D. Buckingham Living Trust

10.11	Restricted Stock Agreement, effective as of November 23, 2009, between Camden Learning Corporation and Camden Learning, LLC

10.12	National American University Holdings, Inc. 2009 Stock Option and Compensation Plan

10.13	Employment Agreement between Dlorah, Inc. and Jerry L. Gallentine, amended and restated September 9, 2003, and further amended by the First Amendment to Employment Agreement, dated November 18, 2009

10.14	Employment Agreement between Dlorah, Inc. and Robert D. Buckingham, dated January 3, 1995, as amended by the Employment Agreement Amendment, dated November 18, 2009

10.15	Employment Agreement between Dlorah, Inc. and Ronald Shape, dated November 18, 2009

10.16	Stock Purchase Agreement, dated November 13, 2009, between Camden Learning Corporation and Bulldog Investors

10.17	Stock Purchase Agreement, dated November 19, 2009, between Camden Learning Corporation and Credit Suisse Securities

10.18	Form of Joinder to Registration Rights Agreement

16.1	Letter from McGladrey & Pullen, LLC